SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )

______________________

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

NSTS Bancorp, Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐	Fee paid previously with preliminary materials.

☒	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

NSTS BANCORP, INC.

Merger Proposal – Your Vote Is Very Important

___________, 2026

Dear Stockholder:

You are cordially invited to attend the special meeting of the stockholders of NSTS Bancorp, Inc., a Delaware corporation and registered savings and loan holding company under the Home Owners’ Loan Act of 1933, as amended (the “Company”). The meeting will be held on ___________, 2026 at _____ p.m., local time, at the home office of North Shore Trust and Savings, a federal savings association and wholly owned subsidiary of the Company (the “Bank”), 700 S. Lewis Avenue, Waukegan, Illinois 60085.

On May 12, 2026, Brookfield Bancshares, Inc., a Delaware company and registered bank holding company under the Bank Holding Company Act of 1956, as amended (“Parent”), BRKD Merger Sub Inc., a newly formed Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which (1)  Merger Sub will merge with and into the Company with the Company as the surviving corporation, (2) the Company will be merged with and into Parent, with Parent as the surviving corporation (collectively, the “Merger”), and (3) the Bank will become a wholly owned subsidiary of Parent. If the Merger is completed, upon closing of the Merger, your shares of Company common stock will be converted into the right to receive approximately $14.28 in cash for each share, subject to a possible downward adjustment as provided in the Merger Agreement (the “Per Share Consideration”). Upon completion of the Merger, and following payment of the aforementioned Per Share Consideration, you will no longer own any stock of or have any other interest in the Company.

At the special meeting, you will be asked to vote upon proposals to (1) approve the Merger Agreement and the Merger; and (2) approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the Merger Agreement and the Merger. The notice of the special meeting and the proxy statement appearing on the following pages describe the Merger Agreement, the Merger and the other formal business to be transacted at the meeting and includes, as Annex A, a copy of the Merger Agreement. We urge you to read the enclosed materials carefully for a complete description of the Merger. Our directors and officers will be present at the special meeting to respond to appropriate questions from stockholders.

The completion of the Merger is subject to certain conditions, including (1) the approval of the Merger Agreement and Merger by the affirmative vote of the holders of at least a majority of the outstanding shares of the Company common stock entitled to vote at the special meeting, and (2) the approval of the Merger from various bank regulatory authorities. We urge you to read the attached proxy statement carefully. It describes the Merger Agreement in detail and includes a copy of the Merger Agreement as Annex A.

Our board of directors has unanimously approved the Merger Agreement and unanimously recommends that you vote “FOR” approval of the Merger Agreement and the Merger, and “FOR” the proposal to adjourn the special meeting and, if necessary or appropriate, to solicit additional proxies in favor of the Merger Agreement and the Merger.

The receipt of cash in exchange for your Company common stock in the Merger generally will be a taxable transaction for U.S. federal income tax purposes. We urge you to consult your own tax advisor for a full understanding of the Merger’s tax consequences that are particular to you.

Your Vote Is Very Important!

Whether or not you plan to attend the special meeting, please complete, date and sign the enclosed proxy card and return it promptly in the postage-paid envelope provided or vote via telephone or the Internet. If you hold your stock in “street name” through a bank, broker or other nominee, please direct your bank, broker or other nominee to vote in accordance with the instructions you have received from your bank, broker or other nominee. Failing to vote, abstentions and broker non-votes will have the same effect as voting “AGAINST” the Merger Agreement and the Merger.

If you have any questions concerning the Merger Agreement or the Merger or need assistance in voting, please contact the Company’s proxy solicitor, Laurel Hill Advisory Group, LLC. Banks and brokers can call (516) 933-3100, and all others can call, toll-free, (888) 742-1305.

On behalf of the board of directors, I thank you for your prompt attention to this important matter.

Sincerely, Stephen G. Lear Chairman, President and Chief Executive Officer

This proxy statement and the enclosed proxy card are being first mailed to stockholders of record on or about ___________, 2026.

NSTS Bancorp, Inc.
700 S. Lewis Avenue
Waukegan, Illinois 60085
(847) 336-4430

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

DATE AND TIME	_________, ______________, 2026 at ____ p.m. local time.

PLACE	The home office of North Shore Trust and Savings (the “Bank”), a wholly owned subsidiary of NSTS Bancorp, Inc. (the “Company”), at 700 S. Lewis Avenue, Waukegan, Illinois 60085.

ITEMS OF BUSINESS

(1) The approval of the Agreement and Plan of Merger, dated as of May 12, 2026 (the “Merger Agreement”), by and among Brookfield Bancshares, Inc. (“Parent”), BRKD Merger Sub, Inc. (“Merger Sub”) and the Company, pursuant to which (i) Merger Sub will merge with and into the Company with the Company as the surviving corporation and a wholly owned subsidiary of Parent, (ii) the Company will be merged with and into Parent, with Parent as the surviving corporation (collectively, the “Merger”), and (iii) the Bank will become a wholly owned subsidiary of Parent; and

(2) A proposal to approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the Merger Agreement and the Merger.

RECORD DATE	To vote, you must have been a stockholder at the close of business on ___________, 2026.

PROXY VOTING

It is important that your shares be represented and voted at the special meeting.  We cannot complete the Merger unless stockholders of the Company holding a majority of the outstanding shares of the Company common stock entitled to vote at the special meeting approve the Merger Agreement and the Merger. You can vote your shares via the Internet, by telephone or by completing and returning the proxy card sent to you. Voting instructions are printed on your proxy card.  Failure to vote will have the same effect as voting “AGAINST” the Merger Agreement and the Merger.

The enclosed document provides a detailed description of the Merger, the Merger Agreement and related matters. We urge you to carefully read the document, and its appendices in their entirety. If you have any questions concerning the Merger, the Merger Agreement or the proxy statement, would like additional copies of the proxy statement or need help voting your shares of Company common stock, please contact the Company’s proxy solicitor:

Laurel Hill Advisory Group, LLC
2 Robbins Lane, Suite 201
Jericho, New York 11753

Monday through Friday from 9:00 a.m. to 5:00 p.m., Central time
Banks and brokers can call (516) 933-3100, and all others can call, toll-free, (888)742-1305.

The board of directors of the Company unanimously recommends that you vote “FOR” the approval of the Merger Agreement and Merger and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the Merger Agreement and the Merger.

Whether or not you plan to attend the special meeting, please vote via the Internet, by telephone or by marking, signing, dating and promptly returning the enclosed proxy card in the enclosed envelope.

By Order of the Board of Directors Christine E. Stickler Corporate Secretary

_______________, 2026

i

SUMMARY

This summary highlights selected information regarding the Merger from this proxy statement and does not contain all the information that is important to you. For a more complete description of the terms of the proposed Merger, we urge you to carefully read the entire document and the other documents to which we refer, including the Merger Agreement, attached as Annex A.

THE COMPANIES

NSTS Bancorp, Inc. North Shore Trust and Savings 700 S. Lewis Ave. Waukegan, Illinois 60085 (847) 336-4430

NSTS Bancorp, Inc. (Nasdaq: NSTS) (the “Company”) is a Delaware corporation and registered savings and loan holding company under the Home Owners’ Loan Act of 1933, as amended (the “HOLA”), and is the parent company of North Shore Trust and Savings, a federal savings association (the “Bank”). The Company and the Bank are sometimes collectively referred to as “the Company” herein. As of June 30, 2026, on a consolidated basis, the Company had total assets of $269.9 million, total loans of $126.5 million, total deposits of $184.1 million and total stockholders’ equity of $80.1 million.

The Bank is a federal savings association that has served the banking needs of its customers since 1921. It operates from three full-service banking offices located in Waukegan and Lindenhurst, Illinois.

Brookfield Bancshares, Inc. First National Bank of Brookfield BRKD Merger Sub, Inc. 9136 Washington Ave. Brookfield, Illinois 60513 (708) 485-2770

Brookfield Bancshares, Inc. (“Parent”) is a Delaware corporation and registered bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHCA”).

Parent is the holding company for First National Bank of Brookfield (“Brookfield”), which is a national banking association originally founded in 1962 and with its office in Brookfield, Illinois. Parent is also the sole stockholder of BRKD Merger Sub, Inc., a Delaware corporation established for the sole purpose of facilitating the Merger (“Merger Sub”). As of June 30, 2026, on a consolidated basis, Parent had total assets of $420.2 million, total loans of $389.9 million, total deposits of $334.6 million and total stockholders’ equity of $50.2 million.

THE SPECIAL MEETING

Place, Date and Time	The special meeting of our stockholders will be held at the home office of the Bank, 700 S. Lewis Avenue, Waukegan, Illinois 60085 on ______, _________2026 at ____ p.m., local time.

Purpose of the Meeting

At the special meeting, our stockholders will be asked to approve and adopt the Agreement and Plan of Merger, among Parent, Merger Sub and the Company, dated as of May 12, 2026 (the “Merger Agreement”) pursuant to which, among other things, Merger Sub will merge with and into the Company, with the Company as the surviving corporation and then the Company will merge with and into Parent with Parent as the surviving corporation; and the Bank will become a wholly owned subsidiary of Parent (collectively, the “Merger”), as well as the other proposals set forth in the enclosed notice of special meeting.

Who Can Vote at the Meeting

You can vote at the special meeting if you owned our common stock at the close of business on ___________, 2026. You will be able to cast one vote for each share of our common stock you owned on that date. As of ___________, 2026, there were 5,253,131 shares of our common stock outstanding.

What Vote Is Required for Approval of the
Merger Agreement

The approval of the Merger Agreement and the Merger requires the affirmative vote of the holders of at least a majority of the outstanding shares of Company common stock entitled to vote at the special meeting. You can vote your shares by attending the special meeting and voting in person, via the Internet, by telephone or by completing and mailing the enclosed proxy card.

Shares Held by Directors and Officers;
Voting Agreements

As of the record date for the special meeting, the directors and executive officers of the Company owned, in the aggregate, shares of Company common stock having the power to cast approximately 5.2% of the total votes eligible to be cast at the special meeting.

Each of our directors and executive officers has entered into a voting agreement, a form of which is attached to this proxy statement as Annex B, requiring each to vote all of the shares of Company common stock each owns in favor of the proposal to approve the Merger Agreement. Accordingly, shares of Company stock having the power to cast approximately 5.2% of the total votes eligible to be cast at the special meeting are subject to the voting agreements.

THE MERGER

Overview of the Transaction	We propose a business combination in which (1) Merger Sub will merge with and into the Company with the Company as the surviving corporation, (2) the Company will be merged with and into Parent, with Parent as the surviving corporation, and (3) the Bank will become a wholly owned subsidiary of Parent.

Each Share of Company Common Stock Will Be
Exchanged for Per Share Consideration

As a Company stockholder, upon the closing of the Merger, each of your shares of our common stock will automatically be converted into the right to receive an amount in cash equal to the quotient of (A) $73.662 million (the “Merger Consideration”) minus the aggregate of all stock option payments to be made to option holders, divided by (B) the number of shares of Company common stock issued and outstanding as of the effective time (which for the sake of clarity shall exclude the number of shares of Company common stock underlying the Company stock options), rounded down to the nearest cent.  This is currently expected to result in approximately $14.28 per share of the Merger Consideration (the “Per Share Consideration”). In addition, for each option outstanding, an option payment will be made that is equal to the product of: (i) the total number of shares of Company common stock underlying such Company stock option, multiplied by (ii) the excess, if any, of (1) the Per Share Consideration, over (2) the per share exercise price for such Company stock option, less applicable withholding taxes.

The Merger Consideration is subject to possible downward adjustment, on a dollar-for-dollar basis, if the total Transaction Expenses, as described herein, exceed $4.5 million.  “Transaction Expenses” are expenses, fees or costs of the Company or the Bank incurred in connection with the Merger, including the following: (a) professional advisors; (b) any amounts paid or payable to any director, officer or employee of the Company under any contract, severance arrangement, stay bonus or retention agreement or benefit plan and payroll costs and expenses (including payroll costs and expenses in connection with the accelerated vesting and payouts related to the Company stock options and restricted stock); (c) the termination of any benefit plan; (d) the termination of the Company’s applicable agreements with its vendors; (e) the preparation, printing and mailing of this proxy statement; (f) any required environmental remediation of the Company’s real estate; (g) title commitments and title insurance policies; and (h) divestiture of the Oak Leaf Mortgage division of the Bank (“Mortgage Division Disposition”); provided, however, that expenses of up to $105,000 incurred in connection with the Mortgage Division Disposition will be excluded from the calculation of Transaction Expenses.  See The Merger  — Agreement — Structure of Merger.

How to Receive Cash in Exchange for Your
Company Stock

To receive the Merger Consideration in exchange for your shares of Company common stock, you will receive a letter of transmittal from Parent’s paying agent and provide any information requested by the paying agent. If your shares of Company common stock are held in “street” name, your broker, bank or nominee will process the exchange on your behalf.

Company Stock Price

Our common stock trades on the Nasdaq Capital Market under the symbol “NSTS.”  On May 12, 2026, which was the last trading day before we announced the Merger, our common stock closed at $12.65 per share. On _______________, 2026, which was the last practicable trading day before the printing of this proxy statement, our common stock closed at $_____ per share.

Tax Consequences of the Merger

The receipt of the Per Share Consideration in exchange for shares of Company common stock will generally be a taxable transaction for U.S. federal income tax purposes. In general, you will recognize any gain or loss equal to the difference between the amount of cash you receive in the Merger and the adjusted tax basis of your shares of Company common stock. See “Proposal 1: Approval of the Merger Agreement — The Merger — Material Federal Income Tax Consequences of the Merger.”

This tax treatment may not apply to all stockholders.  Determining the actual tax consequences of the Merger to you can be complicated. You should consult your own tax advisor for a full understanding of the Merger’s tax consequences that are particular to you.

The Company’s Board of Directors Recommends
That Stockholders Approve the Merger

Our board of directors believes that the Merger is fair and in our stockholders’ best interests, and unanimously recommends that you vote “FOR” the proposal to approve the Merger Agreement and the Merger. For a discussion of the circumstances surrounding the Merger and the factors considered by our board of directors in approving the Merger Agreement, see “Proposal 1:Approval of the Merger Agreement—The Merger—The Company’s Reasons for the Merger.”

The Opinion of the Company’s Financial Advisor
in Connection with the Merger

In connection with the Merger, the Company’s financial advisor, Olsen Palmer LLC (“Olsen Palmer”), delivered a written opinion, dated May 8, 2026, to the Company’s board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to the holders of Company common stock of the Per Share Consideration to be received by such stockholders in the Merger. The full text of the opinion, which describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Olsen Palmer in preparing the opinion, is attached as Annex C to this proxy statement. The opinion was for the information of, and was directed to, the Company’s board of directors (in its capacity as such) in connection with its consideration of the financial terms of the Merger.  The opinion did not address the underlying business decision of the Company to engage in the Merger or enter into the Merger Agreement or constitute a recommendation to the Company’s board of directors in connection with the Merger, and it does not constitute a recommendation to any holder of the Company’s common stock as to how to vote or act in connection with the Merger or any other matter.

Interests of Company’s Directors and Officers in
the Merger That Differ from Your Interests

Certain of our directors and officers have interests in the Merger that are different from, or are in addition to, their interests as stockholders in the Company. The members of our board of directors knew about these additional interests, and considered them, when they approved the Merger. These include payments made by the Company to certain executive officers pursuant to their employment or change in control agreements which will result in lump sum cash payments being made to such executive officers.

Regulatory Approval Needed to Complete
the Merger

We cannot complete the Merger unless the required regulatory approvals have been received. Parent filed an application with the Board of Governors of the Federal Reserve System (the “FRB”) on July 8, 2026, which remains pending, and an application with the Office of the Comptroller of the Currency (“OCC”) on July 30, 2026, which was approved on August 10, 2026. The Bank also filed an application with the OCC on August 13, 2026, which remains pending.

Dissenters’ or Appraisal Rights

Stockholders of the Company have dissenters’ or appraisal rights in connection with the Merger but only if they comply with Delaware law procedures summarized in the section entitled “The Merger — Appraisal Rights.”  The entirety of Section 262 of the Delaware General Corporation Law, as amended (the “DGCL”) is provided as Annex D to this proxy statement.  Upon completion of the Merger, any holder of Company common stock who has perfected their appraisal rights will have the right to a Court in Delaware to determine the value of each share of common stock and to be paid the appraisal value determined by the Court, which could be more or less than the Per Share Consideration.

THE MERGER AGREEMENT

A copy of the Merger Agreement is provided as Annex A to this proxy statement. Please read the entire Merger Agreement carefully. It is the legal document that governs the Merger.

Conditions to Completing the Merger	The completion of the Merger depends on a number of conditions being met. These conditions include, among other items:

	●	Parent’s and the Company’s respective representations and warranties must be true and correct, subject in certain instances to a materiality standard. Each party will receive a certificate, dated as of the closing date, signed on behalf of the other party by an appropriate executive officer to the foregoing effect.

	●	Parent and the Company must have performed, in all material respects, all obligations each is required to perform under the Merger Agreement at or prior to closing and an appropriate executive officer of the applicable party must have provided a written certificate to that effect.

	●	Receipt of the Company stockholders’ approval.

	●	Receipt of all regulatory approvals and any third-party consents necessary to complete the Merger.

	●	No injunctions or orders (or threatened injunctions or orders) prohibiting the Merger or imposing material limits on the parties’ abilities to complete the Merger.

	●	Since May 12, 2026, there has been no material adverse effect as defined in the Merger Agreement with respect to Parent.

	●	Since May 12, 2026, there has been no material adverse effect (as defined in the Merger Agreement) with respect to the Company.

	●	Parent’s delivery of the Merger Consideration to the exchange agent.

	●	The Company will have taken all action necessary to terminate the North Shore Trust and Savings Employee Stock Ownership Plan (the “ESOP”), and paid all termination fees, or accrued for same, if any, associated with the termination and repaid all outstanding ESOP loans.

	●	The Mortgage Division Disposition shall have occurred.

See “The Merger Agreement—Conditions to Completing the Merger” below for a discussion of all of the conditions to completing the Merger. We cannot be certain when or if the conditions to the Merger will be satisfied or waived, or that the Merger will be completed.

Regarding the required regulatory approvals, Parent filed an application with the FRB on July 8, 2026, which remains pending, and an application with the OCC on July 30, 2026, which was approved on August 10, 2026. The Bank also filed an application with the OCC on August 13, 2026, which remains pending.

Agreement Not to Solicit Other Proposals

Between the signing of the Merger Agreement and the completion of the Merger or the termination of the Merger Agreement, the Company and its officers, directors, employees and representatives must not engage in any discussions regarding or soliciting any further offers for a competing merger proposal, subject to the “fiduciary-out” provisions contained in the Merger Agreement relating to an unsolicited third-party acquisition proposal. The board of directors of the Company may consider such an acquisition proposal, but only after following specific procedures detailed in the Merger Agreement, including notifying Parent of its determination regarding the acquisition proposal and allowing the Parent to engage in good faith negotiations with the Company to determine if a transition may be completed.

Specifically, if the Company receives an unsolicited bona fide written acquisition proposal that the board of directors of the Company concludes in good faith (after receiving the advice of its outside counsel) constitutes or is reasonably likely to lead to a Superior Proposal (as defined in the Merger Agreement), the Company may (i) furnish information to the party making the acquisition proposal pursuant to a customary confidentiality agreement, (ii) participate in discussions or negotiations regarding such acquisition proposal; and (iii) terminate the Merger Agreement in order to enter into an agreement with respect to such acquisition proposal; provided that the Company may not terminate the Merger Agreement unless and until five (5) business days have elapsed following the delivery to Parent of a written notice of such determination by the board of directors of the Company, and, during such five (5) business day period, to the extent that Parent requests, the Company and Parent cooperate with one another with the intent of enabling the parties to engage in good faith negotiations so that the Merger may be completed and, at the end of such five (5) business day period, the Company continues in good faith to believe that a Superior Proposal continues to exist.

See “The Merger Agreement—Other Provisions of the Merger Agreement—Agreement Not to Solicit Other Proposals” below for a discussion of what constitutes an “acquisition proposal” and a “Superior Proposal.”
We May Amend the Terms of the Merger and
Waive Some Conditions	The Company and Parent may agree to amend the Merger Agreement, and each of us may waive our right to require the other party to adhere to the terms and conditions of the Merger Agreement.

Terminating the Merger Agreement

The Company and Parent may mutually agree at any time to terminate the Merger Agreement. In addition, either we or Parent may decide, without the consent of the other, to terminate the Merger Agreement:

	1.	if the other party has breached or failed to perform its obligations under the Merger Agreement, which breach or failure to perform would result in the failure of any of the closing conditions and such breach or failure has not or cannot be cured, or has not been waived in writing by the other party, on or before February 12, 2027,

	2.	if the closing has not occurred (other than through the failure of the terminating party to comply in all material respects with its obligations under the Merger Agreement) on or before February 12, 2027, or such later date as the parties may agree in writing; provided, that the party seeking to terminate the Merger Agreement has used its commercially reasonable efforts to consummate the Merger prior to such date.

Parent may also terminate the Merger Agreement if the Company breaches its obligations with respect to its agreement not to solicit other offers, and to hold a stockholder meeting to approve the Merger.

We may also terminate the Merger Agreement in order to pursue a Superior Proposal.

Termination Fee	Under certain circumstances described in the Merger Agreement if the Merger Agreement is terminated, we may be required to pay Parent a fee of $3,000,000.

See “Summary—The Merger Agreement—Termination Fees” and “The Merger Agreement—Other Provisions of the Merger Agreement—Agreement Not to Solicit Other Proposals” below for a discussion of situations requiring the Company’s payment of a termination fee to Parent.

QUESTIONS AND ANSWERS ABOUT THE MERGER

Why am I receiving this proxy statement?

You are receiving this proxy statement because the Company has entered into the Merger Agreement, pursuant to (i) Merger Sub will merge with and into the Company with the Company as the surviving corporation, (ii) the Company will be merged with and into Parent, with Parent as the surviving corporation, and (iii) the Bank will become a wholly owned subsidiary of Parent. A copy of the Merger Agreement is provided as Annex A to this proxy statement. In this proxy statement, we refer to the date on which the consummation of the transactions contemplated by the Merger Agreement will occur as the “closing date,” and the time at which the merger will occur as the “effective time.”

In order to complete the Merger, among other things, the Company’s stockholders must approve the Merger Agreement and the Merger. The Company is holding an in-person special meeting to obtain stockholder approval of Merger Agreement and the Merger (the “Merger Proposal”). The Company’s stockholders will also be asked to approve a proposal to adjourn the  special meeting, if necessary or appropriate, to solicit additional proxies in favor of the Merger Agreement and the Merger (the “Adjournment Proposal”).

What am I being asked to vote on and how does the board of directors recommend that I vote?

You are being asked to vote “FOR” the approval of the Merger Proposal, and “FOR” a proposal to approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the Merger Proposal . The Company’s board of directors has determined that the proposed Merger is in the best interests of the stockholders of the Company, has approved the Merger Agreement and unanimously recommends that stockholders vote “FOR” the approval of the Merger Proposal and “FOR” the Adjournment Proposal.

What is the vote required to approve the matters to be considered at the special meeting?

Approval of the Merger Agreement Proposal requires the affirmative vote of the holders of at least a majority of the outstanding shares of the Company’s common stock entitled to vote at the special meeting as of the close of business on ___________, 2026, the record date for the special meeting. Abstentions and broker non-votes will have the same effect as voting “AGAINST” the Merger Proposal.

Approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast at the special meeting. Abstentions and broker non-votes will not affect the outcome of such proposals.

What will I receive in the Merger?

As a Company stockholder, upon the closing of the Merger, each of your shares of our common stock will automatically be converted into the right to receive an amount in cash equal to the quotient of (A) $73.662 million (the “Merger Consideration”) minus the aggregate of all stock option payments to be made to option holders, divided by (B) the number of shares of Company common stock issued and outstanding as of the effective time (which for the sake of clarity shall exclude the number of shares of Company common stock underlying the Company stock options), rounded down to the nearest cent. This is currently expected to result in approximately $14.28 per share of the Merger Consideration (the “Per Share Consideration”). The Merger Consideration is subject to possible downward adjustment if the Company’s Transaction Expenses are greater than $4.5 million.

In addition, for each option outstanding, an option payment will be made that is equal to the product of: (i) the total number of shares of Company common stock underlying such Company stock option, multiplied by (ii) the excess, if any, of (1) the Per Share Consideration, over (2) the per share exercise price for such Company stock option, less applicable withholding taxes.

What are the tax consequences of the Merger to me?

Company stockholders will generally recognize a gain or loss for federal income tax purposes on each share of Company common stock exchanged for the Merger Consideration in an amount equal to the difference between the adjusted tax basis in each share of Company common stock and the value of the per share Merger Consideration received in connection with the Merger. Company stockholders are urged to consult their own tax advisor for a full understanding of the tax consequences of the Merger.

How do I exchange my Company stock?

You will receive instructions on how to receive the merger consideration in exchange for your shares of Company common stock from Parent’s exchange agent after the Merger is completed.

Will I have the right to have my shares appraised if I dissent from the Merger?

Stockholders of the Company have dissenters’ or appraisal rights in connection with the Merger. See “The Merger — Appraisal Rights.”

What should I do now?

After you have carefully read this document, please vote.

You may vote your shares by completing and signing the enclosed proxy card or voting instruction card and returning it in the enclosed postage-paid envelope or you may vote at the special meeting. Alternatively, you may choose to vote your shares using the Internet or telephone voting options explained on your proxy card or voting instruction card. You should complete and return the proxy card or voting instruction card accompanying this document, or vote using the Internet or telephone voting options, to ensure that your vote is counted at the special meeting, or at any adjournment or postponement of the special meeting, regardless of whether you plan to attend the special meeting.

Stockholders whose shares are held in the name of a broker, bank or other holder of record must vote in the manner directed by such holder. Check your proxy card, voting instruction card or the information forwarded by your broker, bank or other holder of record to see which options are available to you.

If you do not return a properly executed proxy card or vote via telephone or the Internet and do not vote at the special meeting, this will have the same effect as a vote against the Merger Proposal. If you sign, date and return your proxy card, but you do not indicate how you want to vote, your proxy will be voted in favor of approval of the Merger Proposal and in favor of approval of the Adjournment Proposal. You may change your vote or revoke your proxy before the special meeting by filing with the Company’s Corporate Secretary a duly executed revocation of proxy, submitting a new proxy card with a later date, voting again via telephone or the Internet or at the special meeting.

If my shares are held in “street name” by my broker, bank or nominee, will my broker, bank or nominee automatically vote my shares for me?

No.  Your broker, bank or nominee will not be able to vote your shares of common stock of the Company unless you provide instructions on how to vote. You should instruct your broker, bank or nominee how to vote your shares by following the procedures your broker provides. If you do not provide instructions to your broker, bank or nominee, your shares will not be voted, and this will have the effect of voting AGAINST the Merger Proposal. Please check the voting form used by your broker, bank or nominee to see if it offers telephone or Internet voting.

What should I do if some or all of my shares are held by the North Shore Trust and Savings Employee Stock Ownership Plan?

If you hold shares of the Company’s common stock as a participant in the North Shore Trust and Savings Employee Stock Ownership Plan (the “ESOP”), you will be receiving this proxy statement, together with separate voting instructions, from the Company’s transfer agent, Pacific Stock Transfer. If you do not vote your shares held as a participant in the ESOP pursuant to these voting instructions, the trustee of the ESOP (the “ESOP Trustee”) will vote such shares in a manner that is consistent with and proportionate to the voting instructions received from those ESOP participants and beneficiaries who did provide voting direction to the ESOP Trustee. If you have any questions regarding these procedures, you should contact the ESOP Trustee directly.

What if I abstain from voting or fail to instruct my broker?

If you abstain from voting or fail to instruct your broker to vote your shares, it will have the same effect as a vote “AGAINST” the Merger Proposal. However, abstentions and broker non-votes will be counted toward a quorum at the special meeting. Abstentions and broker non-votes will not affect the outcome of the Adjournment Proposal.

Can I attend the special meeting and vote my shares in person?

Yes. All stockholders are invited to attend the special meeting. Stockholders of record can vote in person at the special meeting. If your shares are held in street name, then you are not the stockholder of record and you must ask your bank, broker or other nominee how you can vote at the special meeting.

Where can I find the results of the special meeting?

The Company intends to announce preliminary voting results at the special meeting. The Company also intends to publish final voting results from its special meeting on a Current Report on Form 8-K, which the Company must file with the Securities and Exchange Commission (the “SEC”) within four business days following its special meeting.

What happens if I sell my shares of common stock before the special meeting?

The record date for the special meeting will be earlier than the effective time of the Merger. If you transfer your shares of common stock after the record date but before the special meeting, you will, unless other arrangements are made, retain your right to vote at the special meeting but will not be entitled to receive the Merger Consideration for such shares. You will be entitled to receive the Merger Consideration only if the Merger is completed and only if you own shares of our common stock at the time the Merger is completed.

Should I send in my evidence of ownership now?

No.  Instructions for surrendering your shares of Company common stock in exchange for the cash purchase price will be sent to you later. If your shares of common stock are held in “street name” by your bank, broker or other nominee, you may receive instructions from your bank, broker or other nominee as to what action, if any, you need to take to receive the cash purchase price.

What should I do if I receive more than one set of voting materials?

Stockholders may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold shares of Company common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold such shares. If you are a holder of record of Company common stock and your shares are registered in more than one name, you will receive more than one proxy card or voting instruction card. Please complete, sign, date and return each proxy card and voting instruction card that you receive or otherwise follow the voting instructions set forth in this proxy statement to ensure that you vote every share of Company common stock that you own.

Who can help answer my questions?

If you want additional copies of this document, or if you want to ask any questions about the Merger or how to submit your proxy, you should contact:

Laurel Hill Advisory Group, LLC
2 Robbins Lane, Suite 201
Jericho, New York 11753

Monday through Friday from 9:00 a.m. to 5:00 p.m., Central time
Banks and brokers can call (516) 933-1305, and all others can call, toll-free, (888) 742-1305.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this proxy statement that are not historical facts may constitute forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements, which are based on certain current assumptions, can generally be identified by the use of the words “may,” “will,” “should,” “could,” “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target” and similar expressions, as well as the negatives of such expressions. The Company and Bank intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and are including this statement for purposes of complying with these safe harbor provisions. You should read statements that contain these words carefully because they discuss the Company’s and Bank’s future expectations, contain projections of the Company’s and Bank’s future results of operations or financial condition, or other “forward-looking” information.

Such forward-looking statements are necessarily estimates reflecting the judgment of our management and are subject to numerous assumptions, risks and uncertainties, which change over time and could cause our actual results to differ materially from those suggested by the forward-looking statements. In addition to other factors and matters contained in this document, these statements are subject to risks, uncertainties and other factors, including, among others:

●	the ability to satisfy closing conditions to the Merger, including approval by our stockholders on the expected terms and schedule;

●	delays in closing the Merger;

●

the possibility that the required regulatory approvals may not be received, or may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the proposed transaction;

●

disruptions and uncertainty, including diversion of management attention, resulting from the Merger, which may make it more difficult for us to maintain relationships with our customers, employees or suppliers, and may cause our business to suffer;

●	the restrictions on our conduct before closing contained in the Merger Agreement, which may have a negative effect on our flexibility and our business operations;

●	the possibility that alternative acquisition proposals will or will not be made;

●	the outcome of any legal proceedings that may be instituted against us or Parent and others related to the Merger Agreement and the Merger;

●	general economic conditions, either nationally or in our market areas, that are different than expected;

●	changes in the level and direction of loan delinquencies and charge-offs and changes in estimates of the adequacy of the allowance for credit losses;

●	fluctuations in real estate values and both residential and commercial real estate market conditions;

●

inflation and changes in the interest rate environment that reduce our margins and yields, reduce the fair value of financial instruments or reduce the origination levels in our lending business, or increase the level of defaults, losses and prepayments on loans;

●	our ability to manage our liquidity and to access cost-effective funding, including significant fluctuations in our deposit accounts;

●

major catastrophes such as tornadoes, floods or other natural disasters, as well as public health emergencies and pandemics, the related disruption to local, regional and global economic activity and financial markets, and the impact that any of the foregoing may have on us or our customers and other constituencies;

●	further data processing and other technological changes that may be more difficult or expensive than expected;

●	success or consummation of new business initiatives may be more difficult or expensive than expected;

●	interruptions involving information technology and communications systems of service providers;

●	breaches or failures of information security controls or cyber-related incidents;

●	demand for loans and deposits in our market area;

●	our ability to continue to implement our business strategies;

●	competition among depository and other financial institutions;

●	adverse changes in the securities markets;

●	changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements;

●	our ability to manage market risk, credit risk and operational risk in the current economic conditions;

●	our ability to enter new markets successfully and capitalize on growth opportunities;

●

our ability to successfully integrate any assets, liabilities, customers, systems and management personnel we may acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto;

●	changes in consumer spending, borrowing and savings habits;

●	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the SEC or the Public Company Accounting Oversight Board; and

●	our ability to hire and retain key employees and our reliance on our executive officers.

Each forward-looking statement contained in this proxy statement speaks only as of the date the statement is made, and we undertake no obligation to publicly update or revise forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date any forward-looking statements are made. You are cautioned that our forward-looking statements could be wrong in light of these and other risks, uncertainties and assumptions, which change over time. Actual results, developments and outcomes may differ materially from those expressed in, or implied by, our forward-looking statements. All of the forward-looking statements are qualified in their entirety by reference to the risk factors discussed above. We operate in a continually changing business environment, and new risk factors emerge from time to time. We cannot predict these new risk factors, nor can we assess the impact, if any, of the new risk factors on our business or the extent to which any factor or combination of factors may cause actual results or outcomes to differ materially from those expressed or implied by any forward-looking statement. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this proxy statement might not occur. You are cautioned not to place undue reliance on these statements.

THE SPECIAL MEETING

This proxy statement is furnished in connection with the solicitation of proxies by the board of directors of the Company to be used at the special meeting of stockholders.

Place, Date and Time

The special meeting will be held at the home office of the Bank, 700 S. Lewis Avenue, Waukegan, Illinois 60085 on _________, _________, 2026 at ____ p.m., local time.

Purpose of the Meeting

The purpose of the meeting is to consider and vote upon proposals to approve (1) the Merger Proposal and (2) the Adjournment Proposal.

Who Can Vote at the Meeting; Record Date

You are entitled to vote your Company common stock only if the records of the Company show that you held your shares as of the close of business on ___________, 2026. You are entitled to one vote at the special meeting for each share of the Company’s common stock that you owned on the record date. The number of shares you own (and may vote) is listed on your proxy card or voting instruction card.

Our Certificate of Incorporation (the “Charter”) provides that record holders of our common stock who beneficially own, either directly or indirectly, more than 10% of our outstanding shares are not entitled to any vote with respect to the shares held in excess of the 10% limit.

As of the close of business on ___________, 2026, 5,253,131 shares of Company common stock were outstanding, held by approximately _____ holders of record.

Ownership of Shares

You may own your shares of common stock of the Company in one or more of the following ways:

●	Directly in your name as the stockholder of record;

●	Indirectly through a broker, bank or other holder of record in “street name”; or

●	Indirectly through the ESOP.

If your shares are registered directly in your name, you are the holder of record of those shares and we are sending these proxy materials directly to you. As the holder of record, you have the right to give your proxy directly to us to vote at the special meeting or you may vote in person at the special meeting.

If you hold your shares in “street name,” you are considered the beneficial owner of your shares and your broker, bank or other holder of record is sending these proxy materials to you. As the beneficial owner, you have the right to direct your broker, bank or other holder of record how to vote by completing a voting instruction form provided by your broker, bank or other holder of record that accompanies your proxy materials. Your broker, bank or other holder of record may allow you to provide voting instructions by telephone or by the Internet. Refer to the voting instruction form that accompanies your proxy materials. If you want to vote your shares of common stock held in street name in person at the Annual Meeting, you must obtain a written proxy in your name from the broker, bank or other holder who is the record holder of your shares.

If you are a participant in the ESOP, see “Participants in the ESOP” below.

Attending the Meeting

Stockholders are invited to attend the special meeting. If you hold your shares in street name, you will need proof of ownership to be admitted to the meeting. Examples of proof of ownership are a recent brokerage account statement or a letter from your bank or broker.

Quorum and Vote Required

Quorum. The special meeting will be held only if there is a quorum present. We will have a quorum and will be able to conduct the business of the special meeting if a majority of the outstanding shares of the Company entitled to vote, represented in person or by proxy, are present at the special meeting. If you return valid proxy instructions or attend the meeting in person, your shares will be counted to determine whether there is a quorum present, even if you abstain from voting. Broker non-votes, if any, will also be counted to determine the existence of a quorum. A broker non-vote occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner. Broker non-votes occur when there are both routine and non-routine proposals at a meeting. Because none of the proposals to be voted on at the special meeting are routine matters for which brokers may have discretionary authority to vote, the Company does not expect any broker non-votes at the special meeting and does not expect any broker non-votes to count towards the special meeting quorum.

Votes Required.

Proposal 1. The approval of the Merger Proposal requires the affirmative vote of the holders of at least a majority of the outstanding shares of Company common stock entitled to vote at the special meeting. Abstentions and broker non-votes will have the same effect as a vote “AGAINST” the Merger Proposal. If you sign, date and return your proxy card, but you do not indicate how you want to vote, your proxy will be voted in favor of approval of the Merger Proposal.

Proposal 2. The Adjournment Proposal requires the affirmative vote of the holders of at least a majority of votes cast at the special meeting. Broker non-votes and abstentions from voting will have no effect on the outcome of the vote on the proposal. If you sign, date and return your proxy card, but you do not indicate how you want to vote, your proxy will be voted in favor of the Adjournment Proposal.

Shares Held by Directors and Officers of the Company; Voting Agreements

Each of our directors and executive officers has entered into a voting agreement, a form of which is attached to this proxy statement as Annex B, requiring each to vote all of the shares of Company common stock each owns in favor of the proposal to approve the Merger Agreement and Merger. As of the record date for the special meeting, directors and executive officers of the Company beneficially owned, in the aggregate, 271,853 shares, or approximately 5.2% of the outstanding shares of the Company’s common stock. Therefore, 271,853 shares of Company stock having the power to cast approximately 5.2% of the total votes eligible to be cast at the special meeting are subject to the voting agreements.

See “— Votes Required” above for more information.

Voting by Proxy

The board of directors of the Company is sending you this proxy statement to request that you allow your shares of the common stock of the Company to be represented at the special meeting by the persons named in the enclosed proxy card. All shares of the common stock of the Company represented at the special meeting by properly executed proxies will be voted according to the instructions indicated on the proxy card. You may also vote your shares via the Internet or by telephone. Specific instructions for Internet or telephone voting are set forth on the enclosed proxy card. The deadline for voting by telephone or via the Internet is _____ _.m., Central time on ________, 2026.

If you sign, date and return a proxy card without giving voting instructions, your shares will be voted as recommended by the Company’s board of directors. The board of directors unanimously recommends a vote “FOR” the approval of the Merger Proposal and “FOR” the Adjournment Proposal.

If the special meeting is postponed or adjourned, Company common stock may be voted by the persons named in the proxy card on the new special meeting date as well, unless you have revoked your proxy.

If your Company common stock is held in “street name,” you will receive instructions from your broker, bank or other nominee that you must follow to have your shares voted. Your broker or bank may allow you to deliver your voting instructions via the Internet or by telephone. Please see the instruction form that accompanies this proxy statement.

Voting via the Internet or by Telephone

Instead of voting by mailing a proxy card, registered stockholders can vote their shares of Company common stock via the Internet or by telephone. The Internet and telephone voting procedures are designed to authenticate stockholders’ identities, allow stockholders to provide their voting instructions and confirm that their instructions have been recorded properly. Specific instructions for Internet and telephone voting are set forth on the proxy card. The deadline for voting via the Internet or by telephone is _:00 _.m., Central time, on ________, 2026.

How to Revoke Your Proxy

You may revoke your proxy at any time before the vote is taken at the special meeting. To revoke your proxy you must either advise the Corporate Secretary of the Company in writing before the vote is taken at the special meeting, deliver a later dated proxy card, or attend the special meeting and vote your shares in person. Attendance at the special meeting will not in itself constitute revocation of your proxy.

The Company’s Corporate Secretary can be reached at the following address:

Christine E. Stickler
Corporate Secretary
NSTS Bancorp, Inc.
700 S. Lewis Avenue
Waukegan, Illinois 60085
(847) 336-4430

Participants in the ESOP

If you are a participant in the ESOP, you will receive a voting instruction card that reflects all the shares that you may direct the ESOP Trustee to vote on your behalf under the ESOP. Under the terms of the ESOP, the ESOP Trustee votes all shares held by the ESOP, but you may direct the ESOP Trustee how to vote the shares of Company common stock allocated to your ESOP account. The ESOP Trustee will vote all unallocated shares of Company common stock held by the ESOP and all allocated shares for which no voting instructions are received in the same proportion as shares for which it has received timely voting instructions.

The deadline for returning your voting instruction cards to the ESOP Trustee is ________, 2026.

Proxy Solicitation Costs

The Company will pay the cost of this proxy solicitation. In addition to the solicitation of proxies by mail, Laurel Hill Advisory Group, LLC, a proxy solicitation firm, will assist the Company in soliciting proxies for the special meeting. The Company will pay Laurel Hill Advisory Group, LLC, a fee of $7,500, plus reasonable out-of-pocket expenses and additional fees for any necessary stockholder phone calls, for these services. Additionally, directors, officers and employees of the Company may solicit proxies personally or by telephone without receiving additional compensation. None of these persons will receive additional or special compensation for soliciting proxies. The Company will reimburse brokers, banks, nominees and other fiduciaries for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions.

Appraisal Rights

The Company’s stockholders are entitled to assert dissenters’ or appraisal rights with respect to the Merger. These rights are conditioned on strict compliance with the requirements of Section 262 of the DGCL. Please see “The Merger — Appraisal Rights,” and the full text of Section 262 of the DGC, which is reproduced in full in Annex D to this proxy statement, for additional information.

Assistance

If you need assistance in completing your proxy card, have questions regarding the special meeting or would like additional copies of this proxy statement, please contact Laurel Hill Advisory Group, LLC, 2 Robbins Lane, Suite 201, Jericho, New York 11753. Monday through Friday from 9:00 a.m. to 5:00 p.m., Central time, banks and brokers can call (516) 933-1305, and all others can call, toll-free, (888) 742-1305.

PROPOSAL 1:
APPROVAL OF THE MERGER AGREEMENT AND MERGER

We are submitting a proposal for consideration at the special meeting to approve the Merger Proposal, as described in more detail below.

Approval of the Merger Proposal requires the affirmative vote of the holders of at least a majority of the outstanding shares of the Company common stock entitled to vote at the special meeting. Abstentions and broker non-votes will have the same effect as voting “AGAINST” the Merger Proposal.

The Company’s board of directors recommends that you vote “FOR” the approval of the Merger Proposal so that proxies may be used for the purpose described above, should it become necessary. Properly executed proxies will be voted “FOR” the approval of the Merger Proposal, unless otherwise indicated on the proxies.

THE MERGER

The following discussion of the Merger is qualified by reference to the Merger Agreement, which is attached to this proxy statement as Annex A. You should read the entire Merger Agreement carefully. It is the legal document that governs the Merger.

General

After the conditions to consummation of the Merger described herein have been satisfied or waived, and unless the Merger Agreement has been terminated as discussed herein, Merger Sub will merge with and into the Company, with the Company as the surviving corporation, the Company will merge with and into Parent with Parent as the surviving corporation and, at the closing, each of the outstanding shares of the Company common stock will automatically be converted into the right to receive an amount in cash equal to the quotient of (A) the Merger Consideration of $73.662 million minus the aggregate of all stock option payments to be made to option holders, divided by (B) the number of shares of Company common stock issued and outstanding as of the effective time (which for the sake of clarity shall exclude the number of shares of Company common stock underlying the Company stock options), rounded down to the nearest cent. This is currently expected to result in Per Share Consideration of approximately $14.28. In addition, for each option outstanding, an option payment will be made that is equal to the product of: (i) the total number of shares of Company common stock underlying such Company stock option, multiplied by (ii) the excess, if any, of (1) the Per Share Consideration, over (2) the per share exercise price for such Company stock option, less applicable withholding taxes. The Merger Consideration is subject to a possible downward adjustment based on the Company’s Transaction Expenses as described below.

If the Company’s Transaction Expenses are more than $4.5 million, then the Merger Consideration will be reduced on a dollar-for-dollar basis. “Transaction Expenses” are expenses, fees or costs of the Company or the Bank incurred in connection with the Merger, including the following: (i) fees, costs and expenses of professional advisors; (ii) any amounts paid or payable to any director, officer or employee of the Company under any contract, severance arrangement, stay bonus or retention agreement or benefit plan and payroll costs and expenses (including payroll costs and expenses in connection with the accelerated vesting and payouts related to the Company stock options and restricted stock); (iii) the costs of the termination of any benefit plan; (iv) costs of the termination of the Company’s applicable agreements with its vendors; (v) costs of the preparation, printing and mailing of this proxy statement; (vi) any required environmental remediation costs relating the remediation of the Company’s real estate; (vii)  costs of title commitments and title insurance policies; and (viii) costs associated with the Mortgage Division Disposition; provided, however, that expenses of up to $105,000 incurred in connection with the Mortgage Division Disposition will be excluded from the calculation of Transaction Expenses.

NSTS Bancorp, Inc. The Company (Nasdaq: NSTS) is a Delaware corporation and registered savings and loan holding company under the HOLA, and is the parent company of the North Shore Trust and Savings. As of June 30, 2026, on a consolidated basis, the Company had total assets of $269.9 million, total loans of $126.5 million, total deposits of $184.1 million and total stockholders’ equity of $80.1 million.

North Shore Trust and Savings. North Shore Trust and Savings is a federal savings association that has served the banking needs of its customers since 1921. It operates from its headquarters and main banking offices in Waukegan, Illinois as well as from two full-service banking offices located in Waukegan and Lindenhurst, Illinois.

Brookfield Bancshares, Inc. Brookfield Bancshares, Inc. is a Delaware corporation and registered bank holding company under the BHCA, and is the holding company for First National Bank of Brookfield. As of June 30, 2026, on a consolidated basis, Parent had total assets of $420.2 million, total loans of $389.9 million, total deposits of $334.6 million and total equity of $50.2 million.

First National Bank of Brookfield. First National Bank of Brookfield is a national banking association originally founded in 1962 with its main and only office in Brookfield, Illinois.

BRKD Merger Sub, Inc. BRKD Merger Sub, Inc. is a Delaware corporation and wholly owned subsidiary of Parent, established for the sole purpose of facilitating the Merger.

Form of the Merger and Merger Consideration

The boards of directors of the Company and Parent have each unanimously approved the Merger Agreement and the transactions contemplated under the Merger Agreement, including the Merger. Upon completion of the Merger, each share of the common stock of the Company will automatically be converted into the right to receive the Per Share Consideration, subject to a possible adjustment based on the Company’s Transaction Expenses.

After the conditions to consummation of the Merger have been satisfied or waived, and unless the Merger Agreement has been terminated or an alternative structure is used, the transactions contemplated under the Merger Agreement will be effected as follows:

●	Merger Sub will merge with and into the Company with the Company as the surviving corporation;

●	the Company will then be merged with and into Parent, with Parent surviving; and

●	the Bank will become a wholly owned subsidiary of Parent.

Company Common Stock Price

The Company’s common stock trades on the Nasdaq Capital Market under the symbol “NSTS.” On May 12, 2026, which was the last trading day before we announced the Merger, our common stock closed at $12.65 per share. On _______________, 2026, which is the last practicable trading day before the printing of this proxy statement, our common stock closed at $____ per share.

Procedures for Surrendering Your Stock and Receiving the Merger Consideration

Before the closing of the Merger, Parent will deposit with its exchange agent an amount of cash equal to the Merger Consideration.

As soon as reasonably practicable after the closing of the Merger, but in no event later than five business days after the closing of the Merger, the exchange agent will send a letter of transmittal that will contain detailed instructions on receiving the Merger Consideration. If you hold your Company common stock in “street name,” your broker, bank or nominee will process the exchange on your behalf. Please note that neither Parent nor any other person involved in the Merger will be liable to any former holder of Company common stock for any amount properly delivered to a public official under applicable abandoned property or escheat laws.

Material Federal Income Tax Consequences of the Merger

Tax matters are complicated, and the tax consequences of the Merger depend upon the particular circumstances of each U.S. holder. Accordingly, each stockholder should seek advice with respect to the potential tax consequences based on his, her or its particular circumstances from an independent tax advisor.

The following is a general discussion of certain material U.S. federal income tax consequences of the Merger on Company common stock. This discussion applies only to stockholders that hold their shares of Company common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment). Further, this discussion does not address all aspects of U.S. federal taxation that may be relevant to a particular stockholder in light of its personal circumstances or to stockholders subject to special treatment under the U.S. federal income tax laws, including banks, trusts; tax-exempt organizations; insurance companies; real estate investment trusts; regulated investment companies; controlled foreign corporations; passive foreign investment companies; dealers in securities or foreign currency; persons whose functional currency is not the U.S. dollar; U.S. expatriates; traders in securities who elect to apply a mark-to-market method of accounting; mutual funds; partnerships; S corporations or other pass-through entities and investors in such entities; foreign persons; stockholders who received their shares of Company common stock through the exercise of employee stock options, through a tax-qualified retirement plan or otherwise as compensation; stockholders who hold Company common stock as part of a hedge, straddle, constructive sale, conversion transaction or other integrated instrument; and stockholders subject to the alternative minimum tax provisions of the Code.

This discussion is based on the Code, Treasury Regulations, administrative rulings and judicial decisions, all as in effect as of the date of this proxy statement and all of which are subject to change (possibly with retroactive effect) and to differing interpretations that could affect the accuracy of the statements and conclusions set forth in this discussion. Tax considerations under state, local and foreign laws are not addressed in this document.

Determining the actual tax consequences of the Merger to you may be complex. They will depend on your specific situation and on factors that are not within our control. You should consult with your own tax advisor as to the tax consequences of the Merger in your circumstances, including the applicability and effect of the alternative minimum tax and any state, local, foreign or other tax laws and of changes in those laws.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Company common stock that is for U.S. federal income tax purposes (1) an individual citizen or resident of the United States, (2) a corporation organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (4) a trust (A) the administration of which is subject to the primary supervision of a U.S. court and with respect to which one or more “United States persons” (as defined in the Code) have the authority to control all substantial decisions, or (B) that has a valid election in place under applicable Treasury Regulations to be treated as a U.S. person.

If an entity or arrangement treated as a partnership for United States federal income tax purposes holds Company common stock, the tax treatment of a partner in such a partnership generally will depend on the status of the partner and the activities of the partnership. Any entity or arrangement treated as a partnership for United States federal income tax purposes that is the beneficial owner of Company common stock and any partners in such partnership should consult their own tax advisors regarding the tax consequences of the Merger to them.

Neither the Company nor Parent has requested or will request a ruling from the Internal Revenue Service as to any of the tax effects to Company stockholders of the Merger, and no opinion of counsel has been or will be rendered to Company stockholders with respect to any of the tax effects of the Merger to the Company or Company stockholders.

The receipt of the Merger Consideration by a U.S. holder in exchange for Company common stock pursuant to the Merger will generally be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder of Company common stock will recognize gain or loss for federal income tax purposes equal to the difference, if any, between:

●	the Per Share Consideration received by the U.S. holder in exchange for such Company common stock; and

●	the U.S. holder’s adjusted tax basis in such Company common stock.

Such gain or loss will be a capital gain or loss if such shares were held as capital assets by the U.S. holder at the effective time of the Merger. The gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period is more than one year at the effective time of the Merger; otherwise, the capital gain or loss will be short term. Gain or loss, as well as the holding period, will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction) surrendered pursuant to the Merger. Long-term capital gains of individuals are generally eligible for reduced rates of taxation. Additionally, a 3.8% Net Investment Income Tax (or Medicare Tax) may apply to all or a portion of the gain recognized by individuals, trusts and estates whose income exceeds certain threshold levels.

Under the Code, a U.S. holder of Company common stock may be subject, under certain circumstances, to information reporting on the cash received in the Merger unless such U.S. holder is a corporation or other exempt recipient. Backup withholding will also apply (currently at a rate of 24%) with respect to the amount of cash received in the Merger, unless a U.S. holder provides proof of an applicable exemption or a correct taxpayer identification number and otherwise complies with the applicable requirements of the backup withholding rules. Backup withholding is not an additional tax liability and any amount withheld under the backup withholding rules may generally be refunded or credited against a U.S. holder’s U.S. federal income tax liability, if any, provided that such U.S. holder furnishes the required information to the Internal Revenue Service in a timely manner.

The foregoing discussion does not claim to be a complete discussion of the potential tax consequences of the Merger. Company stockholders should consult their tax advisors as to the specific tax consequences to them of the Merger, including the applicability and effect of U.S. federal, state, local and foreign income, estate, gift and other tax laws in their circumstances. Nothing in this discussion is intended to be, or should be construed as, tax advice.

Background of the Merger

The board of directors and senior management of the Company and the Bank regularly review and evaluate the business, strategic alternatives and direction of the consolidated organization. In so doing, the board of directors has always sought to put the interests of the stockholders first. In its recent reviews, the board of directors has focused on alternatives for maximizing stockholder value and ensuring that the Bank continues to provide the highest level of service excellence to its customers. As part of its review, the Company’s board also evaluates potential headwinds to the Bank’s continued success as a stand-alone entity, such as economic risk, the potential for increased regulatory burden imposed on banks, factors limiting earnings expansion and the intense competition and ongoing consolidation in the industry. In reviewing these matters, the board of directors considered the merits of various options, including remaining independent or engaging in a strategic transaction with a similarly aligned strategic partner.

In connection with reviewing strategic alternatives, the Company’s board of directors met with representatives of Olsen Palmer, a nationally recognized investment banking firm, in September 2024. The Olsen Palmer representatives provided the board with an overview of the current banking industry and the current health of the bank industry both in the local market and nationally. The board and representatives of Olsen Palmer also engaged in a discussion regarding various potential strategic alternatives, including remaining independent and pursuing a strategic transaction.

Following this meeting, the Company’s board engaged in further discussions regarding strategic alternatives and determined that it was in the Company’s best interest to further explore a range of potential strategic opportunities. The Company then engaged Olsen Palmer as its financial advisor in October 2024.

Over the next several months, representatives of the Company worked with Olsen Palmer to discuss and consider various strategic alternatives available to the Company. In particular, representatives of the Company worked with Olsen Palmer to identify and consider potential strategic actions that could enhance stockholder value for the Company’s stockholders.

In late January 2025, the Company made the determination that it was in the best interests of the Company’s stockholders to explore a potential sale of the Company to another financial institution. As a result, the Company, with the assistance of Olsen Palmer, prepared a confidential information memorandum highlighting relevant information regarding the Bank’s operations that could be provided to interested parties.

In addition, in accordance with the Company’s directives, Olsen Palmer began reaching out to various parties approved by the Company to solicit their interest in a potential transaction. Olsen Palmer reached out to both banks and credit unions as part of the solicitation process. In total, Olsen Palmer contacted approximately 22 institutions. Of these institutions, a total of 13 institutions, consisting of eight (8) credit unions and five (5) banks, entered into non-disclosure agreements with the Company.

The parties that entered into non-disclosure agreements then reviewed the confidential information memorandum and other Company and Bank information posted to a secure data site. In early February 2025, the Company received a non-binding indication of interest from a credit union located in Illinois, which we refer to as Party A. The Company’s board reviewed the non-binding indication of interest from Party A and determined that the offer would not provide sufficient value to the Company’s stockholders, and determined that the Company should continue to seek additional bids from interested parties. As a result, on February 24, 2025, the Company requested that Olsen Palmer identify additional parties that would be interested in submitting a bid. Olsen Palmer then reached out to approximately 26 additional parties to determine their interest in reviewing the diligence materials and potentially submitting a bid, and 15 parties, including Parent, executed a non-disclosure agreement and engaged in due diligence.

On April 15, 2025, Parent submitted an initial non-binding indication of interest regarding a proposed acquisition of the Company by Parent. On April 18, 2025, the Company’s board met with Olsen Palmer and the Company’s legal advisor, Vedder, to discuss Parent’s initial indication of interest, and directed Olsen Palmer to facilitate additional diligence by Parent to enable it to refine its offer. As a result, throughout April and May 2025, Parent engaged in further due diligence. On June 16, 2025, Parent submitted a revised non-binding indication of interest to Olsen Palmer.

The Company’s board then met with Olsen Palmer and Vedder to discuss Parent’s revised non-binding indication of interest and determined that the revised offer was not sufficient and that the Company would pause its strategic review process for the remainder of the summer.

In September 2025, the Company’s board met again with Olsen Palmer and Vedder to discuss relaunching the strategic transaction marketing process. Based on this discussion, the board directed Olsen Palmer to relaunch the marketing process and identify both new parties, and previously contacted parties, to determine if they would have an interest in pursuing a potential strategic transaction with the Company.

On October 16, 2025, Olsen Palmer relaunched the marketing process and began contacting approximately 70 parties, including 38 parties that had been previously contacted, regarding a potential strategic transaction with the Company. Based on this outreach, 15 parties completed a non-disclosure agreement, including six (6) credit unions and nine (9) banks, and engaged in a due diligence review of the Company.

On November 13, 2025, Parent submitted a new non-binding indication of interest pursuant to which Parent offered to pay approximately $13.96 per share for each share of the Company’s outstanding common stock. On November 14, 2025, a bank located in Wisconsin, which we refer to as Party B, and a credit union located in Wisconsin, which we refer to as Party C, each submitted a non-binding indication of interest.

On November 20, 2025, the Company’s board met with Olsen Palmer and Vedder to review and discuss the relaunched marketing process, and in particular, the non-binding indications of interest received from Parent, Party B and Party C. During this meeting, representatives of Olsen Palmer provided the board with a detailed summary of the financial terms of each offer, and representatives of Vedder provided the board with a summary of relevant legal terms and conditions relating to each offer. The board considered each proposal in detail and determined that it would initially focus on further discussions with Party B and Party C to determine if a transaction with one of these parties would be feasible. As a result, the Company’s board invited Party B and Party C to engage in further diligence and continue discussions regarding a potential strategic transaction.

In early December 2025, representatives of the Company met with representatives from each of Party B and Party C as part of the diligence process. Ultimately, Party B and Party C elected not to submit a further revised indication of interest. In addition, in December 2025, another bank located in Wisconsin, which we refer to as Party D, executed a non-disclosure agreement and began performing due diligence on the Company.

On January 2, 2026, Party D submitted an initial non-binding indication of interest to Olsen Palmer, and then submitted a revised indication of interest to Olsen Palmer on January 9, 2026. On January 13, 2026, the Company’s board met with Olsen Palmer and Vedder and discussed Parent’s November 13, 2025 indication of interest and Party D’s January 9, 2026 indication of interest. Based on this discussion, the Company’s board determined that it was in the best interest of the Company and its stockholders to invite Parent to engage in further due diligence and request that they provide an updated offer based on such additional diligence review.

Throughout the remainder of January 2026, Parent engaged in further diligence, including meeting with representatives of the Company to discuss a potential transaction. On February 5, 2026, Parent submitted an updated non-binding indication of interest with a proposed purchase price of $14.00 per share for each share of the Company’s outstanding common stock. The Company and its advisors and Parent and its advisors then engaged in negotiations regarding the proposed purchase price. Based on these negotiations, Parent then submitted a revised non-binding indication of interest with an updated purchase price of $14.28 per share for each share of the Company’s common stock.

On February 17, 2026, the Company’s board met with Olsen Palmer and Vedder to discuss the revised indication of interest received from Parent. During this meeting, the board reviewed the financial and legal terms and conditions of Parent’s offer with Olsen Palmer and Vedder. Based on this discussion, the Company’s board determined that Parent’s revised offer represented the best value available to the Company’s stockholders and that it was in the best interests of the Company’s stockholders to enter into the revised indication of interest and seek to negotiate a definitive agreement with Parent. As a result, the board approved Parent’s revised indication of interest and authorized Stephen G. Lear to execute the revised indication of interest on behalf of the Company.

Throughout the remainder of February 2026 and early March 2026, the parties continued to engage in due diligence reviews and negotiation of deal terms. On March 19, 2026, Parent’s counsel, Barack Ferrazzano Kirschbaum & Nagelberg LLP (“Barack”), provided an initial draft of the definitive merger agreement to Vedder. The Company and its advisors reviewed the draft definitive agreement and began working on the disclosure schedules to the definitive agreement. On April 10, 2026, Vedder provided a revised draft of the definitive agreement to Barack.

The parties continued to negotiate the terms and conditions of the definitive agreement, disclosure schedules and ancillary documents throughout April and early May 2026, exchanging multiple drafts of these documents. In addition, representatives of the Company met with representatives of Parent in April 2026 to negotiate outstanding deal terms.

On May 8, 2026, the board of directors of the Company met to review, discuss and approve the draft definitive agreement and the transactions contemplated thereby, including without limitation, the proposed merger of the Company with and into Parent, and Parent’s resulting ownership of the Bank. During this meeting, Vedder reviewed the material terms and conditions of the definitive agreement with the board. In addition, Vedder reviewed the fiduciary duties of the Board members when considering such transaction. Olsen Palmer then reviewed the financial aspects of the proposed transaction, including financial analyses performed by Olsen Palmer, and advised the board of directors that, assuming no material changes in the proposed transaction or Olsen Palmer’s financial analysis, Olsen Palmer would be in a position to deliver, in connection with the execution of the definitive agreement, a written opinion to the board of directors, to the effect that, as of the date of such opinion and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Olsen Palmer as set forth in its written opinion, the per share merger consideration of $14.28 was fair, from a financial point of view, to the stockholders of the Company.

The board then engaged in a detailed discussion of the terms and conditions of the proposed transaction. Based on such review, the board of directors of the Company determined that the proposed transaction with Parent, as set forth in the definitive agreement negotiated by the parties, was in the best interests of the Company’s stockholders and that combining with Parent would ensure that the Bank’s customers would continue to receive excellent service after consummation of the proposed transaction. As a result, the board of directors of the Company unanimously approved the proposed transaction and the definitive agreement by and among the Company, Parent and Merger Sub.

Parent and Merger Sub’s respective boards of directors also approved the definitive agreement on May 7, 2026 and the parties executed the definitive merger agreement on May 12, 2026.

The Company’s Reasons for the Merger and Recommendation of the Company’s Board

The Company’s board of directors evaluated the Merger in connection with management and the Company’s financial and legal advisors in unanimously determining that the proposed merger is in the best interests of the Company’s stockholders. The Company’s board of directors considered a number of factors affecting the business, operations, financial condition, earnings and future prospects of the Company. The material factors considered by the board of directors included:

●	The business strategy and strategic plan of the Company, its prospects for the future, and its projected financial results.

●

The understanding of the Company’s board of directors of the strategic options available to the Company and the board of directors’ assessment of those options with respect to the prospects and estimated results of the execution by the Company of its business plan as an independent entity under various scenarios and the determination that none of those options or the execution of the business plan was more likely to create greater present value for the Company’s stockholders than the value to be paid by Parent.

●

The challenges facing the Company’s management to grow the Company’s franchise and enhance stockholder value given current market conditions, including increased operating costs resulting from regulatory and compliance mandates, continued pressure on net interest margins from the current interest rate environment and competition.

●	The Merger Consideration equaled or exceeded the consideration that could reasonably be expected from other potential acquirers with apparent ability to consummate an acquisition of the Company.

●

The financial presentation of Olsen Palmer to the Company’s board of directors and the opinion, dated May 8, 2026, of Olsen Palmer to the Company’s board of directors as to the fairness, from a financial point of view, to the holders of Company common stock, collectively as a group, of the Per Share Consideration to be received by such stockholders in the proposed Merger, as more fully described below under “—Opinion of the Company’s Financial Advisor.”

●	The form and amount of consideration to be paid by Parent pursuant to the Merger Agreement, including the reduced volatility provided by cash consideration.

●	The ability of Parent to execute a merger transaction from a financial and regulatory perspective.

●	The prospects for the Company’s employees within the combined company.

●	The synergies between the two organizations, along with more products and services that could benefit the Company’s customers.

●	Parent’s emphasis on customer service and its commitment to its communities.

●	Parent’s historically strong financial condition and results of operations.

●	The effects of the Merger on the Bank’s customers.

●	The scale, scope, strength and diversity of operations, product lines and delivery systems that could be achieved by the combined company.

●	The likelihood of obtaining the stockholder and regulatory approvals needed to complete the transaction.

●

The analyses presented by Vedder as to the structure of the Merger, the Merger Agreement, the fiduciary and legal obligations applicable to directors when considering a sale or merger of a company, and the process that the Company (including its board of directors) followed in considering potential strategic alternatives, including the Merger.

●	The results of the thorough solicitation process conducted by the Company, with the advice and assistance of Olsen Palmer.

●	Certain structural protections included in the Merger Agreement, including:

●

that the Merger Agreement does not preclude a third party from making an unsolicited acquisition proposal to the Company and that, under certain circumstances more fully described under “—Agreement Not to Solicit Other Proposals,” the Company may furnish nonpublic information to and enter into discussions with such a third party regarding an acquisition proposal; and

●

the ability of the Company to terminate the Merger Agreement to enter into a definitive agreement with a third party provided that certain requirements are met, including the payment of a termination fee by the Company of $3,000,000, an amount that was negotiated at arm’s-length and was determined by the Company’s board of directors to be reasonable.

The Company’s board of directors also considered a number of potential risks and uncertainties in connection with its consideration of the Merger, including, without limitation, the following:

●	The potential risk of diverting management attention and resources from the operation of the Company’s business and towards the completion of the Merger.

●

The restrictions on the conduct of the Company’s business before the completion of the Merger, which are customary for public company merger agreements involving financial institutions, but which, subject to specific exceptions, could delay or prevent the Company from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of the Company absent the pending Merger.

●

That the interests of certain of the Company’s directors and executive officers may be different from, or in addition to, the interests of the Company’s other stockholders as described under the heading “—Interests of Directors and Officers in the Merger that are Different from Your Interests.”

●

The risk that the conditions to the parties’ obligations to complete the Merger Agreement may not be satisfied, including the risk that necessary regulatory approvals or the Company stockholder approval might not be obtained and, as a result, the Merger may not be consummated.

●	The risk of potential employee attrition and/or adverse effects on business and customer relationships as a result of the pending Merger.

●

That (1) the Company would be prohibited from affirmatively soliciting acquisition proposals after execution of the Merger Agreement; and (2) the Company would be obligated to pay to Parent a termination fee if the Merger Agreement is terminated under certain circumstances, which may discourage other parties potentially interested in a strategic transaction with the Company from pursuing such a transaction.

●	The challenges of integrating the Company’s business, operations and employees with those of Parent.

●	The potential costs associated with executing the Merger Agreement, including change in control payments and related costs, as well as estimated advisor fees.

The board of directors evaluated the factors described above and reached a unanimous determination that the Merger was in the best interests of the Company and its stockholders. In reaching its determination to approve and recommend the Merger, the Company’s board of directors looked at the totality of the information presented to it and did not assign any relative or specific weights to any of the individual factors considered, and individual directors may have given different weights to different factors. The board of directors considered these factors as a whole, including the potential risks, uncertainties and disadvantages associated with the Merger, and considered the benefits of the Merger overall to be favorable and outweigh the potential risks, uncertainties and disadvantages of the Merger. It should be noted that this explanation of the board of directors’ reasoning and certain other information presented in this section are forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Concerning Forward-Looking Information.” The foregoing discussion of the information and factors considered by the board of directors is not intended to be exhaustive, but constitutes the material factors considered by the board of directors. The terms of the Merger Agreement were the product of arm’s-length negotiations between representatives of the Company and Parent.

The Company’s board of directors unanimously recommends that the Company’s stockholders vote “FOR” the adoption of the Merger Proposal and “FOR” the Adjournment Proposal.

Opinion of the Company’s Financial Advisor

Olsen Palmer, as part of its investment banking services, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions. The board of directors of the Company engaged Olsen Palmer to provide financial advisory services in connection with the Merger and to issue an opinion to the board of directors of the Company as to the fairness, from a financial point of view, to the Company stockholders of the financial terms in the Merger pursuant to the Merger Agreement (the “Opinion”). Olsen Palmer issued its Opinion on May 8, 2026.

No limitations were imposed by the Company’s board of directors on Olsen Palmer with respect to the investigations made or procedures followed in rendering its Opinion. Neither Olsen Palmer nor the individuals involved in providing Olsen Palmer’s Opinion has any present or contemplated future ownership interest in the Company or Parent. Olsen Palmer is acting as the Company’s financial advisor in connection with the Merger. The Company agreed to pay Olsen Palmer a cash fee equal to 1.25% of the aggregate merger consideration, which is currently estimated to be approximately $0.9 million. Of this amount, $125,000 became payable to Olsen Palmer with the rendering of its Opinion, and the balance is contingent upon the closing the Merger. The Company also agreed to indemnify Olsen Palmer against certain liabilities arising out of its engagement and to reimburse Olsen Palmer for certain of its out-of-pocket expenses incurred in connection with Olsen Palmer’s engagement.

Olsen Palmer has not provided investment banking and financial advisory services to the Company or Parent during the two-year period prior to May 8, 2026, except to the Company with respect to the Merger. Olsen Palmer may provide investment banking, financial advisory and other financial services to the Company and/or Parent in the future, for which Olsen Palmer may receive compensation.

In connection with its Opinion, Olsen Palmer made such reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances. Among other things, Olsen Palmer reviewed:

●	a draft version of the Merger Agreement dated May 5, 2026;

●	certain financial statements and other historical financial information of the Company and Parent that Olsen Palmer deemed relevant;

●	internal financial projections for the Company for the years ending December 31, 2026 through 2031 as prepared and provided to Olsen Palmer by the Company (the “Projections”);

●	a comparison of certain financial information for the Company with institutions that Olsen Palmer deemed relevant for which information was publicly available;

●	the financial terms of certain recent business combinations in the commercial banking industry that Olsen Palmer deemed relevant for which information was publicly available;

●	the then-current market environment generally and the banking industry in particular;

●

a certificate addressed to Olsen Palmer from senior management of the Company which contains, among other things, representations regarding the accuracy of the information, data and other materials (financial or otherwise) provided to, or discussed with, Olsen Palmer by or on behalf of the Company; and

●	such other information, financial studies, analyses and investigations and financial, economic and market criteria as Olsen Palmer considered relevant.

Olsen Palmer also discussed with certain members of senior management of the Company and its representatives the business, financial condition, results of operations and prospects of the Company.

In performing its review, and for purposes of rendering its Opinion, Olsen Palmer relied upon the accuracy and completeness of all of the financial and other information that was available to it from public sources, that was provided to Olsen Palmer by the Company or Parent or their representatives or that was otherwise reviewed by Olsen Palmer and assumed, without independent verification, the accuracy and completeness of all such information. Olsen Palmer further relied on the assurances of the management of the Company that they were not aware of any facts or circumstances that would make any of such information inaccurate or misleading. Olsen Palmer was not asked to and did not undertake an independent verification of any of such information and did not and does not assume any responsibility or liability for the accuracy or completeness thereof.

In addition, management of the Company advised Olsen Palmer, and Olsen Palmer assumed, that the Projections reviewed by Olsen Palmer were reasonably prepared in good faith on bases reflecting the best then-currently available estimates and judgments of such management as to the future financial results and condition of the Company and the other matters covered thereby, and Olsen Palmer expressed no opinion with respect to such projections or the assumptions on which they were based. Olsen Palmer relied upon and assumed, without independent verification, that there was no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to Olsen Palmer that would have been material to its analyses or its Opinion, and that there was no information or any facts that would have made any of the information reviewed by Olsen Palmer incomplete or misleading. With the Company’s consent, Olsen Palmer relied upon the advice the Company received from its legal, accounting, regulatory and tax advisors as to all legal, accounting, regulatory and tax matters relating to the Merger and the other transactions contemplated by the Merger Agreement, and Olsen Palmer assumed that all such advice was correct.

Olsen Palmer’s Opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Olsen Palmer as of, May 8, 2026. Events occurring after May 8, 2026 could materially affect Olsen Palmer’s Opinion. Olsen Palmer is under no obligation to update, revise, reaffirm or withdraw its Opinion or otherwise comment upon events occurring after May 8, 2026. Olsen Palmer did not express any opinion as to what the value of the Company common stock actually would be when exchanged or issued, respectively, pursuant to the Merger or the price or range of such prices at which the Company common stock may be purchased or sold, otherwise transferrable, at any time.

Olsen Palmer’s Opinion was directed to the board of directors of the Company (in its capacity as such) in connection with its consideration of the Merger and may not be used for any other purpose without the prior written consent of Olsen Palmer. The Opinion does not constitute a recommendation to the board of directors of the Company or to any stockholder of either the Company or Parent as to how any such member of such board or any stockholder should vote at any meeting called to consider and vote upon the Merger, enter into a voting agreement, or otherwise act. Olsen Palmer expressed no opinion as to the fairness of the Per Share Consideration to the creditors or other constituencies of the Company. Olsen Palmer’s Opinion was directed only to the fairness, from a financial point of view, of the Per Share Consideration to the stockholders of the Company and did not address the underlying business decision of the Company to engage in the Merger or the relative merits of the Merger as compared to any other alternative business strategies that might have existed for the Company. Olsen Palmer’s Opinion should not be construed as having created any fiduciary duty on the part of Olsen Palmer to any party or person. Olsen Palmer’s Opinion was not reviewed or issued by a fairness opinion committee of Olsen Palmer. Olsen Palmer was not requested to opine as to, and the Opinion does not express an opinion as to or otherwise address, among other things (i) the fairness of any portion or aspect of the Merger to any one class or group of the Company’s or any other party’s security holders or other constituents vis-à-vis any other class or group of the Company’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders or other constituents), or (ii) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Merger, any class of such persons or any other party, relative to the per share Merger Consideration or otherwise.

Several analytical methodologies have been employed and no one method of analysis should be regarded as critical to the overall conclusion reached by Olsen Palmer. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. The overall conclusion Olsen Palmer reached was based on all the analyses and factors presented, taken as a whole, and also on application of Olsen Palmer’s own experience and judgment. Such conclusions may involve significant elements of subjective judgment and qualitative analysis. Olsen Palmer therefore gives no opinion as to the value or merit standing alone of any one or more parts of the analyses.

The following summarizes the material financial analyses that were considered by Olsen Palmer in rendering its Opinion. The summary below is not a complete description of the analyses underlying Olsen Palmer’s opinion or the presentation made by Olsen Palmer to the Company’s board of directors, but is a summary of all material analyses performed and presented by Olsen Palmer. No company or transaction used in the analyses described below is identical or directly comparable to the Company, Parent or the contemplated Merger.

Summary of Proposed Per Share Consideration and Implied Transaction Metrics

Per Share Consideration shall mean an amount equal to the quotient of (i) the Merger Consideration minus the aggregate amount of all option payments to be made to holders of Company stock options, divided by (ii) the number of shares of Company common stock issued and outstanding as of the effective time (which for the sake of clarity shall exclude the number of shares of Company common stock underlying the Company stock options). Per Share Consideration was estimated to be $14.28. Based upon financial information for the Company as of or for the last 12-month period ended March 31, 2026, Olsen Palmer reviewed the financial terms of the Merger and calculated the following implied transaction metrics:

Per Share Consideration/Tangible Book Value Per Share	0.94x
Per Share Consideration/Last 12 Months Earnings Per Share	Not Material
Per Share Consideration/Total Assets Per Share	27.8%
Tangible Book Value Premium Per Share/Core Deposits Per Share	-3.0%

Company Selected Companies Analysis. Olsen Palmer analyzed the relative valuation multiples as calculated by S&P Global Market Intelligence of 16 publicly traded banks headquartered in the United States (including banks traded over-the-counter and excluding targets of announced mergers) that satisfied the following selected criteria: (i) had total assets between $100 million and $500 million and (ii) had a return on average assets over the last 12 months less than 0.25%. The 16 financial institutions were as follows:

• Beach Cities Commercial Bank	• Monroe Federal Bancorp, Inc.
• EWSB Bancorp, Inc.	• Security Midwest Bancorp, Inc.
• Exchange Bankshares, Inc.	• Seneca Bancorp, Inc.
• Gateway Bank, F.S.B.	• TEB Bancorp, Inc.
• Glen Burnie Bancorp	• U & I Financial Corp.
• Greenville Federal Financial Corporation	• UNB Corp.
• Hoyne Bancorp, Inc.	• VWF Bancorp, Inc.
• Kentucky First Federal Bancorp	• WCF Bancorp, Inc.

Olsen Palmer noted the following selected financial measures, in each case of and for the relevant period ended March 31, 2026:

	Total Assets ($ millions)	Last 12 Months’ Return on Average Assets
Median	$299.3	0.01%
Mean	$305.6	-0.23%
Low	$147.9	-1.49%
High	$489.4	0.22%
NSTS Bancorp, Inc.	$270.3	-0.04%

Olsen Palmer analyzed various financial multiples for each company as calculated by S&P Global Market Intelligence, based on trading prices as of May 7, 2026 and financial metrics for the relevant period ended March 31, 2026, including trading price per share-to-tangible book value per share, trading priced-to-total assets, and the core deposit premium implied by the market capitalization. Olsen Palmer reviewed the median, mean, low, high, 25th percentile, and 75th percentile values for each metric of the selected companies. The results of the selected companies analysis are summarized below:

	Price-to-Tangible Book Value per Share	Price-to-Total Assets per Share	Core Deposit Premium Implied by Market Capitalization
Median	0.68x	5.4%	-6.2%
Mean	0.72x	7.4%	-5.4%
Low	0.47x	2.6%	-15.4%
High	1.55x	26.0%	9.9%
25th Percentile	0.57x	4.2%	-11.8%
75th Percentile	0.75x	7.1%	-1.3%

Company Selected Transactions Analysis. Olsen Palmer analyzed publicly available information relating to 10 selected acquisitions of banks announced between January 1, 2020 and May 7, 2026 involving targets headquartered in the United States with (i) total assets between $100 million and $500 million and (ii) return on average assets over the 12 months prior to the transaction announcement less than 0.25%. The selected transactions consisted of the following (buyer/seller):

●	FS Bancorp, Inc./Pacific West Bancorp

●	Hometown Financial Group MHC/CFSB Bancorp, Inc.

●	ESL Federal Credit Union/Generations Bank

●	Princeton Bancorp, Inc./Cornerstone Financial Corporation

●	LCNB Corp./Eagle Financial Bancorp, Inc.

●	DMG Bancshares, Inc./Liberty Bancorp

●	Bank7 Corp./Watonga Bancshares, Inc.

●	Social Finance, Inc./Golden Pacific Bancorp, Inc.

●	BancFirst Corporation/First National Bank and Trust Company of Vinita

●	Farmers and Merchants Bancshares, Inc./Carroll Bancorp, Inc.

Olsen Palmer noted the following selected financial measures of targets, in each case as of prior to the transaction announcement, and for the Company as of March 31, 2026:

	Total Assets ($ millions)	Last 12 Months’ Return on Average Assets
Median	$288.7	0.03%
Mean	$281.7	-0.26%
Low	$151.5	-2.60%
High	$401.0	0.18%
NSTS Bancorp, Inc.	$270.3	-0.04%

Olsen Palmer analyzed various financial multiples for each transaction as calculated by S&P Global Market Intelligence including deal value-to-tangible common equity, deal value-to-total assets and the core deposit premium implied by deal value. Olsen Palmer reviewed the median, mean, low, high, 25th percentile and 75th percentile values for each metric of the selected transactions. The results of the selected transactions analysis are summarized below:

	Deal Value-to-Tangible Common Equity	Deal Value-to-Total Assets	Core Deposit Premium Implied by the Deal Value
Median	1.1x	12.1%	1.8%
Mean	1.13x	12.1%	1.9%
Low	0.76x	5.6%	-2.0%
High	1.52x	25.9%	7.0%
25th Percentile	0.84x	7.8%	-1.7%
75th Percentile	1.40x	13.9%	4.7%

Company Discounted Cash Flow Analysis. Olsen Palmer was informed the Merger was expected to be closed in 2026 and thus Olsen Palmer analyzed the discounted present value of the Company’s projected free cash flows for the years ending December 31, 2026 through December 31, 2031. Olsen Palmer estimated cash flows based on distributable common equity, defined as tangible common equity in excess of a minimum tangible common equity-to-tangible assets ratio. Olsen Palmer applied a range of price to earnings multiples of 12.3x to 14.3x, based on review of price to earnings multiples for relevant indices of publicly traded bank stocks, to the Company’s estimated calendar year 2031 net income to derive a terminal value of approximately $34.6 million.

The projected cash flows and terminal values were discounted using an estimated cost of equity capital for the Company derived by the Kroll discount rate build-up method consisting of the sum of a risk-free rate, beta-adjusted equity risk premium and size premium. This resulted in an implied range of discount rates of 20.1% to 22.1%.

The calculations resulted in a range of implied values of $14.15 per share to $14.74 per share, compared to the per share Merger Consideration of $14.28.

The discounted cash flow analysis is a widely used valuation methodology that relies on numerous assumptions, including asset growth rates, earnings growth rates, discount rates and terminal multiples, and the results of such methodology are highly dependent on these assumptions. The financial forecasts from December 31, 2026 through December 31, 2031 were prepared and provided to Olsen Palmer by the Company management.

Certain Unaudited Prospective Financial Information

The Company does not as a matter of course make public projections as to future sales, earnings, or other results. In connection with the Merger, however, the Company’s management prepared certain prospective financial information to present certain unaudited prospective financial information regarding the Company’s future operations for the years ending December 31, 2026 through 2031 as prepared and provided to Olsen Palmer by the Company. The Projections were not prepared with a view toward public disclosure or with a view toward complying with recognized accounting standards or guidelines, but, in the view of the Company’s management, were prepared on a reasonable basis, reflect the best currently available estimates and judgments and present, to the best of management’s knowledge and belief, the expected course of action and the expected future financial performance of the Company. However, this information is not fact and should not be relied upon as being necessarily indicative of actual future results, and readers of this proxy statement are cautioned not to place undue reliance on the Projections.

Neither the Company’s independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the prospective financial information contained herein or the Projections, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information or the Projections.

The Projections, which were prepared by the Company’s management, were prepared solely for internal use and are subjective in many respects. The Projections reflect numerous estimates and assumptions made with respect to business, economic, market, competition, regulatory and financial conditions and matters specific to the business of the Company, all of which are difficult to predict and many of which are beyond the control of the Company. The Projections reflect assumptions as to certain business decisions that are subject to change and, in many respects, subjective judgment, and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. The Company can give no assurance that the Projections and the underlying estimates and assumptions will be realized. In addition, because the Projections cover multiple years, the information by its nature becomes less predictive with each successive year. Actual results may differ materially from those set forth below, and important factors that may affect actual results and cause the Projections not to be realized include, but are not limited to, risks and uncertainties relating to the business of the Company, industry performance, general business and economic conditions, customer requirements, competition and adverse changes in applicable laws, regulations or policies. Other factors that could cause actual results to differ are further described under the heading “Cautionary Note Regarding Forward-Looking Statements.”

Furthermore, the Projections do not take into account any circumstances or events occurring after the date they were prepared. The Company can give no assurance that, had the Projections been prepared as of the date of this proxy statement or any later date, similar estimates and assumptions would be used. The Company does not intend to, and disclaims any obligation to, make publicly available any update or other revision to the Projections to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error, or to reflect changes in general economic or industry conditions. The Projections do not give effect to the impact of negotiating or executing the Merger Agreement, the expenses that may be incurred in connection with consummating the Merger, the effect of any business or strategic decision or action that has been or will be taken as a result of the Merger Agreement having been executed, or the effect on the Company of any business or strategic decisions or actions that would likely have been taken if the Merger Agreement had not been executed, but which were instead altered, accelerated, postponed or not taken in anticipation of the Merger. Further, the Projections do not take into account the effect of any possible failure of the Merger to occur. None of the Company, Parent or their respective affiliates, officers, directors, advisors or other representatives has made, makes or is authorized in the future to make any representation to any stockholder of the Company, or any other person, regarding the Company’s actual performance compared to the information contained in the Projections or that projected results will be achieved.

In light of the foregoing and considering that the special meeting will be held several months after the Projections were prepared, as well as the uncertainties inherent in any forecasted information, shareholders of the Company are cautioned not to place unwarranted reliance on such information in connection with their consideration of the Merger Proposal.

The following prospective financial information was prepared by and approved by the Company’s management for use by Olsen Palmer in connection with Olsen Palmer performing its financial analyses with respect to the Company on a standalone basis and providing the Opinion:

	As of and for the Year Ended December 31,
Dollars in thousands ($000)	2026	2027	2028	2029	2030	2031
Total Asset	$265,286	$264,954	$263,840	$262,410	$265,034	$267,684
Tangible Assets	265,286	264,954	263,840	262,410	265,034	267,684
Company Estimated After-Tax Net Income	1,048	856	2,279	2,550	2,575	2,601

Interests of Directors and Officers in the Merger that are Different from Your Interests

General

In considering the recommendations of the Company’s board of directors with respect to the Merger Proposal, you should be aware that certain directors and executive officers of the Company have agreements or arrangements that provide them with interests in the Merger, including financial interests, that may be different from, or in addition to, the interests of the other Company stockholders. The Company’s board of directors was aware of these interests during its deliberations of the merits of the Merger Proposal and in determining to recommend that the Company’s stockholders vote in favor of the Merger Proposal. These interests, as well as significant interests of other persons, are described in more detail below, and certain of them are quantified in the narrative below.

Stock Ownership

As of ______, 2026, the Company’s directors and executive officers beneficially owned, in the aggregate, 271,853 shares, or approximately 5.2% of the outstanding shares of the Company’s common stock. For more information, see “Stock Ownership.”

Continuing Directors and Officers. Subject to any necessary approval by the appropriate regulatory authorities, Parent will cause the Bank to maintain Stephen G. Lear as a member of the Bank’s board of directors, and appoint two additional individuals mutually agreeable to Parent and the Company to the Bank’s board of directors, in each case effective immediately upon the Effective Time. In addition, Mr. Lear has agreed to serve in an interim capacity as CEO of the Bank until a permanent CEO is hired which is contemplated to occur by year-end 2026. The current CFO and CCO of the Bank have also agreed to remain in their positions at the Bank post-closing.

Indemnification and Insurance. From and after the effective time, Parent will indemnify the Company’s directors, officers and employees to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of the Merger Agreement by the Company’s Charter and bylaws (the “Bylaws”) for any losses incurred by them as a result of their service with the Company. The Company will procure, and Parent will bear the cost of, “tail coverage” for the Company's directors and officers for three years after the closing of the Merger that is no less advantageous than the coverage currently provided for the Company’s directors and officers, subject to the requirement that such tail coverage, in the aggregate, not exceed more than 200% of the cost of the current annual premium for such insurance.

Restricted Stock Awards

Each outstanding Company time-based restricted stock award, including those held by the directors and executive officers of the Company and the Bank, will automatically vest in full and all restrictions on those shares of restricted stock will lapse, immediately prior to the effective time of the Merger. Each share of restricted stock that vests will be converted into the right to receive the same Per Share Consideration as other holders of Company common stock pursuant to the terms of the Merger Agreement, less applicable withholding taxes. The following table sets forth the number of unvested shares of restricted stock held by each director and each named executive officer of the Company as of May 12, 2026, the date the Merger Agreement was executed, that would become vested as a result of the Merger. The estimated value of the shares of restricted stock is based on an assumed merger consideration of $14.28 per share, multiplied by the number of shares subject to each restricted stock award.

Name	Unvested Shares of Restricted Stock	Aggregate Value of Unvested Shares of Restricted Stock
Emily E. Ansani	7,360	105,101
Apolonio Arenas	3,680	52,550
Amy L. Avakian	6,000	85,680
Thomas M. Ivantic	3,680	52,550
Thomas J. Kneesel	3,680	52,550
Stephen G. Lear	14,400	205,632
John S. Pucin	0	0
Carissa H. Schoolcraft	8,400	119,952
Rodney J. True	3,680	52,550

Stock Option Awards

Each outstanding Company stock option award, including those held by the directors and executive officers of the Company and the Bank, will automatically vest in full and all restrictions on those shares of options will lapse, immediately prior to the effective time of the Merger. Each stock option award that vests will be converted into the right to receive, subject to the optionee executing an option cancellation agreement, a payment in an amount equal to the product of: (i) the total number of shares of Company common stock underlying such Company stock option, multiplied by (ii) the excess, if any, of (1) the Per Share Consideration, over (2) the per share exercise price for such Company stock option, less applicable withholding taxes, pursuant to the terms of the Merger Agreement. The following table sets forth the number of stock option awards held by each director and each named executive officer of the Company as of May 12, 2026, the date the Merger Agreement was executed, that would become vested as a result of the Merger. The estimated value of the stock options is based on an assumed Per Share Consideration of $14.28 per share, minus the applicable option exercise price, which for each of the below individuals, other than Emily Ansani, is $9.36, and which for Emily Ansani is $11.34.

Name	Unvested Stock Options	Aggregate Value of Unvested Stock Options
Emily E. Ansani	18,400	$54,096
Apolonio Arenas	9,200	$45,264
Amy L. Avakian	15,000	$73,800
Thomas M. Ivantic	9,200	$45,264
Thomas J. Kneesel	9,200	$45,264
Stephen G. Lear	36,000	$177,120
John S. Pucin	0	$0
Carissa H. Schoolcraft	20,000	$98,400
Rodney J. True	9,200	$45,264

Employment Agreement. At the closing of the mutual-to-stock conversion offering, in January 2022, the Company and the Bank entered into an employment agreement with Mr. Lear with a term of three years, which extends automatically for one additional year on each anniversary of the effective date of the agreement, so that the remaining term is again three years. The employment agreement provides that Mr. Lear’s base salary may be increased, but not decreased, at the discretion of the board of directors. In addition to the base salary, the agreement provides that Mr. Lear will be eligible to receive an annual bonus as may be determined by the board of directors. Mr. Lear is also entitled to participate in all employee benefit plans arrangements and perquisites offered to our employees and officers, and the reimbursement of reasonable business expenses incurred in the performance of his duties. We also provide Mr. Lear with reimbursement for monthly membership dues at a country club or similar club, and may provide other perquisites such as an automobile allowance and/or cell phone expense reimbursement as determined by the board of directors.

If a qualifying termination event occurs within 24 months following a change in control of the Company or the Bank, Mr. Lear is entitled to a severance payment equal to two and one-half times the sum of (i) Mr. Lear’s base salary, plus (ii) the average annual bonus earned by Mr. Lear for the three years immediately preceding the year in which the change in control occurs. This change in control severance will be paid in a lump sum payment. Mr. Lear must sign a general release of claims to receive the change in control severance payment. Also, upon termination of employment, Mr. Lear will be required to adhere to a one-year non-solicitation restriction set forth in his employment agreement. In addition, the employment agreement provides that upon termination of Mr. Lear’s employment for any reason, other than cause, we will provide for the continuation of the welfare benefits of medical, dental or other health coverage, at the same premium cost to Mr. Lear and at the same coverage level as in effect as the effective date of termination until the 18th month anniversary of the effective date of termination. The total estimated value of the severance benefits due Mr. Lear after the consummation of the Merger under the employment agreement is $630,000.

Change in Control Agreements. At the closing of the mutual-to-stock conversion offering, in January 2022, the Bank entered into a change in control agreement with each of Ms. Avakian, Ms. Schoolcraft and Christine Stickler, the Company’s Corporate Secretary. The change in control agreements have a term of three years, which term extends automatically for one additional year on each anniversary of the effective date of the agreement. Upon termination of the executive employment by the Company without “cause” or by the executive with “good reason” on or after the effective date of a change in control of the Bank or the Company, Ms. Avakian, Ms. Schoolcraft and Ms. Stickler each are entitled to a severance payment equal to one and one-half times the sum of (i) her base salary; and (ii) her average annual bonus earned for the three years immediately preceding the year in which the change in control occurs. This change in control severance will be paid in a lump sum at closing of the change in control. In addition, the executive would receive continuation of medical, dental or other health coverage, at the same premium cost to executive, for 12 months following termination of employment. The executive must sign a general release of claims to receive the change in control severance payment. The total estimated value of the severance benefit after the Merger under their respective change in control agreement are $271,400 for Ms. Avakian, $305,700 for Ms. Schoolcraft and $289,600 for Ms. Stickler.

Employee Stock Ownership Plan

The Bank sponsors an ESOP for eligible employees, including Mr. Lear, Ms. Avakian and Ms. Schoolcraft. The ESOP holds unallocated shares of Company stock that the trustee purchased in connection with the public stock offering of the Company, which was funded with a loan from the Company. Prior to the closing date of the Merger, the Bank will make a pro rata contribution to the ESOP and then terminate the ESOP. Any outstanding ESOP indebtedness will be repaid from any cash remaining in the ESOP suspense account and unallocated ESOP shares. All remaining unallocated ESOP shares will be allocated among the accounts of the ESOP participants in accordance with the terms of the ESOP (or, if the ESOP is silent on such allocation, in a manner intended to be compliant with ERISA and the Code). Each share of Company common stock held in the ESOP will be converted into the right to receive the Per Share Consideration.

Approvals Needed to Complete the Merger

In addition to the approval of the Merger Agreement by the stockholders of the Company, completion of the Merger and the transactions contemplated by the Merger Agreement are subject to the prior approval, of the OCC and the FRB. Parent filed an application with the FRB on July 8, 2026, which remains pending, and an application with the OCC on July 30, 2026, which was approved on August 10, 2026. The Bank also filed an application with the OCC on August 13, 2026, which remains pending.

The Merger cannot proceed in the absence of the requisite regulatory approvals. See “The Merger Agreement—Conditions to Completing the Merger” and “The Merger Agreement—Other Provisions of the Merger Agreement—Terminating the Merger Agreement.” There can be no assurance as to if and when the requisite regulatory approvals will be obtained. There can also be no assurance that any regulatory approvals will not contain a condition or requirement that causes the approvals to fail to satisfy the conditions set forth in the Merger Agreement and described under “The Merger Agreement—Conditions to Completing the Merger.”

The approval of any application merely implies the satisfaction of regulatory criteria for approval and does not include review of the Merger from the standpoint of the adequacy of the consideration to be received by stockholders. Furthermore, regulatory approvals do not constitute an endorsement or recommendation of the Merger.

THE MERGER AGREEMENT

The following is a summary of the material terms of the Merger Agreement, a copy of which is attached to this proxy statement as Annex A and incorporated in this proxy statement by reference. This summary may not contain all of the information about the Merger Agreement that is important to you. You should read the entire Merger Agreement carefully. It is the legal document that governs the Merger.

Except for the Merger Agreement’s status as a contractual document that establishes and governs the legal relations of the parties thereto with respect to the Merger and the other transactions contemplated thereby, we do not intend for its text to be a source of factual, business or operational information about the parties to the Merger Agreement. The representations, warranties and covenants made by the parties in the Merger Agreement are qualified and limited, including by information in the disclosure schedules referenced in the Merger Agreement that were delivered in connection with the execution of the Merger Agreement. Representations and warranties may be used as a tool to allocate risks between the respective parties to the Merger Agreement, including where the parties do not have complete knowledge of all facts, instead of establishing such matters as facts. Furthermore, the representations and warranties may be subject to different standards of materiality applicable to the contracting parties, which may differ from what may be viewed as material by our stockholders. These representations and warranties may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the Merger Agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement. Accordingly, the representations and warranties should not be relied upon as statements of factual information. Company stockholders are not third-party beneficiaries under the Merger Agreement and, therefore, may not directly enforce or rely on its terms and conditions and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company.

Structure of the Merger

The Merger Agreement provides that (1) Merger Sub will merge with and into the Company with the Company as the surviving corporation, (2) the Company will be merged with and into Parent with Parent as the surviving corporation, and (3) the Bank will become a wholly owned subsidiary of Parent and each share of Company common stock will automatically be converted into the right to receive the Per Share Consideration, subject to a possible downward adjustment, described below.

Merger Consideration and Per Share Consideration

As a Company stockholder, upon the closing of the Merger, each of your shares of our common stock will automatically be converted into the right to receive an amount in cash equal to the quotient of (A) the Merger Consideration of $73.662 million minus the aggregate of all stock option payments to be made to option holders, divided by (B) the number of shares of Company common stock issued and outstanding as of the effective time (which for the sake of clarity shall exclude the number of shares of Company common stock underlying the Company stock options), rounded down to the nearest cent. This is currently expected to result in Per Share Consideration of approximately $14.28. In addition, for each option outstanding, an option payment will be made that is equal to the product of: (i) the total number of shares of Company common stock underlying such Company stock option, multiplied by (ii) the excess, if any, of (1) the Per Share Consideration, over (2) the per share exercise price for such Company stock option, less applicable withholding taxes. The Merger Consideration is subject to the possible downward adjustment if the total Transaction Expenses, as described herein, exceed $4.5 million.

“Transaction Expenses” are expenses, fees or costs of the Company or the Bank incurred in connection with the Merger, including the following: (a) fees, costs and expenses of professional advisors; (b) any amounts paid or payable to any director, officer or employee of the Company under any contract, severance arrangement, stay bonus or retention agreement or benefit plan and payroll costs and expenses (including payroll costs and expenses in connection with the accelerated vesting and payouts related to the Company stock options and restricted stock); (c) the costs of the termination of any benefit plan; (d) costs of the termination of the Company’s applicable agreements with its vendors; (e) costs of the preparation, printing and mailing of this proxy statement; (f) any required environmental remediation costs relating the remediation of the Company’s real estate; (g) costs of title commitments and title insurance policies; and (h) costs associated with the Mortgage Division Disposition; provided, however, that expenses of up to $105,000 incurred in connection with the Mortgage Division Disposition will be excluded from the calculation of Transaction Expenses. See The Merger — Agreement — Structure of Merger.

Appraisal Rights

If the Merger is consummated, holders of shares of Company common stock who continuously hold shares of Company common stock through the effective time, who do not vote in favor of the approval of the Merger Proposal, who properly demand appraisal of their shares in accordance with the DGCL and who otherwise comply with the statutory requirements of Section 262 of the DGCL will be entitled to seek appraisal of their shares in connection with the Merger under Section 262 of the DGCL. The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL, and is qualified in its entirety by the full text of Section 262, which is attached to this proxy statement as Annex D and incorporated herein by reference. The following summary does not constitute any legal or other advice, and does not constitute a recommendation that holders of Company common stock exercise their appraisal rights under Section 262. All references in Section 262 and in the summary to a “stockholder,” “holder of Company common stock” are to the record holder of shares of Company common stock unless otherwise expressly noted herein, all such references to a “beneficial owner” mean a person who is the beneficial owner of shares of Company common stock held either in voting trust or by a nominee on behalf of such person unless otherwise explicitly noted herein.

Under Section 262, if the Merger is completed, holders and beneficial owners of shares of Company common stock who (i) submit a written demand for appraisal of their shares and do not withdraw their demand, fail to perfect or otherwise lose their appraisal rights, in each case in accordance with Section 262; (ii) do not vote in favor of the Company approval of the Merger Proposal; (iii) continuously are the record holders of such share of Company common stock through the effective time; (iv) who are entitled to demand appraisal rights under Section 262 and (v) otherwise exactly follow the procedures set forth in Section 262 may be entitled to have the Delaware Court of Chancery determine the fair value of their shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value. However, after an appraisal petition has been filed, Section 262 provides that the Delaware Court of Chancery will dismiss appraisal proceedings as to all Company stockholders and beneficial owners of shares of Company common stock who have asserted appraisal rights, unless (a) one of the ownership thresholds articulated in Section 262(g) is met; or (b) the value of the aggregate Merger Consideration in respect of the shares of Company common stock for which appraisal rights have been pursued and perfected exceeds $1 million or the “ownership thresholds.” Unless the Delaware Court of Chancery, in its discretion, determines otherwise for good cause shown, interest on an appraisal award will accrue and compound quarterly from the effective time of the Merger through the date the judgment is paid at five percent over the Federal Reserve discount rate (including any surcharge) as established from time to time during such period. However, at any time before the Delaware Court of Chancery enters judgment in the appraisal proceedings, the surviving corporation may voluntarily pay to each Company stockholder and beneficial owners of shares of Company common stock entitled to appraisal an amount in cash pursuant to subsection (h) of Section 262, in which case such interest will accrue after the time of such payment only on an amount that equals the difference, if any, between the amount so paid and the “fair value” of the shares as determined by the Delaware Court of Chancery, in addition to any interest accrued prior to the time of such voluntary cash payment, unless paid at such time. The surviving corporation is under no obligation to make such voluntary cash payment prior to such entry of judgment.

Under Section 262, where a merger is to be submitted for approval at a meeting of Company stockholders, such as the special meeting, the Company, not less than 20 days prior to the special meeting, must notify each of the Company stockholders who was such on the record date for notice of such meeting with respect to shares for which appraisal rights are available that appraisal rights are available, and include in the notice either a copy of Section 262 or information directing the Company stockholders to a publicly available electronic resource at which Section 262 may be accessed without subscription or cost. This proxy statement constitutes the Company’s notice to its stockholders that appraisal rights are available in connection with the Merger, and the full text of Section 262 is attached to this proxy statement as Annex D. In connection with the Merger, any Company stockholder or beneficial owners of shares of Company common stock who wish to exercise appraisal rights, or who wish to preserve such holder’s right to do so, should review this discussion and Annex D carefully. Failure to strictly comply with the requirements of Section 262 in a timely and proper manner may result in the loss of appraisal rights under the DGCL. A Company stockholder or beneficial owners of shares of Company common stock who loses his, her or its appraisal rights will be entitled to receive the Merger Consideration described in the Merger Agreement. Moreover, the process of dissenting and exercising appraisal rights requires compliance with technical prerequisites, and because of the complexity of the procedures for exercising the right to seek appraisal of shares of Company common stock, if a Company stockholder or beneficial owners of share of Company common stock considers exercising such rights, such Company stocker or beneficial owners of shares of Company common stock should seek the advice of legal counsel.

Company stockholders or beneficial owners of share of Company common stock wishing to exercise the right to seek an appraisal of their shares of Company common stock must do ALL of the following:

●	In the case of a Company stockholder, such person must not vote, or must abstain from voting, in favor of the proposal to adopt and approve the Merger Proposal;

●

The Company stockholder or beneficial owner of shares of Company common stock must deliver to the Company a written demand for appraisal before the vote on the Merger Proposal at the special meeting, which written demand must reasonably inform the Company of the identity of the Company stockholder or beneficial owner of shares of Company common stock and that the Company stockholder or beneficial owner of shares of Company common stock intends to demand appraisal of his, her or its shares. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the adoption and approval of the Merger Proposal. Voting “AGAINST” or failing to vote “FOR” the adoption and approval of the Merger Proposal by itself does not constitute a demand for appraisal within the meaning of Section 262;

●

the Company stockholder or beneficial owner of shares of Company common stock must continuously hold or beneficially own, as applicable, the shares of common stock from the date of making the demand through the effective time (a Company stockholder or beneficial owner of shares for Company common stock will lose appraisal rights if he, she or it transfers the shares before the effective time); and

●

the Company stockholder or beneficial owner of shares of Company common stock must otherwise comply with the procedures of Section 262, including filing a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares owned by such stockholder or beneficial owner within 120 days after the effective time. The surviving corporation is under no obligation to file any petition and has no intention of doing so.

In addition, one of the ownership thresholds articulated in Section 262(g) must be met.

Filing of Written Demand

Any Company stockholder or beneficial owner of shares of Company common stock wishing to exercise appraisal rights must deliver to the Company, before the vote on the adoption and approval of the Merger Proposal at the special meeting at which the proposal to adopt and approve the Merger Proposal will be submitted to Company stockholders, a written demand for the appraisal of the Company stockholder’s common shares.

In the case of a Company stockholder, such Company stockholder must not vote or submit a proxy in favor of the adoption and approval of the Merger Proposal. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the adoption and approval of the Merger Proposal and will constitute a waiver of the Company stockholder’s or beneficial owner of shares of Company common stock’s appraisal rights. Therefore, a Company stockholder or beneficial owner of shares of Company common stock who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote against the adoption and approval of the Merger Proposal or abstain from voting, or otherwise fail to vote, on the adoption and approval of the Merger Proposal.

Neither voting against the adoption of the Merger Proposal nor abstaining from voting or failing to vote on the Merger Proposal will, in and of itself, constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote on the adoption of the Merger Proposal. A proxy or vote against the adoption of the Merger Proposal will not constitute a demand. A Company stockholder’s or beneficial owner and shares of Company common stock’s failure to make the written demand prior to the taking of the vote on the adoption and approval of the Merger Proposal at the special meeting will constitute a waiver of appraisal rights.

A demand for appraisal made by a Company stockholder or beneficial owner of shares of Company common stock must be executed by or on behalf of the holder of record or the beneficial owner, as applicable, and must reasonably inform the Company of the identity of such holder or beneficial owner. A written demand for appraisal must state that the person intends thereby to demand appraisal of the person’s shares in connection with the Merger.

All demands for appraisal pursuant to Section 262 should be in writing and should be mailed and delivered to:

NSTS Bancorp, Inc.

Attn: Christine E. Stickler

Corporate Secretary

700 S. Lewis Avenue

Waukegan, Illinois 60085

At any time within 60 days after the effective time, any Company stockholder or beneficial owner of shares of Company common stock who has delivered a written demand to the Company and who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the Merger Consideration offered pursuant to the Merger Proposal by delivering to the Company a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the effective time will require written approval of the surviving corporation. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any Company stockholder or beneficial owner of shares of Company common stock without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just; provided, however, that this provision will not affect the right of any Company stockholder or beneficial owner of shares of Company common stock who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such Company stockholder’s or beneficial owner’s demand for appraisal and to accept the Merger Consideration within 60 days after the effective time of the Merger.

Notice by the Surviving Corporation

If the Merger is completed, within 10 days after the effective time, the surviving corporation will notify each Company stockholder or beneficial owner of shares of Company stock who has properly made a written demand for appraisal pursuant to Section 262, and who has not voted in favor of the merger proposal, that the Merger has become effective and the effective date thereof.

Filing a Petition for Appraisal

Within 120 days after the effective time, but not thereafter, the surviving corporation or any Company stockholder or beneficial owner of shares of Company common stock who has complied with Section 262 and is entitled to seek appraisal under Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the surviving corporation in the case of a petition filed by Company stockholder or beneficial owner of shares of Company common stock, demanding a determination of the fair value of the shares held by all dissenting Company stockholders or beneficial owners of share of Company common stock entitled to appraisal rights who did not vote their shares in favor of the merger proposal and properly demanded appraisal of such shares. The surviving corporation is under no obligation, and has no present intention, to file a petition, and Company stockholders or beneficial owner of shares of Company common stock should not assume that the surviving corporation will file a petition or initiate any negotiations with respect to the fair value of the shares of Company common stock. Accordingly, any Company stockholders or beneficial owners of shares of Company common stock who desire to have shares of Company common stock appraised should initiate all necessary action to perfect their appraisal rights in respect of their shares of Company common stock within the time and in the manner prescribed in Section 262. The failure of a Company stockholder or beneficial owner of shares of Company common stock to file such a petition within the period specified in Section 262 could nullify the Company stockholder’s or beneficial owner of shares of Company common stock’s previous written demand for appraisal.

Within 120 days after the effective time, any person who has complied with the requirements of Section 262 and who is entitled to appraisal rights thereunder will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares of Company common stock not voted in favor of the adoption and approval of the Merger Agreement and Merger and with respect to which Company has received demands for appraisal, and the aggregate number of holders of such shares holding or owning such. The surviving corporation must mail such statement to the requesting Company stockholder or beneficial owner of share of Company common stock within 10 days after receipt by the surviving corporation of the written request for such a statement or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later.

If a petition for an appraisal is duly filed by a Company stockholder or beneficial owner of shares of Company common stock and a copy thereof is served upon the surviving corporation, the surviving corporation will then be obligated within 20 days after such service to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all Company stockholders or beneficial owners of shares of Company common stock who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached. Upon the filing of any such petition, the Delaware Court of Chancery may order that notice of the time and placed fixed for the hearing on the petition be mailed to the surviving corporation and all of the Company stockholders or beneficial owners of shares of Company common stock shown on such verified list at the addresses stated therein. Such notice will also be published at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware, or in another publication determined by the Delaware Court of Chancery. The costs of these notices are borne by the surviving corporation. After notice to Company stockholders or beneficial owners of shares of Company common stock who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the Company stockholders or beneficial owners of shares of Company common stock who demanded appraisal of their shares to submit their stock certificates (if any) to the Register in Chancery for notation thereon on the pendency of the appraisal proceedings, and, if any Company stockholder or beneficial owner of shares of Company common stock fails to comply with that direction, the Delaware Court of Chancery may dismiss that Company stockholder or beneficial owner of shares of Company common stock from the proceedings. The Delaware Court of Chancery will dismiss the appraisal proceedings as to all Company stockholders or beneficial owners of shares of Company common stock who assert appraisal rights unless one of the ownership thresholds is met.

Determination of Fair Value

After determining the holders entitled to appraisal and that at least one of the ownership thresholds described above has been satisfied as to the Company stockholders or beneficial owners of shares of Company common stock seeking appraisal rights, the appraisal proceeding will be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding, the Delaware Court of Chancery will determine the “fair value” of the shares of Company common stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value (subject, in the case of interest payments, to any voluntary cash payments made by the surviving corporation pursuant to subsection (h) of Section 262 that have the effect of limiting the sum on which interest accrues as described below). In determining fair value, the Delaware Court of Chancery will take into account all relevant factors. Unless the Delaware Court of Chancery, in its discretion, determines otherwise for good cause shown, interest from the effective time of the Merger through the date of payment of the judgment will be compounded quarterly and will accrue at five percent over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time and the date of payment of the judgment. However, at any time before the Delaware Court of Chancery enters the judgment in the appraisal proceedings, the surviving corporation may pay to each NSTS Bancorp, Inc. stockholder entitled to appraisal an amount in cash, in which cash such interest will accrue after the time of such payment only on an amount that equals the difference, if any, between the amount so paid and the “fair value” of the shares as determined by the Delaware Court of Chancery, in addition to any interest accrued prior to the time of such voluntary payment, unless paid at such time.

In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making the determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise, and any other facts that could be ascertained as of the date of the Merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment of expectation.

In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Company stockholders and beneficial owners of shares of Company common stock considering seeking appraisal should be aware that the fair value of their shares as so determined by the Delaware Court of Chancery could be more than, the same as or less than the Merger Consideration they would receive pursuant to the Merger if they did not seek appraisal of their shares and that an opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a merger is not an opinion as to, and does not in any manner address, fair value under Section 262. No representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and the Company stockholders and beneficial owners if shares of Company common stock should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the Merger Consideration. Neither the Company nor Parent as the surviving corporation anticipates offering more than the Merger Consideration to any Company stockholder or beneficial owner of shares of Company common stock exercising appraisal rights, and each of the Company and Parent reserve the right to make a voluntary cash payment pursuant to subsection (h) of Section 262 and to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of Company common stock is less than the Merger Consideration. If a petition for appraisal is not timely filed, or if neither of the ownership thresholds described above has been satisfied as to Company stockholders or beneficial owners of shares of Company common stock seeking appraisal rights, then the right to an appraisal will cease. The costs of the appraisal proceedings (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and charged upon the parties as the Delaware Court of Chancery deems equitable under the circumstances. Upon application of a Company stockholder or beneficial owner of shares of Company common stock, the Delaware Court of chancery may also order that all or a portion of the expenses incurred by a Company stockholder or a beneficial owner of shares of Company common stock in connection with an appraisal proceeding, including, without limitation, reasonable attorneys’ fees, and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to be appraised. In the absence of such determination or assessment, each party bears its own expenses.

If any Company stockholder or beneficial owner of shares of Company common stock who demands appraisal of his, her or its shares of Company common stock under Section 262 fails to perfect, withdraws or otherwise loses, such holder’s rights to appraisal, the Company stockholder’s or beneficial owner of shares of Company common stock’s shares of Company common stock will be deemed to have been converted at the effective time into the right to receive the Per Share Consideration, without interest, upon delivery by such holder of a properly completed and duly executed letter of transmittal to the exchange agent and transfer of shares of Company common stock. A Company stockholder or beneficial owner of shares of Company common stock will fail to perfect, or effectively lose or withdraw, the holder’s right to appraisal if no petition for appraisal is filed within 120 days after the effective time, if neither of the ownership thresholds described above is met or if the Company stockholder or beneficial owner of shares of Company common stock properly delivers to the surviving corporation a written withdrawal of the holder’s demand for appraisal and an acceptance of the Merger Consideration in accordance with Section 262.

From and after the effective time, no Company stockholder or beneficial owner of shares of Company common stock who has demanded appraisal rights will be entitled to vote such shares of Company common stock for any purpose or to receive payment of dividends or other distributions on the stock, except dividends or other distributions on the Company stockholder’s or the beneficial owner of shares of Company common stock’s, if any, payable to Company stockholders or beneficial owners of shares of Company common stocks as of a time prior to the effective time of the Merger. If no petition for an appraisal is filed, if neither of the ownership thresholds described above is met, or if the Company stockholder or beneficial owner of shares or Company common stock delivers to the surviving corporation a written withdrawal of the demand for an appraisal and an acceptance of the Merger, either within 60 days after the effective time or thereafter within the written approval of the surviving corporation, then the right of such Company stockholder of beneficial owner of shares of Company common stock will cease. Once a petition for appraisal is filed with the Delaware Court of Chancery, however, the appraisal proceeding may not be dismissed as to any Company stockholder or beneficial owner of shares of Company common stock without approval of the court, and such approval may be conditioned upon such terms as the court deems just; provided, however, that the foregoing will not affect the right of any Company stockholder or beneficial owner of shares of Company common stock who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such Company stockholder’s or beneficial owner of shares of Company common stock’s demand for appraisal and to accept the terms offered upon the Merger within 60 days after the effective time of the Merger.

COMPANY STOCKHOLDERS WHO VOTE SHARES IN FAVOR OF THE ADOPTION AND APPROVAL OF THE MERGER AGREEMENT AND MERGER WILL NOT BE ENTITLED TO EXERCISE APPRAISAL RIGHTS WITH RESPECT THERETO BUT, RATHER, WILL RECEIVE THE PER SHARE CONSIDERATION.

Failure to comply strictly with all of the procedures set forth in Section 262 may result in the loss of Company stockholder’s statutory appraisal rights. Consequently, any Company stockholder or beneficial owner of shares of Company common stock wishing to exercise appraisal rights is encouraged to consult legal counsel before attempting to exercise those rights.

Closing of the Merger

The closing of the Merger will occur on a date mutually acceptable to Parent and the Company or within five business days after satisfaction of all closing conditions, including the receipt of all necessary regulatory, stockholder and other approvals and the expiration of any mandatory waiting periods. On the closing date, the parties will conduct an electronic exchange of documents and, if all conditions in the Merger Agreement are either met or waived, then the parties will execute the documents necessary to effect the Merger and other transactions contemplated by the Merger Agreement.

The Company and Parent expect to complete the Merger in the fourth quarter of 2026. However, neither the Company nor Parent can guarantee when or if the required regulatory approvals will be obtained. See “The Merger—Approvals Needed to Complete the Merger.”

Conditions to Completing the Merger

Among other conditions, the respective obligations of the Company and Parent to effect the Merger are subject to the satisfaction or waiver of the following conditions specified in the Merger Agreement:

Unless waived by the Company, the Company’s obligations to close the Merger are subject to the following provisions:

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Parent’s representations and warranties must be true and correct, subject to the applicable materiality standard set forth in the Merger Agreement. The Company will receive a certificate, dated as of the closing date, signed on behalf of Parent by an appropriate executive officer of Parent to the foregoing effect.

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Parent has performed, in all material respects, all obligations it is required to perform under the Merger Agreement at or prior to closing and an appropriate executive officer of Parent has provided a written certificate to that effect.

●	Parent shall have delivered to the Company evidence of the transfer to the exchange agent of all cash amounts required to be delivered pursuant to the Merger Agreement.

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Parent shall have delivered to the Company copies of resolutions of the board of directors of Parent authorizing and approving the Merger Agreement and the consummation of the transactions contemplated thereby.

●	Receipt of Company stockholder approval.

●	Receipt of all regulatory approvals.

●	No injunctions or orders (or threatened injunctions or orders) prohibiting the Merger or imposing material limits on the parties’ abilities to complete the Merger.

●	No commenced or threatened proceedings against Parent that would reasonably be expected to have a material adverse effect on Parent or the Company’s rights under the Merger Agreement.

●	Since the date of the Merger Agreement, there has been no material adverse effect (as defined in the Merger Agreement) with respect to Parent.

Unless waived by Parent, Parent’s obligations to close the Merger are subject to the following provisions:

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The Company’s representations and warranties must be true and correct, subject to the applicable materiality standard set forth in the Merger Agreement. Parent will receive a certificate, dated as of the closing date, signed on behalf of the Company by an appropriate executive officer of the Company to the foregoing effect.

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The Company has performed, in all material respects, all obligations it is required to perform under the Merger Agreement at or prior to closing and an appropriate executive officer of the Company has provided a written certificate to that effect.

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The Company shall have delivered to Parent copies of resolutions of: (i) the board of directors of the Company; and (ii) the Company’s stockholders authorizing and approving the Merger Agreement and the consummation of the transactions contemplated thereby, certified as of the closing date by the Chief Executive Officer of the Company.

●	The Company shall have delivered to Parent a resignation effective as of the closing from each of the directors and officers of the Bank, as requested by Parent.

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The Company shall have delivered to Parent (i) a good standing certificate for the Company issued by the Secretary of State of the State of Delaware and dated as of the closing date, (ii) a good standing certificate for the Bank issued by the OCC and dated not more than 10 business days prior to the closing date, and (iii) a copy of the Articles of Association of the Bank certified by the OCC and dated not more than 10 business days prior to the closing date.

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The Company shall have delivered to Parent a certificate of the Chief Executive Officer of the Bank dated as of the closing date: (i) certifying a copy of the bylaws of the Bank; (ii) stating that there have been no further amendments to the Articles of Association of the Bank previously delivered to Parent; (iii) stating that the Company is the sole stockholder of the Bank; and (iv) stating that all Company transaction expenses have been paid or accrued by the Company or the Bank as of the closing date.

●	The Company shall have delivered to Parent a certificate pursuant to Treasury Regulations Sections 1.1445-2(c)(3) and 1.897-2(h) and associated documents.

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The Company will have taken all action necessary to terminate the ESOP, and paid all termination fees, or accrued for same, if any, associated with the termination and repaid all outstanding ESOP loans.

●	Receipt of Company stockholder approval.

●	Receipt of all regulatory approvals necessary to complete the Merger.

●	No injunctions or orders (or threatened injunctions or orders) prohibiting the Merger or imposing material limits on the parties’ abilities to complete the Merger.

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No commenced or threatened proceedings against the Bank or the Company that would reasonably be expected to have a material adverse effect on the Company or its subsidiaries, or on Parent’s rights under the Merger Agreement.

●	Since the date of the Merger Agreement, there has been no material adverse effect with respect to the Company.

●	The Mortgage Division Disposition shall have occurred.

You can find the details of the conditions to the Merger in Articles 9 and 10 of the Merger Agreement. Neither party to the Merger Agreement can guarantee that all of the conditions to completing the Merger will be satisfied or waived.

Other Provisions of the Merger Agreement

Although the completion of the Merger requires stockholder approval, many provisions of the Merger Agreement became effective immediately upon its signing. Your vote was not required to make these provisions binding obligations of the Company.

Representations and Warranties. The representations and warranties described below and included in the Merger Agreement were made only for purposes of the Merger Agreement and as of specific dates, are solely for the benefit of Parent and the Company, may be subject to limitations, qualifications or exceptions agreed upon by the parties, including those included in disclosure schedules made for the purposes of, among other things, allocating contractual risk between Parent and the Company rather than establishing matters as facts, and may be subject to standards of materiality that differ from those standards relevant to investors. You should not rely on the representations, warranties, covenants or any description thereof as characterizations of the actual state of facts or condition of Parent, the Company or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in public disclosures by Parent or the Company. The representations and warranties and other provisions of the Merger Agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this proxy statement.

The Merger Agreement contains customary representations and warranties of Parent and the Company relating to their respective businesses. The representations and warranties in the Merger Agreement do not survive the effective time of the Merger.

The representations and warranties made by the Company to Parent relate to a number of matters, including the following:

●	corporate matters, including the due organization of the Company and the Bank;

●	authority relative to the execution and delivery of the Merger Agreement, and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the Merger;

●	capitalization;

●	the filing of reports with the SEC and regulatory authorities, financial statements and internal controls over financial reporting;

●	the books and records of the Company and the Bank;

●	title to properties;

●	loan matters, including the allowance for credit losses;

●	the absence of undisclosed liabilities and material adverse changes to the Company or the Bank;

●	tax matters;

●	compliance with the Employee Retirement Income Security Act of 1974, as amended;

●	compliance with applicable laws;

●	the absence of certain legal proceedings and agreements with regulatory authorities;

●	the absence of certain changes or events;

●	properties, contracts and other agreements and employee benefit plans;

●	the absence of defaults on contracts;

●	insurance;

●	compliance with environmental laws;

●	employee and employee benefit matters;

●	indemnification;

●	insider interests;

●	broker’s fees payable in connection with the Merger;

●	no known delays in obtaining regulatory approval of the Merger;

●	labor matters;

●	cybersecurity;

●	intellectual property; and

●	the accuracy of information supplied for inclusion in this proxy statement and applications filed with bank regulators.

The representations and warranties made by Parent to the Company relate to a number of matters, including the following:

●	corporate matters, including the due organization of Parent and Brookfield;

●	authority relative to the execution and delivery of the Merger Agreement, and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the Merger;

●	sufficient funds to pay the Merger Consideration; and

●	no known delays in obtaining regulatory approval of the Merger.

Because the Merger is an all-cash transaction, the scope of Parent’s representations and warranties as the buyer, is not as broad as the scope of those representations and warranties of the Company, as the seller.

Cooperation and Conduct of Business.

Under the Merger Agreement, the Company has agreed that, other than as expressly contemplated or permitted by the Merger Agreement or required by law, regulation or any governmental entity during the period from the date of the Merger Agreement to the effective time of the Merger, the Company will:

●	conduct its business only in the ordinary course of business and in compliance in all material respects with all legal requirements and all contracts;

●

use its commercially reasonable efforts to preserve intact its current business organization, keep available the services of its current officers, employees and agents, and maintain the goodwill of its suppliers, customers, landlords, creditors, employees, agents and others who have business relationships with it;

●

provide the following information in a monthly report to Parent: (a) the Bank’s board package (except for any information subject to privilege or that would constitute confidential supervisory information, including any information related to the Merger Agreement or the transactions contemplated thereby); (b) monthly financial statements; and (c) a Bank loan past due report;

●	maintain all of its assets necessary for the conduct of its business in as good of operating condition and repair as they are now in, reasonable wear and tear and insured casualty damage excepted;

●

maintain policies of insurance upon its assets and with respect to the conduct of its business in amounts and kinds comparable to that in effect on the date of the Merger Agreement and pay all premiums on such policies when due;

●	file in a timely manner all required filings with all regulatory authorities and cause such filings to be true and correct;

●	promptly notify Parent of any Bank loan risk rating upgrades or downgrades;

●	promptly notify Parent of any proposed resignations or terminations of employment of employees; and

●	maintain its books, accounts and records in the ordinary course of business, on a basis consistent with prior years.

Consistent with the foregoing, between the date of the Merger Agreement and the closing, except with the prior written consent of Parent, which consent shall not be unreasonably withheld, delayed or denied, the Company shall not, and the Company shall cause the Bank not to:

●

change its authorized or issued capital stock or grant any stock option or right to purchase shares of its capital stock or issue any security convertible into such capital stock or evidence of indebtedness (except in connection with customer deposits) or grant any registration rights;

●

issue, sell or deliver, or agree or commit to issue, sell or deliver, any Company common stock or common stock of the Bank (whether through the issuance or granting of options, restricted stock, restricted stock units, warrants, commitments, subscriptions, rights to purchase, any equity or equity-based instruments, or otherwise), except (A) the issuance, delivery or sale of shares of Company common stock pursuant to Company restricted stock awards or Company stock options or pursuant to the Company stock plan in accordance with its terms; or (B) as required by any benefit plan in effect on the date of the Merger Agreement;

●

directly or indirectly acquire, repurchase or redeem any securities, except for (A) with respect to Company common stock pursuant to the terms and conditions of restricted stock awards or Company stock options outstanding as of the date of the Merger Agreement in accordance with their terms or to otherwise satisfy tax obligations with respect to awards granted pursuant to the Company stock plan or to pay the exercise price of Company stock options in each case in accordance with the existing terms of the applicable Company stock options as in effect on the date of the Merger Agreement; (B) transactions between the Company and any of its direct or indirect subsidiaries; or (C) transactions otherwise required to be taken by the ESOP or in connection with the termination of the outstanding ESOP loan;

●

invest or take any actions to inject any additional capital or equity into the Bank other than pursuant to legal requirements or prudent banking principles and increases in the Bank’s capital accounts arising due to earnings in the ordinary course of business;

●

declare or pay any dividend or other distribution or payment in respect of shares of its capital stock other than dividends paid to the Company for the purpose of distributing to stockholders of the Company dividends to pay for income taxes in the ordinary course of business;

●	amend the Charter or the Bylaws, or the charter or bylaws of the Bank;

●

announce, pay or increase any bonus, salary or other compensation or benefits to any of its directors, officers, employees or independent contractors other than (A) regular salary or commissions paid in the ordinary course of business or (B) standard raises occurring in the ordinary course of business as part of annual performance reviews and financial evaluations of the Company or any of its subsidiaries;

●

except for hiring in the ordinary course of business (but, for the avoidance of doubt, excluding the hiring of executives or officers), hire or terminate, other than for cause, any director, officer; employee or independent contractor, or enter into or terminate any employment, consulting, non-competition, change in control, severance, retention, or similar contract with any director, officer, employee or independent contractor;

●

except for any amendment necessary to comply with any legal requirement (or as explicitly provided for under the Merger Agreement), establish, adopt, amend, or terminate, or increase (other than standard increases in the ordinary course of business as part of annual performance reviews) or accelerate the vesting or payment of the payments to or benefits under, any benefit plan (or any plan, policy, agreement, contract, or arrangement that would be a benefit plan if in effect on the date of the Merger Agreement), except for the vesting or acceleration of any payments or benefits pursuant to the terms of any existing benefit plan;

●

enter into any new, or modify, amend, renew or extend (through action or inaction) the terms of any existing lease, contract or license that (A) has a term of more than one (1) year or (B) involves the annual payment by the Bank of more than $25,000 in the aggregate;

●	make any Bank loan that does not comply with the Bank loan’s policy or other policies, procedures and standards of Bank (other than pursuant to standard exceptions thereto);

●	make any new Bank loan or commit to renew, extend the term of or increase the amount of any existing Bank loan other than in the ordinary course of business;

●

make any new Bank loan, or commit to make a new Bank loan or renew, extend the term of or increase the amount of any existing Bank loan if such Bank loan is (A) an unsecured Bank loan or (B) a secured Bank loan in an amount exceeding $400,000; provided, however, that the Bank may make such a Bank loan in the event (x) the Bank has delivered to Parent or its designated representative a notice of its intention to make such Bank loan and such information, including any internally-prepared loan presentation, as Parent or its designated representative shall reasonably require in respect thereof, and (y) Parent or its designated representative shall not have objected to such Bank loan by giving written notice of such objection within two business days following delivery to Parent or its designated representative the notice of intention and required information; provided, further, that this section shall not apply to Bank loans that are single family mortgage loans that are qualified to be sold and will be sold within 30 days of origination;

●

make any Bank loan in an amount that exceeds the Bank’s lending limit or commit to make, renew, extend the term of or increase the amount of any Bank loan to any person if such Bank loan or any other Bank loans to such person or an affiliate of such person is on the “watch list” or similar internal report of the Bank, or has been classified by bank or a regulatory authority as “substandard,” “doubtful,” “loss,” or “other loans specially mentioned” or listed as a “potential problem loan”;

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change the manner in which the Bank calculates its allowance for credit losses other than in compliance with the accounting standards or transfer any allowance for credit losses in the income of the Bank (provided, however, the Bank may transfer, if necessary, amounts from the Bank’s allowance for credit losses to the Bank’s reserve for unfunded commitments);

●

fail to charge off any Bank loans in accordance with the accounting standards or place on non-accrual any loans or leases that are past due greater than 90 days unless an adequate collateral margin exists or is in the process of collection which would assure repayment in full of all principal and accrued interest;

●	transfer to the Company or any of its affiliates any of the assets or deposits of the Bank;

●	sell, lease or otherwise dispose of any of its properties, or mortgage, pledge or impose any lien or other encumbrance upon any of its properties, except in the ordinary course of business;

●	make any capital expenditure in excess of $100,000;

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merge or consolidate with or into any other person, or acquire any stock, equity interest or business of any other person other than in the ordinary course of business with respect to foreclosures on pledged collateral;

●	file an application to open a new office or branch, close a current office or branch or relocate the operations of a branch from an existing location;

●	purchase, acquire, sell, transfer, dispose or reinvest any investment securities;

●

purchase or acquire any investments, direct or indirect, in any derivative securities, financial futures or commodities or enter into any interest rate swap, floors and option agreements, or other similar interest rate management agreements;

●	repurchase or enter into any agreement to repurchase all or any portion of any loan previously participated to any other financial institution;

●	originate any loan which is thereafter participated to another financial institution providing for payment on any basis other than pro rata; or

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make, change or rescind any tax election, change a tax accounting period, adopt or change any tax accounting method, file any amended tax return, enter into any tax closing agreement, settle any tax claim or assessment relating to the Bank, surrender any right to claim a refund of taxes, consent to an extension or waiver of the statute of limitations applicable to any tax, or take any similar action.

Employees. For a period of one year after the closing (or, if earlier, until the date of termination of the applicable employee’s employment), Parent will provide Bank employees who remain with the Bank with annual salaries and benefits consistent with the existing salaries and benefits before the closing and shall use commercially reasonable efforts to give employees full credit for purposes of eligibility to participate and vesting, for purposes of vacation and paid time off, and for the purpose of severance pay entitlement as provided under this Agreement, under each Bank employee benefit plan, program or arrangement established or maintained by Parent under which continuing employees are eligible to participate on or after the closing to the same extent that such credit was recognized by the Company under comparable benefit plans, immediately prior to the closing; provided, however, that such credit shall not be provided to the extent that such credit would result in any duplication of benefits.

With respect to each welfare benefit plan, program or arrangement maintained, sponsored or contributed to by Parent after the closing in which any continuing Bank employee or spouse or dependent thereof may be eligible to participate on or after the closing, Parent shall use commercially reasonable efforts to (i) waive, or cause its affiliates or insurance carrier to waive, all limitations as to preexisting conditions, actively-at-work requirements, exclusions and waiting periods, if any, with respect to participation and coverage requirements applicable to each continuing employee or spouse or dependent thereof, and any other restrictions that would prevent immediate or full participation by such continuing employee or spouse or dependent thereof, under such Parent’s welfare benefit plan, to the same extent satisfied or waived under a comparable benefit plan, as applicable, and (ii) provide full credit to each continuing employee or spouse or dependent thereof for any co-payments, deductibles, and out-of-pocket expenses paid by such continuing employee or spouse or dependent thereof under the comparable benefit plan, as applicable.

Agreement Not to Solicit Other Proposals. Between the signing of the Merger Agreement and the completion of the Merger or termination of the Merger Agreement, the Company and its officers, directors, employees and representatives must not initiate, solicit, encourage or knowingly facilitate inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential or nonpublic information or data to, or have any discussions with, any third party relating to, any acquisition proposal; provided, that, if the Company receives an unsolicited bona fide acquisition proposal from a third party after the date of the Merger Agreement, and the board of directors of the Company concludes in good faith that such acquisition proposal constitutes a Superior Proposal as defined under the Merger Agreement or would reasonably be likely to result in a Superior Proposal and, after considering the advice of outside counsel, that failure to take such actions would be reasonably likely to result in a violation of the directors’ fiduciary duties under applicable law, the Company may: (i) furnish information to the party making the acquisition proposal pursuant to a customary confidentiality agreement; (ii) participate in discussions or negotiations regarding such acquisition proposal; and (iii) terminate the Merger Agreement in order to enter into an agreement with respect to such Superior Proposal; provided that the Company may not terminate the Merger Agreement unless and until (a) five (5) business days have elapsed following the delivery to Parent of a written notice of such determination by the board of directors of the Company, and, during such five (5) business day period, to the extent that Parent requests, the Company and Parent cooperate with one another with the intent of enabling the parties to engage in good faith negotiations so that the Merger may be completed, and (b) at the end of such five (5) business day period, the Company continues, in good faith and after consultation with outside legal counsel and financial advisor, to believe that a Superior Proposal continues to exist.

Termination Fee. If the Merger Agreement is terminated by Parent because the Company has breached its obligations not to solicit other proposals, as outlined above, or its obligations with respect to recommending the Merger Agreement and the Merger to Company stockholders and obtaining the Company stockholder approval, then the Company must pay a termination fee of $3,000,000.

The termination fee of $3,000,000 will also become payable by the Company to Parent if the Merger Agreement is terminated by the Company in order to pursue a third party acquisition proposal.

Additionally, the termination fee of $3,000,000 will become payable by the Company to Parent if, after the date of the Merger Agreement and prior to the termination of the Merger Agreement, a bona fide acquisition proposal is made known to the Company or any of its subsidiaries, or has been made directly to the Company’s stockholders generally, or any person has publicly announced (and not withdrawn) an acquisition proposal with respect to the Company or any of its subsidiaries and (i) thereafter the Merger Agreement is terminated by Parent because the Company has breached or failed to perform its obligations under the Merger Agreement (which breach or failure to perform would result in the failure of any of the closing conditions and has not or cannot be cured or has waived in writing by Parent on or before February 12, 2027) and (ii) within 12 months after such termination the Company or any of its subsidiaries enters into a written agreement with respect to such acquisition proposal.

Severance Plan. Bank employees continuing after the Merger (other than employees who are parties to an employment, change in control, severance, or any other agreement or arrangement) whose employment is terminated by Parent within one year of the effective time of the Merger will receive severance in accordance with a severance policy set forth in the schedules to the Merger Agreement.

Compensation Agreements. The Company will take all action necessary to terminate and pay out certain employment agreements and change in control agreements to which it or the Bank is a party, as of the effective time of the Merger.

ESOP. Effective as of not later than the closing date, the ESOP will be terminated and all ESOP participant accounts will be fully vested. The Company will direct the repayment of the outstanding ESOP loan and accrued interest by directing the ESOP trustee to remit a sufficient number of suspense shares back to the Company to repay any remaining ESOP debt in full, with each remitted share to be valued at the Per Share Consideration. All remaining unallocated shares as of the effective time of the Merger held by the ESOP will be allocated among the accounts of the ESOP participants in accordance with the terms of the ESOP (or, if the ESOP is silent on such allocation, in a manner intended to be compliant with ERISA and the Code).

Continuing Directors and Officers. Subject to any necessary approval by the appropriate regulatory authorities, Parent will cause the Bank to maintain Stephen G. Lear as a member of the Bank’s board of directors, and appoint two additional individuals mutually agreeable to Parent and the Company to the Bank’s board of directors, in each case effective immediately upon the Effective Time. In addition, Mr. Lear has agreed to serve in an interim capacity as CEO of the Bank until a permanent CEO is hired which is contemplated to occur by year-end 2026. The current CFO and CCO of the Bank have also agreed to remain in their positions at the Bank post-closing.

Indemnification and Insurance. From and after the effective time, Parent will indemnify the Company’s directors, officers and employees to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of the Merger Agreement by the Company’s Charter and Bylaws for any losses incurred by them as a result of their service with the Company. The Company will procure, and Parent will bear the cost of, “tail coverage” for the Company's directors and officers for three years after the closing of the Merger that is no less advantageous than the coverage currently provided for the Company’s directors and officers, subject to the requirement that such tail coverage, in the aggregate, not exceed more than 200% of the cost of the current annual premium for such insurance.

Terminating the Merger Agreement. The Company and Parent may mutually agree at any time to terminate the Merger Agreement. In addition, either the Company or Parent may decide, without the consent of the other, to terminate the Merger Agreement (i) if the other party has breached or failed to perform its obligations under the Merger Agreement, which breach or failure to perform would result in the failure of any of the closing conditions and such breach or failure has not or cannot be cured, or has not been waived in writing by the other party, on or before February 12, 2027 (“Termination Date”), or (ii) if the closing has not occurred (other than through the failure of the terminating party to comply in all material respects with its obligations under the Merger Agreement) on or before the Termination Date, or such later date as the parties may agree in writing; provided, that the party seeking to terminate the Merger Agreement has used its commercially reasonable efforts to consummate the Merger prior to such date.

Parent may also terminate the Merger Agreement if the Company breaches its obligations with respect to its agreement not to solicit other offers, and to hold a stockholder meeting to approve the Merger.

The Company may also terminate the Merger Agreement to pursue a Superior Proposal.

Expenses. Except as otherwise provided in the Merger Agreement, the Company and Parent will pay their own costs and expenses incurred in connection with the Merger, whether or not the Merger is completed.

Changing the Terms of the Merger Agreement. Before the effective time of the Merger, the Company and Parent may agree to waive any provision of the Merger Agreement to the extent the provisions being waived are in the waiving party’s benefit. The Merger Agreement may be amended by written agreement signed by each of the parties.

PROPOSAL 2:
ADJOURNMENT PROPOSAL

We are submitting a proposal for consideration at the special meeting to approve one or more adjournments of the special meeting if there are not sufficient votes to approve the Merger Proposal at the time of the special meeting. Even though a quorum may be present at the special meeting, it is possible that we may not have received sufficient votes to approve the Merger Proposal by the time of the special meeting. In that event, we would need to adjourn the special meeting to solicit additional proxies. The Adjournment Proposal relates only to an adjournment of the special meeting to solicit additional proxies to obtain the requisite stockholder approval to approve the Merger Proposal. Any other adjournment of the special meeting (e.g., an adjournment required because of the absence of a quorum) would be voted upon pursuant to the discretionary authority granted by the proxy.

Approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast at the special meeting. Abstentions and broker non-votes will not affect the outcome of such proposals. If you sign, date and return your proxy card, but you do not indicate how you want to vote, your proxy will be voted in favor of the Adjournment Proposal.

The Company’s board of directors recommends that you vote “FOR” the Adjournment Proposal so that proxies may be used for the purpose described above, should it become necessary.

Properly executed proxies will be voted “FOR” the Adjournment Proposal, unless otherwise indicated on the proxies. If the special meeting is adjourned to solicit additional proxies to approve the Merger Proposal, we are not required to give notice of the time and place of the adjourned meeting (other than announcement at the special meeting) unless the meeting is adjourned for more than 30 days.

The Adjournment Proposal relates only to an adjournment of the special meeting occurring to solicit additional proxies for the proposal to approve of the Merger Proposal if there are insufficient votes to approve that proposal. The Company’s board of directors retains full authority to the extent set forth in our Bylaws to postpone the special meeting before it is convened, without the consent of any of our stockholders.

STOCK OWNERSHIP

The following table provides information as of June 30, 2026 about the beneficial owners known to the Company that own more than 5% of our outstanding common stock. Beneficial ownership is determined in accordance with the rules of the SEC. Except as otherwise indicated, each person named in the table has sole voting and investment power with respect to all shares of Company common stock shown as beneficially owned, subject to any applicable community property laws. Percentages are based on 5,253,131 shares of Company common stock outstanding as of June 30, 2026.

Name and Address	Number of Shares Owned	Percent of Common Stock Owned
North Shore Trust and Savings(1) Employee Stock Ownership Plan 700 S. Lewis Avenue Waukegan, Illinois 60085	426,821	8.2%

(1)

Under the terms of the ESOP, the ESOP trustee will vote shares allocated to participants’ accounts in the manner directed by the participants. The ESOP Trustee, subject to its fiduciary responsibilities, will vote unallocated shares and allocated shares for which no timely voting instructions are received in the same proportion as shares for which the trustee has received proper voting instructions from participants.

The following table provides information as of June 30, 2026, about the shares of the Company’s common stock that may be considered to be beneficially owned by each director, each named executive officer and all directors and executive officers of the Company as a group. A person may be considered to beneficially own any shares of common stock over which he or she has, directly or indirectly, sole or shared voting or investment power. Unless otherwise indicated, none of the shares listed are pledged as security, and each of the named individuals has sole voting power and sole investment power with respect to the number of shares shown. Beneficial ownership is determined in accordance with the rules of the SEC. Except as otherwise indicated, each person named in the table has sole voting and investment power with respect to all shares of Company common stock shown as beneficially owned, subject to any applicable community property laws. Percentages are based on 5,253,131 shares of Company common stock outstanding as of June 30, 2026.

	Shares of Common Stock Beneficially Owned as of the Record Date(1)		Percent of Shares of Common Stock Outstanding(2)
Directors
Stephen G. Lear	105,489	(3)	2.01%
Apolonio Arenas	44,320	(4)	*
Emily E. Ansani	6,440	(5)	*
Thomas M. Ivantic	39,320	(6)	*
Thomas J. Kneesel	39,230	(7)	*
John S. Pucin	1,000		*
Rodney J. True	59,320	(8)	1.13%

Non-Director Named Executive Officers

Amy L. Avakian	63,350	(9)	1.21%
Carissa H. Schoolcraft	47,712	(10)	*
All Directors and Executive Officers as a group (9 persons)	406,181		7.73%

*	Less than 1%.
(1)

In accordance with Rule 13d-3 under the Securities Exchange Act, a person is deemed to be the beneficial owner, for purposes of this table, of any shares of Company common stock if he or she has or shares voting or investment power with respect to such common stock or has a right to acquire beneficial ownership at any time within 60 days from __________, 2026. At __________, 2026, there were 166,300 outstanding options to purchase shares of Company common stock, all of which could be exercised within 60 days. As used herein, “voting power” is the power to vote or direct the voting of shares and “investment power” is the power to dispose or direct the disposition of shares. Except as otherwise noted, ownership is direct and the named individuals or group exercise sole voting and investment power over the shares.

(2)	Based on a total of 5,253,131 shares of common stock outstanding as of June 30, 2026.
(3)

Includes 8,460 shares allocated to Mr. Lear as a participant in the ESOP which are fully vested. There are 14,400 shares of unvested restricted stock over which Mr. Lear has sole voting power but no investment power which are not included in the above table. There are unvested options to purchase 36,000 shares which are not included in the above table.

(4)

Includes 7,500 shares held by Mr. Arenas’ spouse. There are 3,680 shares of unvested restricted stock over which Mr. Arenas has sole voting power but no investment power which are not included in the above table. There are unvested options to purchase 9,200 shares which are not included in the above table.

(5)

There are 7,360 shares of unvested restricted stock over which Ms. Ansani has sole voting power but no investment power which are not included in the above table. There are unvested options to purchase 18,400 shares which are not included in the above table.

(6)

There are 3,680 shares of unvested restricted stock over which Mr. Ivantic has sole voting power but no investment power which are not included in the above table. There are unvested options to purchase 9,200 shares which are not included in the above table.

(7)

There are 3,680 shares of unvested restricted stock over which Mr. Kneesel has sole voting power but no investment power which are not included in the above table. There are unvested options to purchase 9,200 shares which are not included in the above table.

(8)

Includes 10,000 shares held by Mr. True’s spouse. There are 3,680 shares of unvested restricted stock over which Mr. True has sole voting power but no investment power which are not included in the above table. There are unvested options to purchase 9,200 shares which are not included in the above table.

(9)

Includes 5,284 shares allocated to Ms. Avakian as a participant in the ESOP which are fully vested. There are 6,000 shares of unvested restricted stock over which Ms. Avakian has sole voting power but no investment power which are not included in the above table. There are unvested options to purchase 15,000 shares which are not included in the above table.

(10)

Includes 5,254 shares allocated to Ms. Schoolcraft as a participant in the ESOP which are fully vested. There are 8,400 shares of unvested restricted stock over which Ms. Schoolcraft has sole voting power but no investment power which are not included in the above table. There are unvested options to purchase 20,000 shares which are not included in the above table.

STOCKHOLDER PROPOSALS AND NOMINEES

The Company does not intend to hold a 2027 annual meeting of stockholders if the Merger is completed as currently expected. If the Merger is not completed within the expected time frame or at all, the Company may hold an annual meeting of stockholders in 2027 (the “2027 Annual Meeting”).

Pursuant to the rules and regulations of the SEC, in order to be eligible for inclusion in the proxy materials for the 2027 Annual Meeting, any stockholder proposal to take action at such meeting must be received at the Company’s executive office, 700 S. Lewis Avenue, Waukegan, Illinois 60085, no later than December 18, 2026, which is 120 days prior to the first anniversary of the date the Company mailed its proxy materials in connection with its 2026 annual meeting of stockholders. If the date of the 2027 Annual Meeting is changed by more than 30 days from the date of the previous year’s meeting, any stockholder proposal must be received at a reasonable time before the Company prints or mails proxy materials for such meeting. Any such proposals will be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934, as amended.

Pursuant to the Company’s Bylaws, nominations of persons for election to the Company’s Board of Directors and the proposal of business to be transacted by the stockholders at an annual meeting of stockholders may be made (a) pursuant to the Company’s notice with respect to such meeting, (b) by or at the direction of the Board of Directors or (c) by any stockholder of record of the Company who was a stockholder of record at the time of the giving of a notice properly provided to the Company, who is entitled to vote at the meeting and who has complied with the notice procedures set forth in the Company’s Bylaws.

Section 11C of the Company’s Bylaws requires that the Company be given advance written notice of director nominations and other matters that an eligible stockholder wishes to present for action at an annual meeting. In order to be properly brought before an annual meeting of stockholders, any new business or director nomination proposed by a stockholder must be stated in writing, comply with the requirements of the Bylaws, and be delivered to the Corporate Secretary at the Company’s principal executive offices not less than 120 days prior to the one-year anniversary of the date of the Company’s proxy materials for the preceding year’s annual meeting of stockholders. Accordingly, advance written notice for the nomination of a director to the Board of Directors or proposal for other business to be brought before the 2027 Annual Meeting must be provided by a stockholder to the Company no later than December 18, 2026. If the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 60 days after the anniversary of the preceding year’s annual meeting, in order to be considered timely, a stockholder’s notice must be delivered not later than the close of business on the 10th day following the day on which public announcement of the date of such annual meeting is first made. Any such stockholder’s notice must comply with the provisions and requirements of the Company’s Bylaws. These requirements apply to all stockholder proposals and nominations, without regard to whether the proposals or nominations are required to be included in the Company’s proxy statement or form of proxy.

In addition, under the SEC’s universal proxy rules, a stockholder intending to solicit proxies in support of director nominees other than the Company’s nominees for the 2027 Annual Meeting must provide notice to the Company in accordance with Rule 14a-19 under the Exchange Act no later than March 28, 2027, except that, if the 2027 Annual Meeting is called for a date that is more than 30 days before or more than 30 days after the first anniversary of the Annual Meeting, then such notice must be provided by the later of 60 days prior to the date of the 2027 Annual Meeting or the 10th day following the day on which public announcement of the date of the 2027 Annual Meeting is first made by the Company. The notice requirements under the SEC’s universal proxy rules are in addition to the applicable advance notice requirements under the Company’s Bylaws as described above.

Nothing in this proxy statement will be deemed to require the Company to include in its proxy statement and proxy relating to an annual meeting any stockholder proposal that does not meet all of the requirements for inclusion established by the SEC in effect at the time such proposal is received.

MISCELLANEOUS

As permitted by the SEC’s proxy rules, we are providing only one proxy statement to the address shared by multiple stockholders unless we have received contrary instructions from any stockholder at that address. This practice, known as “householding,” reduces duplicate mailings, saves paper and reduces printing costs. Any stockholder residing at such an address who would like to receive an individual copy of the materials can notify us by sending a written request to NSTS Bancorp, Inc., Attention: Corporate Secretary, 700 S. Lewis Avenue, Waukegan, Illinois 60085.

ANNEX A

Execution Version

AGREEMENT AND PLAN OF MERGER

among

BROOKFIELD BANCSHARES, INC.,

BRKD MERGER SUB INC.

and

NSTS BANCORP, INC.

as of May 12, 2026

TABLE OF CONTENTS

i

EXHIBIT INDEX

INDEX OF DEFINED TERMS

Accounting Standards	1	DGLC	5
Acquisition Proposal	2	DOL	32
Affiliate	2	Effective Time	10
Agreement	1	Employment Law	38
Agreement Date	1	Environmental Laws	36
ASTM Standard	50	Environmental Permits	36
Bank	3	Environmental Report	51
Bank Financial Statements	21	ERISA	5
Bank Loans	23	ERISA Affiliate	5
Benefit Plan	2	ESOP	5
Breach	3	ESOP Loan	35
Burdensome Condition	3	ESOP Loan Documents	35
Business Day	3	ESOP Loan Termination Documentation	52
Bylaws	3	ESOP Termination Date	52
Call Reports	3	ESOP Trust	35
Cancellation Agreement	15	Exchange Act	5
Capitalization Date	18	Exchange Agent	14
Charter	3	Excluded Benefits	55
Closing	10	Existing D&O Policy	55
Closing Date	10	Fairness Opinion	37
COBRA	33	Family	5
Code	3	FDIC	5
Company	1	Federal Reserve	5
Company Common Stock	3	GAAP	5
Company Financial Statements	20	Hazardous Materials	36
Company Indemnified Parties	55	Holding Company Merger	1
Company Preferred Stock	3	ICFR	5
Company Restricted Stock	3	Intellectual Property Assets	29
Company SEC Reports	3	Internal Financial Reports	46
Company Stock Certificates	14	IT Systems and Data	39
Company Stock Option	4	Knowledge	5
Company Stock Plan	4	Legal Requirement	6
Company Stockholder Approval	3	Letter of Transmittal	14
Company Stockholders	4	Loan Documents	23
Company Stockholders’ Meeting	48	Malicious Code	40
Company Termination Fee	60	Material Adverse Effect	6
Company Transaction Expenses	4	Material Interest	6
Company Voting Agreement	1	Merger	1
Contemplated Transactions	4	Merger Consideration	13
Continuing Employees	4	Merger Sub	1
Contract	5	Mortgage Division	51
Conversion Fund	14	Mortgage Division Disposition	51
Defective Code	40	New Encumbrance	50
Delaware Certificate of Merger	10	OCC	6

v

Option Payment	15	Restricted Stock Payment	16
Order	6	Schedules	9
Ordinary Course of Business	6	SEC	8
OREO	24	Section 409A	33
Owned Real Estate	22	Securities Act	8
Payout Spreadsheet	7	Security Breach	39
Pension Plan	32	Straddle Period	8
Per Share Merger Consideration	7	Subsequent Bank Financial Statements	46
Permitted Encumbrances	22	Subsidiary	8
Person	7	Superior Proposal	8
Phase I Report	50	Survey	50
Phase II Report	51	Surviving Entity	1
Pre-Closing Tax Period	7	Tail Policy	55
Proceeding	7	Tax	8
Proxy Statement	47	Tax Return	8
Purchaser	1	Terminated Arrangement	53
Purchaser Welfare Benefit Plans	56	Termination Date	59
Regulation S-K	7	Threatened	8
Regulatory Approvals	54	Title Commitments	49
Regulatory Authority	7	Title Company	49
Remediation Cost	51	Title Insurance Policies	49
Representative	7

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of May 12, 2026 (the “Agreement Date”), by and among BROOKFIELD BANCSHARES, INC., a Delaware corporation (“Purchaser”), BRKD Merger Sub Inc., a Delaware corporation (“Merger Sub”), and NSTS BANCORP, INC., a Delaware corporation (the “Company”).

RECITALS

A.        The boards of directors of the Company and Purchaser have determined that it is in the best interests of their respective companies and stockholders to consummate the Contemplated Transactions as provided for herein, pursuant to which the Merger Sub will, subject to the terms and conditions set forth herein, merge with and into the Company (the “Merger”), with the Company as the surviving entity in the Merger (sometimes referred to in such capacity as the “Surviving Entity”).

B.         Immediately following the Merger, the Company will, subject to the terms and conditions set forth herein, merge with and into Purchaser (the “Holding Company Merger”), with Purchaser as the surviving entity in the Holding Company Merger.

C.        As an inducement to Purchaser to enter into this Agreement, concurrently with the execution of this Agreement, the directors and executive officers of the Company and the Bank have entered into a Voting and Support Agreement in substantially the form attached hereto as Exhibit A (the “Company Voting Agreement”).

D.      As an inducement to Purchaser to enter into this Agreement, concurrently with the execution of this Agreement, the directors and executive officers of the Company and the Bank have entered into a Confidentiality and Non-Solicitation Agreement in substantially the form attached hereto as Exhibit B.

E.         The parties desire to make certain representations, warranties and agreements in connection with the Merger and the other Contemplated Transactions, and the parties also agree to certain prescribed conditions to the Merger and other transactions.

AGREEMENTS

In consideration of the foregoing premises, which are incorporated herein by this reference, and the mutual promises, covenants and agreements hereinafter set forth, the parties hereto hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1    Definitions. The following terms, when used herein, shall have the following meanings.

(a)     “Accounting Standards” shall mean GAAP, as applied on a basis consistent with past practices and as modified by applicable regulatory accounting principles.

(b)     “Acquisition Proposal” shall mean a tender or exchange offer to acquire more than 25% of the voting power in the Company or the Bank, a proposal for a merger, consolidation or other business combination involving the Company or the Bank or any other proposal or offer to acquire in any manner more than 25% of the voting power in, or more than 25% of the business, assets or deposits of, the Company or the Bank, other than the Contemplated Transactions.

(c)     “Affiliate” shall mean with respect to:

(i)    a particular individual: (A) each other member of such individual’s Family; (B) any Person that is directly or indirectly controlled by such individual or one or more members of such individual’s Family; (C) any Person in which such individual or members of such individual’s Family hold (individually or in the aggregate) a Material Interest; and (D) any Person with respect to which such individual or one or more members of such individual’s Family serves as a director, officer, partner, executor or trustee (or in a similar capacity); and

(ii)    a specified Person other than an individual: any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person; any Person that holds a Material Interest in such specified Person; each Person that serves as a director, officer, partner, executor or trustee of such specified Person (or in a similar capacity); any Person in which such specified Person holds a Material Interest; any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and any Affiliate of any individual described in clauses (B) or (C) of this subsection (ii).

(d)     “Benefit Plan” shall mean each of the following plans, agreements, and arrangements, whether written or oral funded or unfunded, in each case, that is sponsored, maintained, contributed to or required to be contributed to by the Company or any of its Subsidiaries, or any ERISA Affiliate, for the benefit of any current or former director, employee or independent contractor of the Company or any of its Subsidiaries, or beneficiaries of such individuals, or with respect to which the Company or any of its Subsidiaries has or reasonably may have any liability (including, by reason of having an ERISA Affiliate): (i) “employee benefit plan” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA); (ii) profit sharing, stock bonus, deferred compensation, bonus, stock option, stock purchase, restricted stock, equity incentive, phantom equity, pension, retirement, compensation, consulting, severance, retention, change in control, tax gross-up, indemnification, welfare, incentive or other compensation plan, program, agreement or arrangement; and (iii) plan, agreement or arrangement providing for “fringe benefits” or perquisites, whether funded or unfunded to employees, officers, directors or agents, including but not limited to benefits relating to automobiles, clubs, vacation, child care, parenting, sabbatical, sick leave and other paid time off, tuition reimbursement, medical, dental, hospitalization, life insurance, disability insurance and other types of insurance.

(e)     “Breach” shall mean with respect to a representation, warranty, covenant, obligation or other provision of this Agreement or any instrument delivered pursuant to this Agreement any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation or other provision.

(f)     “Bank” shall mean North Shore Trust and Savings, a federal savings bank with its main office located in Waukegan, Illinois.

(g)     “Burdensome Condition” shall mean a condition issued by any Regulatory Authority that imposes restrictions, conditions or requirements on the activities of Purchaser, the Company or the Bank which would materially reduce the benefits of the Contemplated Transactions to such a degree that Purchaser or the Company would not, acting in a commercially reasonable manner, have entered into this Agreement had such conditions or requirements been known as of the date hereof.

(h)     “Business Day” shall mean any day except Saturday, Sunday and any day on which the Bank is authorized or required by law or other government action to close.

(i)     “Bylaws” shall mean the Bylaws of the Company, as amended.

(j)     “Call Reports” shall mean the quarterly reports of income and condition filed by the Bank with Regulatory Authorities.

(k)     “Charter” shall mean the Certificate of Incorporation of the Company, as amended.

(l)     “Code” shall mean the Internal Revenue Code of 1986, as amended.

(m)     “Company Common Stock” shall mean the shares of the Company’s common stock, par value $0.01 per share.

(n)     “Company Preferred Stock” shall mean the shares of the Company’s preferred stock, par value $0.01 per share.

(o)     “Company Restricted Stock” shall mean shares of restricted Company Common Stock (whether granted by the Company pursuant to the Company Stock Plan, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted).

(p)     “Company SEC Reports” shall mean the annual, quarterly and other reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) filed or furnished by the Company with the SEC under the Securities Act, the Exchange Act, or the regulations thereunder.

(q)     “Company Stockholder Approval” shall mean the adoption and approval of this Agreement and the Contemplated Transactions by the Company Stockholders, in accordance with Section 251 of the DGCL and the Charter, by the affirmative vote of holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon, at the Company Stockholders’ Meeting.

(r)     “Company Stockholders” shall mean the holders of Company Common Stock.

(s)     “Company Stock Option” shall mean all options to purchase shares of Company Common Stock (whether granted by the Company pursuant to the Company Stock Plan, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted).

(t)     “Company Stock Plan” shall mean the NSTS Bancorp, Inc. 2023 Equity Incentive Plan, and any successor plan to such plan.

(u)     “Company Transaction Expenses” shall mean shall mean any expenses, fees or costs incurred or accrued (or required to be accrued in accordance with GAAP) by the Company or any of its Subsidiaries in connection with this Agreement and the Contemplated Transactions, including, without limitation: (i) the aggregate fees and expenses of attorneys, accountants, consultants, financial advisors and other professional advisors incurred by the Company or any of its Subsidiaries in connection with this Agreement or the Contemplated Transactions; (ii) any amounts paid or payable, as a result of the Contemplated Transactions, to any current or former director, officer or employee of the Company or any of its Subsidiaries under any contract, severance arrangement, stay bonus or retention arrangement, benefit plan or employment practice of the Company or any of its Subsidiaries and all other payroll and related costs and expenses incurred by the Company or any of its Subsidiaries (including the employer portion of any payroll taxes in connection with the accelerated vesting and payouts related to the Company Stock Options and Company Restricted Stock); (iii) costs associated with the termination of any Benefit Plan in connection with the Contemplated Transactions; (iv) any costs associated with the termination of the Company’s and any of its Subsidiaries’ agreements with any of their vendors; (v) fees and costs associated with the preparation, printing and mailing of the Proxy Statement; (vi) any Remediation Cost; (vii) costs associated with Title Commitments and Title Insurance Policies pursuant to Section 6.10; and (viii) costs associated with the Mortgage Division Disposition; provided, however, that expenses of up to $105,000 incurred in connection with the Mortgage Division Disposition shall be excluded from the calculation of Company Transaction Expenses.

(v)     “Contemplated Transactions” shall mean all of the transactions contemplated by this Agreement, including: (i) the merger of the Merger Sub with and into the Company, with the Company as the surviving entity of such merger; (ii) the subsequent merger of the Company with and into Purchaser, with Purchaser as the surviving entity of such merger; (iii) the performance by each of Purchaser, the Company and Merger Sub of its respective covenants and obligations under this Agreement; (iv) Purchaser’s acquisition of control of the Bank; and (v) Purchaser’s payment of the Merger Consideration.

(w)     “Continuing Employees” shall mean each individual who is an employee of the Company or any of its Subsidiaries immediately prior to the Effective Time and continues to be an employee of Purchaser or one of its Subsidiaries immediately following the Effective Time.

(x)     “Contract” shall mean any agreement, contract, lease, obligation, promise or understanding (whether written or oral, and whether express or implied) that is legally binding, but excluding any such documents that the Company or any of its Subsidiaries has with its customers (e.g., loan or deposit agreements, lease financing agreements, business banking agreements, and cash management agreements): (i) under which a Person has or may acquire any rights; (ii) under which such Person has or may become subject to any obligation or liability; or (iii) by which such Person or any of the assets owned or used by such Person is or may become bound.

(y)     “DGCL” shall mean the Delaware General Corporation Law, as amended.

(z)     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

(aa)     “ESOP” shall mean the North Shore Trust and Savings Employee Stock Ownership Plan.

(bb)     “ERISA Affiliate” shall mean, with respect to the Company or any of its Subsidiaries, any other Person that is, or at any relevant time was, part of the same “controlled group” for purposes of Section 4001(a)(14) of ERISA, deemed to be a “single employer” for purposes of Section 4001(b)(1) of ERISA, or deemed to be a “single employer” for purposes of Section 414(b), (c), (m), or (o) of the Code.

(cc)     “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(dd)     “Family” shall mean with respect to an individual: (i) the individual; (ii) the individual’s spouse and former spouses; and (iii) any other natural person who resides with such individual.

(ee)     “FDIC” shall mean the Federal Deposit Insurance Corporation.

(ff)     “Federal Reserve” shall mean the Board of Governors of the Federal Reserve system.

(gg)     “GAAP” shall mean generally accepted accounting principles in the United States.

(hh)     “ICFR” shall mean internal control over financial reporting.

(ii)     “Knowledge” shall mean: (i) with respect to the Company, those facts that are known or reasonably should have been known by the Chief Executive Officer, President, Chief Financial Officer, or Chief Lending Officer of the Company or its Subsidiaries; and (ii) with respect to Purchaser, those facts that are known or reasonably should have been known by the Chief Executive Officer, President or Chief Financial Officer of Purchaser.

(jj)     “Legal Requirement” shall mean any federal, state, local, municipal, or foreign Order, constitution, law, ordinance, regulation, rule, policy statement, directive, statute or treaty.

(kk)     “Material Adverse Effect” with respect to a Person shall mean an event, circumstance, change, effect or occurrence which, individually or together with any other event, circumstance, change, effect or occurrence: (i) is materially adverse to the business, financial condition, assets, liabilities or results of operations of such Person, taken as a whole; or (ii) materially impairs the ability of such Person to perform its obligations under this Agreement or to consummate the Contemplated Transactions on a timely basis; provided, however, that a Material Adverse Effect with respect to any Person that is a party hereto shall not include: (A) any change to the extent resulting from the announcement of this Agreement or the Contemplated Transactions; (B) a change with respect to, or effect on, that Person and its Subsidiaries resulting from a change in law, rule, regulation, GAAP or regulatory accounting principles, as such would apply to the financial statements of such Person; (C) a change with respect to, or effect on, that Person or any of its Subsidiaries resulting from any other matter affecting depository institutions generally (including financial institutions and their holding companies), including changes in general political or economic conditions and changes in prevailing interest and deposit rates; (D) actions or omissions taken by that Person as required hereunder and actions or omissions by such Person with the prior written consent of the other parties hereto; (E) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States; and (F) any epidemics, pandemics, disease outbreaks, or other public health emergencies; except with respect to clauses (B), (C) (E) and (F), to the extent that the effects of such change are disproportionately adverse to the financial condition, results of operations or business of such Person taken as a whole, as compared to other companies in the industry in which such Person operates.

(ll)     “Material Interest” shall mean the direct or indirect beneficial ownership (as currently defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of voting securities or other voting interests representing at least 25% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 25% of the outstanding equity securities or equity interests in a Person.

(mm)     “OCC” shall mean the Office of the Comptroller of the Currency.

(nn)     “Order” shall mean any award, decision, injunction, judgment, order, ruling, supervisory letter, enforcement action, policy statement, memorandum of understanding, resolution, agreement, undertaking, directive, subpoena or verdict entered, issued, made, with, rendered or required by any court, administrative or other governmental agency, including any Regulatory Authority, or by any arbitrator.

(oo)     “Ordinary Course of Business” shall include any action taken by a Person only if such action:

(i)    is consistent in all material respects with the past practices of such Person, including with respect to quantity and nature, and is taken in the ordinary course of the normal day-to-day operations of such Person; and

(ii)    is in accordance in all material respects with all internal and regulatory policies, procedures and standards of such Person, including any lending policies.

(pp)     “Payout Spreadsheet” shall mean a spreadsheet attached hereto on the Agreement Date as Exhibit C, setting forth the following: (i) the Per Share Merger Consideration; (ii) the aggregate amount of the Option Payments; and (iii) the aggregate amounts of the Restricted Stock Payments, which shall be updated by the Company no later than five (5) Business Days prior to the Closing Date.

(qq)     “Per Share Merger Consideration” shall mean an amount equal to the quotient of (i) the Merger Consideration minus the aggregate amount of all Option Payments to be made to holders of Company Stock Options, divided by (ii) the number of shares of Company Common Stock issued and outstanding as of the Effective Time (which for the sake of clarity shall exclude the number of shares of Company Common Stock underlying the Company Stock Options), all as set forth on the Payout Spreadsheet.

(rr)     “Person” shall mean any individual, corporation (including any nonprofit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or other entity or any Regulatory Authority.

(ss)     “Pre-Closing Tax Period” shall mean any Taxable period ending on or before the Closing Date and, with respect to a Straddle Period, the portion of such Straddle Period ending on and including the Closing Date.

(tt)     “Proceeding” shall mean any action, arbitration, audit, hearing, litigation or suit (whether civil, criminal or administrative) commenced, brought, conducted or heard by or before, or otherwise involving, any judicial or governmental authority, including a Regulatory Authority, or arbitrator.

(uu)     “Regulation S-K” shall mean Regulation S-K promulgated under the Securities Act.

(vv)     “Regulatory Authority” shall mean any federal, state or local governmental body, court, agency or authority that, under applicable Legal Requirements: (i) has supervisory, judicial, administrative, police, taxing or other power or authority over Purchaser, the Company, or any of their respective Subsidiaries; (ii) is required to approve, or give its consent to, the Contemplated Transactions; or (iii) with which a filing must be made in connection therewith, including the FDIC, the Federal Reserve and the OCC.

(ww)     “Representative” shall mean with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

(xx)     “SEC” shall mean the United States Securities and Exchange Commission.

(yy)     “Securities Act” shall mean the Securities Act of 1933, as amended.

(zz)     “Straddle Period” shall mean any Taxable year or period beginning on or before and ending after the Closing Date.

(aaa)     “Subsidiary” shall mean, with respect to any Person means an affiliate controlled by such Person directly or indirectly through one or more intermediaries.

(bbb)     “Superior Proposal” shall mean a bona fide written Acquisition Proposal (with all references to “25%” in the definition of Acquisition Proposal being treated as references to “51%” for these purposes) which the board of directors of the Company concludes in good faith to be more favorable from a financial point of view to its stockholders than the Contemplated Transactions, (i) after receiving the advice of its financial advisor, (ii) after taking into account the likelihood and timing of consummation of the proposed transaction on the terms set forth therein (as compared to, and with due regard for, the terms herein) and (iii) after taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory (including the advice of outside counsel regarding the potential for regulatory approval of any such proposal) and other aspects of such proposal and any other relevant factors permitted under applicable Legal Requirements.

(ccc)     “Tax” shall mean any tax (including any income, gross receipts, capital gains, value-added, sales use, property, gift, estate, built-in gains, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, capital stock, franchise, withholding, social security, unemployment, disability, transfer, unclaimed property, escheat, non-income, estimated or any other tax), levy, assessment, tariff, duty (including any customs duty), deficiency or other fee, and any related charge or amount (including any fine, penalty, interest or addition to tax), imposed, assessed or collected by or under the authority of any Regulatory Authority or payable pursuant to any tax-sharing agreement or any other Contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency or fee.

(ddd)     “Tax Return” shall mean any return (including any informational return), report, statement, schedule, notice, form or other document or information filed with or submitted to, or required to be filed with or submitted to, any Regulatory Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

(eee)     “Threatened” shall mean a claim, Proceeding, dispute, action or other matter for which any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing).

Section 1.2    Principles of Construction.

(a)    In this Agreement, unless otherwise stated or the context otherwise requires, the following uses apply: (i) actions permitted under this Agreement may be taken at any time and from time to time in the actor’s reasonable discretion; (ii) references to a statute shall refer to the statute and any successor statute, and to all regulations promulgated under or implementing the statute or successor, as in effect at the relevant time; (iii) in computing periods from a specified date to a later specified date, the words “from” and “commencing on” (and the like) mean “from and including,;” the words “to” and “until” (and the like) mean “to, but excluding;” and the words “ending on” (and the like) mean “to and including;” (iv) references to a governmental or quasi-governmental agency, authority or instrumentality shall also refer to a regulatory body that succeeds to the functions of the agency, authority or instrumentality; (v) indications of time of day mean Brookfield, Illinois time; (vi) “including” shall mean “including, but not limited to;” (vii) all references to sections, schedules and exhibits are to sections, schedules and exhibits in or to this Agreement unless otherwise specified; (viii) all words used in this Agreement will be construed to be of such gender or number as the circumstances require; (ix) the captions and headings of articles, sections, schedules and exhibits appearing in or attached to this Agreement have been inserted solely for convenience of reference and shall not be considered a part of this Agreement nor shall any of them affect the meaning or interpretation of this Agreement or any of its provisions; (x) any reference to a document or set of documents in this Agreement, and the rights and obligations of the parties under any such documents, shall mean such document or documents as amended from time to time, and any and all modifications, extensions, renewals, substitutions or replacements thereof; and (xi) “or” is not exclusive.

(b)    Unless otherwise specified herein, all references in this Agreement to schedules are to the disclosure schedules of the Company delivered to Purchaser before the Agreement Date and supplements thereto delivered pursuant to Section 6.4 (the “Schedules”). The Schedules consist of the agreements, lists, instruments and other documentation described or referred to in this Agreement with respect to the Bank or the Company, as applicable. Any item disclosed on any section to the Schedules shall be deemed to be fully disclosed with respect to all Schedules under which such item may be relevant and to the extent it is reasonably clear on the face of such Schedule that such item applies to such other Schedule. If there is any inconsistency between the statements in the body of this Agreement and those in the Schedules (other than an exception expressly set forth as such in the Schedules), the statements in the body of this Agreement will control.

(c)    All accounting terms not specifically defined herein shall be construed in accordance with the Accounting Standards.

(d)    With regard to each and every term and condition of this Agreement and any and all agreements and instruments subject to the terms hereof, the parties hereto understand and agree that the same have or has been mutually negotiated, prepared and drafted, and that if at any time the parties hereto desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration shall be given to the issue of which party hereto actually prepared, drafted or requested any term or condition of this Agreement or any agreement or instrument subject hereto.

ARTICLE 2

THE MERGER

Section 2.1    The Merger. Provided that this Agreement shall not prior thereto have been terminated in accordance with its express terms, upon the terms and subject to the conditions of this Agreement and in accordance with the applicable provisions of the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company pursuant to the provisions of, and with the effects provided in, the DGCL, following which the separate corporate existence of Merger Sub shall cease and the Company will be the Surviving Entity.

Section 2.2    Closing; Effective Time.

(a)    The closing of the Contemplated Transactions (the “Closing”) shall occur on a date (the “Closing Date”) that is mutually agreed upon by the parties; provided, however, that in the absence of an agreement by either party, the Closing shall occur on the date that is five (5) Business Days after the satisfaction or waiver in writing of all of the conditions set forth in ARTICLE 8 and ARTICLE 9. The Closing shall occur via the exchange of documents electronically, through the mail or at a time and place that is mutually acceptable to Purchaser and the Company. Subject to the provisions of ARTICLE 10, failure to consummate the Contemplated Transactions on the date and time and at the place determined pursuant to this Section 2.2 will not by itself result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

(b)    The parties hereto agree to file on or immediately prior to the Closing Date a certificate of merger with the Delaware Secretary of State (the “Delaware Certificate of Merger”). The Merger shall become effective as of the date specified in the Delaware Certificate of Merger (the “Effective Time”).

Section 2.3    Effects of the Merger. The Merger will have the effects specified in the DGCL. Without limiting the generality of the foregoing, the Company will continue to be governed by the laws of the State of Delaware, and the separate corporate existence of the Company and all of its rights, privileges, powers and franchises, public as well as private, and all its debts, liabilities and duties as a corporation organized under the DGCL will continue unaffected by the Merger.

Section 2.4    Organizational Documents of the Surviving Entity. The certificate of incorporation and bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation and bylaws of the Surviving Entity until thereafter amended in accordance with the provisions thereof and applicable Legal Requirements.

Section 2.5    Directors and Officers. The directors and officers of Merger Sub, as in office immediately prior to the Effective Time, shall be the directors and officers, respectively, of the Surviving Entity, from and after the Effective Time, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the terms of the Surviving Entity’s articles of incorporation, bylaws and the DGCL.

Section 2.6    Holding Company Merger. Prior to the Effective Time, the parties will cooperate and use their reasonable best efforts to effect the Holding Company Merger immediately following the Effective Time. At the effective time of the Holding Company Merger, the separate existence of the Company will terminate. Purchaser will be the surviving entity of the Holding Company Merger and will continue its existence under applicable Legal Requirements. The Holding Company Merger shall be accomplished pursuant to a merger agreement in substantially the form attached hereto as Exhibit D.

Section 2.7    Deliveries of Purchaser at Closing. At the Closing, Purchaser shall deliver the following items to the Company:

(a)    Evidence of the wire transfer to the Exchange Agent of an amount equal to the Conversion Fund and receipt by the Company of an amount equal to the Option Payments and Restricted Stock Payments pursuant to wire instructions delivered to Purchaser by the Company not less than three (3) Business Days prior to the Closing Date;

(b)    A certificate executed by Purchaser dated as of the Closing Date stating that: (i) all of the representations and warranties of Purchaser set forth in this Agreement are true and correct in all material respects with the same force and effect as if all of such representations and warranties were made at the Closing (except that to the extent such representations and warranties expressly relate to an earlier date, such representations shall be true and correct on and as of such earlier date); and (ii) Purchaser has performed or complied in all material respects with all of the covenants and obligations to be performed or complied with by it under the terms of this Agreement on or prior to the Closing; provided, however, that to the extent any representations and warranties, or performance and compliance with any covenants and obligations, are subject in this Agreement to a standard of Knowledge, materiality, Material Adverse Effect or similar standard, such representations and warranties shall be true and correct in all respects, and Purchaser shall have performed and complied in all respects with such covenants and obligations, in each case to the extent of the Knowledge, materiality, Material Adverse Effect or similar standard set forth herein;

(c)    Evidence of the Regulatory Approvals;

(d)    Copies of resolutions of the board of directors of Purchaser authorizing and approving this Agreement and the consummation of the Contemplated Transactions, certified as of the Closing Date by Purchaser; and

(e)    Such other documents as the Company or its counsel shall reasonably request.

All of such items shall be reasonably satisfactory in form and substance to the Company and its counsel.

Section 2.8    Deliveries of the Company at Closing. At the Closing, the Company shall deliver the following items to Purchaser:

(a)    Copies of resolutions of: (i) the board of directors of the Company; and (ii) the Company Stockholders; authorizing and approving this Agreement and the consummation of the Contemplated Transactions, certified as of the Closing Date by the Chief Executive Officer of the Company;

(b)    A resignation effective as of the Closing from each of the directors and officers of the Bank, as requested by Purchaser;

(c)    A certificate executed by the Chief Executive Officer of the Company dated as of the Closing Date stating that: (i) all of the representations and warranties of the Company set forth in this Agreement are true and correct in all material respects with the same force and effect as if all of such representations and warranties were made at the Closing (except that to the extent such representations and warranties expressly relate to an earlier date, such representations shall be true and correct on and as of such earlier date); and (ii) the Company has performed or complied in all material respects with all of the covenants and obligations to be performed or complied with by it under the terms of this Agreement on or prior to the Closing; provided, however, that to the extent any representations and warranties, or performance and compliance with any covenants and obligations, are subject in this Agreement to a standard of Knowledge, materiality, Material Adverse Effect or similar standard, such representations and warranties shall be true and correct in all respects, and the Company shall have performed and complied in all respects with such covenants and obligations, in each case to the extent of the Knowledge, materiality, Material Adverse Effect or similar standard set forth herein;

(d)    A good standing certificate for the Company issued by the Secretary of State of the State of Delaware and dated as of the Closing Date;

(e)    A good standing certificate for the Bank issued by the OCC and dated not more than ten (10) Business Days prior to the Closing Date;

(f)    A copy of the Articles of Association of the Bank certified by the OCC and dated not more than ten (10) Business Days prior to the Closing Date;

(g)    A certificate of the Chief Executive Officer of the Bank dated as of the Closing Date: (i) certifying a copy of the Bylaws of the Bank; (ii) stating that there have been no further amendments to the Articles of Association of the Bank delivered pursuant to this Section 2.8; (iii) stating that the Company is the sole stockholder of the Bank; and (iv) stating that all Company Transaction Expenses have been paid or accrued by the Company or the Bank as of the Closing Date;

(h)    A certificate pursuant to Treasury Regulations Sections 1.1445-2(c)(3) and 1.897-2(h) duly executed by the Company, together with a form of notice to the IRS in accordance with the requirements of Treasury Regulations Section 1.897-2(h), in each case, in form and substance reasonably acceptable to Purchaser;

(i)    A copy of all executed ESOP Loan Termination Documentation; and

(j)    Such other documents as Purchaser or its counsel shall reasonably request.

All of such items shall be reasonably satisfactory in form and substance to Purchaser and its counsel.

Section 2.9    Withholding. Notwithstanding anything in this Agreement to the contrary, Purchaser will be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement such amounts, if any, as Purchaser is required to deduct and withhold under the Code or any other applicable Legal Requirements; provided, however, that Purchaser shall use commercially reasonable efforts to provide such party with written notice of its intent to withhold and permit the recipient to provide any documentation that might reduce or eliminate the withholding obligation, to the extent permitted by applicable Legal Requirements. Any amounts so deducted and withheld and paid over to or deposited with the appropriate taxing authority will be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

Section 2.10    Absence of Control. Subject to any specific provisions of this Agreement, it is the intent of the parties to this Agreement that Purchaser, by reason of this Agreement, shall not be deemed (until consummation of the Contemplated Transactions) to control, directly or indirectly, the Bank and shall not exercise, or be deemed to exercise, directly or indirectly, a controlling influence over the management or policies of the Bank.

ARTICLE 3

CONVERSION OF SECURITIES IN THE MERGER

Section 3.1    Consideration.

(a)    The aggregate consideration to be paid in the Merger (the “Merger Consideration”) shall be an amount equal to $73,662,000 in cash, which amount shall be sufficient to pay (i) the Per Share Merger Consideration for each share of Company Common Stock issued and outstanding at Closing (inclusive of the aggregate amount of Restricted Stock Payments to be made to holders of Company Restricted Stock), and (ii) the aggregate amount of all Option Payments to be made to holders of Company Stock Options. In the event that the pre-tax amount of Company Transaction Expenses is greater than $4,500,000, then the Merger Consideration shall be reduced by an amount that is equal to such difference. There shall be no adjustment to the Merger Consideration in the event that the pre-tax amount of Company Transaction Expenses is less than or equal to $4,500,000.

(b)    Section 3.1(b) of the Schedules sets forth an itemized list and estimated dollar amount of the Company Transaction Expenses that can reasonably be determined as of the Agreement Date. Within five (5) Business Days prior to the Closing Date, the Company shall deliver to Purchaser a final itemized list and dollar amount of the Company Transaction Expenses. All Company Transaction Expenses shall be accrued or paid by the Bank or the Company prior to the Effective Time.

Section 3.2    Cancellation of Shares.

(a)    At the Effective Time, each share of Company Common Stock (other than Dissenters’ Shares and shares held by Purchaser) issued and outstanding will no longer be outstanding and will automatically be cancelled and converted into the right to receive the Per Share Merger Consideration. Certificates (it being understood that any reference herein to a “certificate” be deemed to include reference to any book-entry account statement relating to the ownership of Company Common Stock) that represented Company Common Stock before the Effective Time will be deemed for all purposes to represent only the right to receive the Per Share Merger Consideration.

(b)    Notwithstanding anything in this Section 3.2 to the contrary, at the Effective Time and by virtue of the Merger, each share of Company Common Stock held in the Company’s treasury will be cancelled and no consideration will be issued or paid in exchange therefor.

(c)    Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) share of common stock, no par value per share, of the Surviving Entity.

Section 3.3    Exchange of Certificates. The exchange agent for purposes of this Agreement (the “Exchange Agent”) shall be selected by Purchaser and reasonably acceptable to the Company (which acceptance shall not be unreasonably withheld, conditioned or delayed), and Purchaser shall execute and deliver any necessary exchange agent agreement at or prior to the Effective Time. Purchaser shall be solely responsible for the payment of any fees and expenses of the Exchange Agent.

(a)    At or prior to the Effective Time, Purchaser shall make available to the Exchange Agent, for the benefit of Company Stockholders for exchange in accordance with this ARTICLE 3 sufficient cash for payment of the Merger Consideration pursuant to Section 3.1 (less an amount equal to the aggregate amount of all Option Payments and Restricted Stock Payments, which amount will paid to the Company at least one (1) business day prior to the Effective Time for distribution through payroll of the Company or its applicable Subsidiary, or through such other process as agreed to by the parties, in each case in accordance with Section 3.4). Such amount of cash to be provided to the Exchange Agent as set forth in this Section 3.3(a) is referred to as the “Conversion Fund.”

(b)    As promptly as reasonably practicable after the Effective Time, but in no event later than five (5) Business Days after the Closing Date, Purchaser shall cause the Exchange Agent to mail to each holder of record of one or more certificates representing shares of Company Common Stock (“Company Stock Certificates”) a letter of transmittal (“Letter of Transmittal”), in a form to be agreed by the parties, which specifies, among other things, that delivery shall be effected, and risk of loss and title to Company Stock Certificates shall pass, only upon delivery of such certificates to the Exchange Agent, together with instructions for use in effecting the surrender of Company Stock Certificates pursuant to this Agreement.

(c)    Upon proper surrender of a Company Stock Certificate for exchange to the Exchange Agent, together with a properly completed and duly executed Letter of Transmittal, the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor his, her or its Per Share Merger Consideration deliverable in respect of the shares of Company Common Stock represented by such Company Stock Certificate; thereupon such Company Stock Certificate shall forthwith be cancelled. No interest will be paid or accrued on the Per Share Merger Consideration deliverable upon surrender of a Company Stock Certificate.

(d)    After the Effective Time, there shall be no transfers on the stock transfer books of the Company of Company Common Stock.

(e)    Any portion of the Conversion Fund that remains unclaimed by the stockholders of the Company twelve (12) months after the Effective Time shall be paid to the Surviving Entity, or its successors in interest. Any Company Stockholders who have not theretofore complied with this ARTICLE 3 shall thereafter look only to the Surviving Entity, or its successors in interest, for payment of the Per Share Merger Consideration. Notwithstanding the foregoing, none of the Surviving Entity, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(f)    In the event any Company Stock Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Company Stock Certificate to be lost, stolen or destroyed and, if required by the Exchange Agent, the posting by such person of a bond in such amount as the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Company Stock Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Company Stock Certificate, and in accordance with this ARTICLE 3, the Per Share Merger Consideration.

Section 3.4    Treatment of Equity Awards.

(a)    Immediately prior to the Effective Time, by virtue of the Merger and without any further action on the part of the holders thereof, Purchaser, Merger Sub or the Company, each Company Stock Option that is outstanding as of immediately prior or the Effective Time, all of which such options shall be deemed vested as of immediately prior to the Effective Time, shall be canceled and automatically converted into the right to receive an amount in cash equal to the product of: (i) the total number of shares of Company Common Stock underlying such Company Stock Option, multiplied by (ii) the excess, if any, of (A) the Per Share Merger Consideration, over (B) the per share exercise price for such Company Stock Option (each, an “Option Payment”), net of any withholding Taxes required to be deducted and withheld by applicable Legal Requirements. Each Company Stock Option with a per share exercise price that is equal to or greater than the Per Share Merger Consideration shall be canceled at the Effective Time without the payment of consideration therefor. At least five (5) Business Days prior to the Closing Date, the Company shall deliver to Purchaser a final list setting forth the name of each holder of Company Stock Options who will receive an Option Payment, and the amount of such Option Payment. Each Option Payment shall be payable on or as soon as administratively practicable following the Effective Time by the Company (or its applicable Subsidiary) through payroll, net of any withholding Taxes required to be deducted and withheld by applicable Legal Requirements; provided, that prior to the Effective Time, the Company shall use commercially reasonable efforts to cause each holder of the underlying Company Stock Option to deliver to the Company a cancellation agreement (a “Cancellation Agreement”), in a form reasonably satisfactory to Purchaser, acknowledging such holder’s right to the applicable Option Payment and releasing any claims such holder may have with respect to cancellation and conversion of each such Company Stock Option. No interest shall accrue or be paid on the amounts payable pursuant to this Section 3.4(a). To the extent that amounts are so deducted or withheld pursuant to this Section 3.4(a) and remitted to the appropriate governmental entity or other required recipient, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of such deduction and withholding was made. The Company shall use commercially reasonable efforts to obtain an executed Cancellation Agreement from each holder of Company Stock Options prior to the Effective Time. In the event such a holder has not delivered a Cancellation Agreement prior to the Effective Time, the applicable Option Payment, net of any withholding Taxes required to be deducted and withheld by applicable Legal Requirements, shall be payable as soon as administratively practicable following delivery of the Cancellation Agreement by the holder, provided that such payment shall be made no later than the last day of the calendar year during which the Effective Time occurs.

(b)    Immediately prior to the Effective Time, by virtue of the Merger and without any further action on the part of the holders thereof, Purchaser, Merger Sub or the Company, each share of Company Restricted Stock that is outstanding immediately prior to the Effective Time shall vest in full and the restrictions thereon shall lapse, and, as of the Effective Time, each such share of Company Restricted Stock shall be considered outstanding shares of Company Common Stock and automatically converted into the right to receive the Per Share Merger Consideration (each, a “Restricted Stock Payment”); provided that each Restricted Stock Payment shall be payable on or as soon as administratively practicable following the Effective Time by the Company (or its applicable Subsidiary) through payroll, net of any withholding Taxes required to be deducted and withheld by applicable Legal Requirements. To the extent that amounts are so deducted or withheld pursuant to this Section 3.4(b) and remitted to the appropriate governmental entity or other required recipient, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of such deduction and withholding was made. No interest shall accrue or be paid on the amounts payable pursuant to this Section 3.4(b). At least five (5) Business Days prior to the Closing Date, the Company shall deliver to Purchaser a final list setting forth the name of each holder of Company Restricted Stock who will receive a Restricted Stock Payment, and the amount of such Restricted Stock Payment.

(c)    Prior to the Closing, the Company, or the appropriate committee of the board of directors of the Company, as applicable, shall take any and all such actions as are necessary, including the adoption of appropriate resolutions, to give effect to the transactions contemplated by this Section 3.4, including to provide that the Company Stock Plan and all awards issued thereunder will terminate as of the Effective Time, subject to payment as provided in this Section 3.4.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Purchaser as follows:

Section 4.1    Company Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has no Subsidiaries other than the Subsidiaries listed on Exhibit 21 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, as filed with the SEC on March 27, 2026. The Company is registered with the Federal Reserve as a savings and loan holding company under the Home Owners’ Loan Act of 1933, as amended. The Company has full power and authority, corporate and otherwise, to operate as a savings and loan holding company and to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary; except where the failure to be so qualified to do business or be in good standing in any such jurisdiction is not reasonably likely to have a Material Adverse Effect on the Company. The copies of the Charter and Bylaws, and all amendments thereto, set forth in the Company SEC Reports are complete and correct.

Section 4.2    Bank Organization. The Bank is a federal savings bank duly organized, validly existing and in good standing under the laws of the United States, and its deposits are insured under the provisions of Chapter 16 of Title 12 of the United States Code relating to the FDIC, as amended, and all premiums and assessments required to be paid in connection therewith have been paid by the Bank when due. No Proceedings for the revocation or termination of such deposit insurance are pending or, to the Knowledge of the Company, Threatened. The Bank has no Subsidiaries. The Bank has full power and authority, corporate and otherwise, to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary, except where the failure to be so qualified to do business or be in good standing in any such jurisdiction is not reasonably likely to have a Material Adverse Effect on the Bank. Copies of the charter and bylaws of the Bank, and all amendments thereto, are set forth on and attached to Section 4.2 of the Schedules and are complete and correct.

Section 4.3    Authorization; Enforceability. The Company has the requisite power and authority to enter into and perform its obligations under this Agreement, subject to receipt of the Regulatory Approvals and the approval of the Company Stockholders in accordance with Section 6.6. The execution, delivery and performance of this Agreement by the Company, and the consummation of its obligations under this Agreement, have been authorized by all necessary corporate action of the board of directors of the Company, and this Agreement constitutes a legal, valid and binding obligation of the Company enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally and subject to general principles of equity.

Section 4.4    No Conflict. Neither the execution or delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time): (a) contravene, conflict with or result in a violation of any provision of the Charter, the Bylaws or the charter or bylaws of the Bank, each as in effect on the Agreement Date, or any currently effective resolution adopted by the board of directors or stockholder(s) of either the Bank or the Company; (b) contravene, conflict with or result in a violation of, or give any Regulatory Authority or other Person the valid and enforceable right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Bank or the Company, or any of their respective assets that are owned or used by them, may be subject, except for any contravention, conflict or violation that is permissible by virtue of obtaining the Regulatory Approvals necessitated by the Contemplated Transactions, including such approvals under the Change in Bank Control Act, as amended; (c) contravene, conflict with or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any Contract to which the Bank is a party or by which any of its assets is bound; or (d) result in the creation of any lien, charge or encumbrance upon or with respect to any of the assets owned or used by the Bank; except, in the case of each of clauses (c) and (d), where any such contravention, conflict, violation, breach, lien, charge or encumbrance would not reasonably be expected to have a Material Adverse Effect on the Bank. Except: (i) as set forth on Section 4.4 of the Schedules; (ii) for the approval or confirmation of non-review by the SEC of the Proxy Statement (as defined in Section 6.6); (iii) for the Company Stockholders Approval referred to in Section 6.6; and (iv) the approvals referred to Section 8.1, neither the Bank nor the Company is or will be required to give any notice to or obtain any consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

Section 4.5    Company Capitalization.

(a)    The authorized capital stock of the Company currently consists exclusively of: (i) (A) 10,000,000 shares of Company Common Stock, of which, as of May 12, 2026 (the “Capitalization Date”), (1) 5,599,859 shares were issued and 5,261,533 shares were outstanding, including (a) 92,740 shares of Company Restricted Stock, and (b) 428,211 shares of Company Common Stock held by the ESOP; (2) 467,500 shares of Company Common Stock underlying awards of Company Stock Options; and (3) 338,326 shares held in treasury by the Company; and (ii) 1,000,000 shares of Company Preferred Stock, of which no shares were issued and outstanding as of the Capitalization Date. The Company does not have outstanding any bonds, debentures, notes or other debt obligations having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) with the Company Stockholders on any matter. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and fully paid, nonassessable and free of preemptive rights. The Company’s securities are not listed, or quoted, for trading on any U.S. domestic or foreign securities exchange, other than the Nasdaq Capital Market and the Company satisfies in all material respects all of the continued listing criteria of the Nasdaq Capital Market. The Company has not received any notice of non-compliance or deficiency from the Nasdaq Capital Market that is outstanding or has not been cured as of the Agreement Date.

(b)    As of the Capitalization Date, no shares of Company Common Stock were reserved for issuance except for: (i) 467,500 shares of Company Common Stock reserved for issuance in connection with stock options, restricted stock units, or other equity awards under Company Stock Plans; and (ii) 26,296 shares of Company Common Stock reserved for issuance pursuant to future awards under Company Stock Plans

(c)    Other than the Company Stock Options and Company Restricted Stock, no equity-based awards were outstanding as of the Capitalization Date. Since December 31, 2025 through the Agreement Date, the Company has not: (i) issued or repurchased any shares of Company Common Stock or other equity securities of the Company or (ii) issued or awarded any stock options, stock appreciation rights, restricted shares, restricted stock units, deferred equity units, awards based on the value of Company Common Stock or any other equity-based awards. From December 31, 2025 through the Agreement Date, neither the Company nor any of its Subsidiaries has: (A) accelerated the vesting of or lapsing of restrictions with respect to any award under any Company Stock Plan; (B) with respect to executive officers of the Company or its Subsidiaries, entered into or amended any employment, severance, change in control or similar agreement (including any agreement providing for the reimbursement of excise taxes under Section 4999 of the Code); or (C) adopted or materially amended any Benefit Plan.

(d)    None of the shares of Company Common Stock were issued in violation of any federal or state securities laws or any other applicable Legal Requirement. As of the Agreement Date there are: (i) no outstanding subscriptions, Contracts, conversion privileges, options, warrants, calls or other rights obligating the Company or any of its Subsidiaries to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of capital stock of the Company or any of its Subsidiaries, other than the Company Stock Options; and (ii) no contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or any equity security of the Company or its Subsidiaries, or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of the Company or its Subsidiaries. Except as permitted by this Agreement, since December 31, 2025, no shares of Company Common Stock have been purchased, redeemed or otherwise acquired, directly or indirectly, by the Company or any of its Subsidiaries, and no dividends or other distributions payable on any equity securities of the Company or any of its Subsidiaries has been declared, set aside, made or paid to the stockholders of the Company. Other than its Subsidiaries, the Company does not own, nor has any Contract to acquire, any equity interests or other securities of any Person or any direct or indirect equity or ownership interest in any other business.

Section 4.6    Bank Capitalization. The authorized capital stock of the Bank currently consists, and at the Closing will consist, exclusively of 1,000 shares of common stock, par value $1.00 per share, all of which have been duly authorized and are validly issued and outstanding, fully paid, nonassessable and owned of record by the Company. None of the shares of Bank common stock have been issued in violation of any federal or state securities laws or any other Legal Requirement. Except for the Regulatory Approvals and as set forth on Section 4.6 of the Schedules, the Bank common stock is freely transferable and free and clear of any lien or encumbrance whatsoever. No such shares of Bank common stock have been purchased, redeemed or otherwise acquired, directly or indirectly, by the Bank and no dividends or other distributions payable in any equity securities of the Bank have been declared, set aside, made or paid. None of the shares of authorized capital stock of the Bank are, nor immediately prior to the Closing will they be, subject to any claim of right inconsistent with this Agreement. There are no outstanding subscriptions, contracts, conversion privileges, options, warrants, calls or other rights obligating the Bank or the Company to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of the capital stock of the Bank, and, except as otherwise disclosed in this Agreement, neither the Bank nor the Company is a party to any Contract relating to the issuance, purchase, sale or transfer of any equity securities or other securities of the Bank. The Bank does not own or have any Contract to acquire any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business except investment securities acquired in the Ordinary Course of Business.

Section 4.7    Company SEC Reports; Financial Statements and Reports; Regulatory Filings.

(a)    True, correct and complete copies of the following financial statements have been provided or made available to Purchaser: (i) Call Reports for the Bank as of and for the years ended December 31, 2025 and 2024; and (ii) a Call Report for the Bank as of and for the quarter ended March 31, 2026.

(b)    The Company has timely filed all Company SEC Reports, except where the failure to file any Company SEC Report, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company, and all such Company SEC Reports complied as to form in all material respects, as of their respective filing dates and effective dates, as the case may be, with all applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the published rules and regulations of the SEC thereunder which are applicable to the Company. The Company SEC Reports were prepared in accordance with applicable Legal Requirements in all material respects. As of their respective filing dates, none of the Company SEC Reports contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information filed as of a later date (but before the Agreement Date) is deemed to modify information as of an earlier date. As of the Agreement Date, there are no outstanding comments from, or unresolved issues raised by, the SEC with respect to any of the Company SEC Reports. No Subsidiary of the Company is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.

(c)    The financial statements presented (or incorporated by reference) in the Company SEC Reports (including the related notes, where applicable) have been prepared in conformity with the Accounting Standards, except in each case as indicated in such statements or the notes thereto, and comply in all material respects with all applicable Legal Requirements. Taken together, the financial statements presented in the Company SEC Reports (collectively, the “Company Financial Statements”) are complete and correct in all material respects and fairly and accurately present the respective financial position, assets, liabilities and results of operations of the Company and each of its Subsidiaries at the respective dates of and for the periods referred to in the Company Financial Statements, subject to normal year-end audit adjustments that are not or will not be material in amount or effect in the case of unaudited Company Financial Statements. The Company Financial Statements do not include any material assets or omit to state any material liabilities or other facts, which inclusion or omission would render the Company Financial Statements misleading in any material respect as of the respective dates and for the periods referred to in the respective Company Financial Statements. As of the Agreement Date, Plante & Moran, PLLC has not resigned (or informed the Company that it intends to resign) or been dismissed as independent registered public accountants of the Company.

(d)    The Company is in compliance in all material respects with all of the provisions of the Sarbanes-Oxley Act of 2002 that are applicable to it or any of its Subsidiaries. The Company maintains a system of “disclosure controls and procedures” as defined in Rule 13a-15 and 15d-15 under the Exchange Act. As of the Agreement Date, to the Knowledge of the Company, its “disclosure controls and procedures” were effective, in all material respects.

(e)    The Company has established and maintained a system of ICFR applicable to the Company and its consolidated Subsidiaries. The Company’s certifying officers have evaluated the effectiveness of the Company’s ICFR as of the end of the period covered by the most recently filed annual report on Form 10-K of the Company under the Exchange Act. The Company presented in such report the conclusions of the certifying officers about the effectiveness of the Company’s ICFR based on their evaluations as of such date. Since such date, there have been no changes in the Company’s ICFR that have materially affected, or are reasonably likely to materially affect, the Company’s ICFR.

(f)    The Company and each of its Subsidiaries has filed all forms, reports and documents required to be filed since January 1, 2024, with all applicable banking authorities except to the extent failure would not have a Material Adverse Effect on the Company and each of its Subsidiaries. Such forms, reports and documents: (i) complied as to form in all material respects with applicable Legal Requirements; and (ii) did not at the time they were filed, after giving effect to any amendment thereto filed prior to the Agreement Date, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information filed as of a later date (but before the Agreement Date) is deemed to modify information as of an earlier date.

(g)    To the Knowledge of the Company, there has not been any event or occurrence since January 1, 2024 that would result in a determination that the Bank is not an eligible depository institution as defined in 12 C.F.R. § 303.2(r).

(h)    Except for interim periods subject to normal year-end adjustments that are not or will not be material in amount or effect, the financial statements in clause (a) above (collectively, the “Bank Financial Statements”) have been prepared in accordance with the Accounting Standards. The Bank Financial Statements are true and correct in all material respects and fairly and accurately present the financial position, assets, liabilities and results of operations of the Bank as at the respective dates of, and for the periods referred to in, the Bank Financial Statements, subject to normal year-end, nonmaterial adjustments in amounts consistent with past practice. The Bank Financial Statements do not include any material assets or omit to state any material liabilities or other facts, which inclusion or omission would render the Bank Financial Statements misleading in any material respect as of the respective dates and for the periods referred to in the respective Bank Financial Statements.

Section 4.8    Books and Records. The books of account, minute books, stock record books and other records of the Bank are true and correct in all material respects and have been maintained in accordance with the Bank’s business practices and all applicable Legal Requirements, including the maintenance of any adequate system of internal controls required by applicable Legal Requirements. The minute books of the Bank contain true and correct records of all meetings held, and corporate action taken by, the Bank’s board of directors and committees of the board of directors of the Bank, and at the Closing, all of those books and records will be in the possession of the Bank.

Section 4.9    Title to Properties.

(a)    Section 4.9(a) of the Schedules lists or describes, as of the Agreement Date: (i) all interests in real property owned by the Company or any of its Subsidiaries, other than OREO (“Owned Real Estate”); and (ii) each lease of real property to which the Company or any of its Subsidiaries is a party, including in each case the address of such real property and the proper identification, if applicable, of each such property as a main office, branch office or other office and, in the case of each lease, the position of the Company or such Subsidiary as landlord or tenant under such lease.

(b)    The Company or one of its Subsidiaries, as appropriate, has good and insurable title to all assets and properties, whether real or personal, tangible or intangible, that it purports to own, other than OREO, subject to no liens, mortgages, security interests, encumbrances or charges of any kind, except: (i) as noted in the most recent Company Financial Statements; (ii) statutory liens for Taxes not yet delinquent or being contested in good faith by appropriate Proceedings and for which appropriate reserves have been established and reflected in the Company Financial Statements; (iii) pledges or liens required to be granted in connection with the acceptance of government deposits, granted in connection with repurchase or reverse repurchase agreements, securing any discount with, borrowing from, or obligations to any Federal Reserve Bank or Federal Home Loan Bank, interbank credit facilities or any transaction by the Bank acting in a fiduciary capacity or otherwise incurred in the Ordinary Course of Business; (iv) easements, rights of way, covenants, conditions, restrictions and other similar encumbrances that do not materially affect the present use of the properties or assets subject thereto or affected thereby or otherwise materially impair the present business operations at such properties; (v) minor defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purposes for which they are held as of the Agreement Date; (vi) liens or deposits in connection with worker’s compensation, unemployment insurance, social security or other insurance; (vii) inchoate mechanic’s and materialmen’s liens for construction in progress and workmen’s, repairmen’s, warehousemen’s and carrier’s liens arising in the Ordinary Course of Business of the Company or its Subsidiaries consistent with past practice; (viii) liens existing on any asset of any Person at the time such Person is acquired by or is combined with the Company or any of its Subsidiaries, provided the lien was not created in contemplation of that event, and, provided further, that the lien does not materially impact the use or the value of the subject property or asset; (ix) liens on property required by Regulation W promulgated by the Federal Reserve; and (x) liens incidental to the conduct of business or ownership of property of the Bank which do not in the aggregate materially detract from the value of the property or materially impair the use thereof as of the Agreement Date; (collectively, the “Permitted Encumbrances”).

(c)    The Company or one of its Subsidiaries, as appropriate, as tenant has the right under valid and existing leases to occupy, use, possess and control any and all of the respective property leased by it, and each such lease is valid, in full force and effect, and without default thereunder by the tenant or, to the Knowledge of the Company, the landlord. The Company has delivered to Purchaser full, complete and correct copies of all leases for leased real property, including any amendments or modifications thereto.

(d)    To the Knowledge of the Company, all buildings and structures owned by the Company or any of its Subsidiaries lie wholly within the boundaries of the real property owned or validly leased by it, and do not encroach upon the property of, or otherwise conflict with the property rights of, any other Person, except for such encroachments or conflicts that would not reasonably be expected to have a Material Adverse Effect on the Company. There are no pending, or, to the Knowledge of the Company, Threatened condemnation or similar proceedings against any owned or leased real property set forth on Section 4.9(a) of the Schedules. No Person other than the Company or its Subsidiaries has any right to use, occupy or operate any portion of the owned or leased real property set forth on Section 4.9(a) of the Schedules.

Section 4.10    Condition and Sufficiency of Assets. To the Knowledge of the Company, the equipment and safe deposit boxes of the Bank are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such equipment or safe deposit boxes is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in the aggregate in nature or in cost. To the Company’s Knowledge, except as set forth on Section 4.10 of the Schedules, the Bank has received no written notice from any governmental authority that the real property, buildings, structures and equipment owned or leased by the Bank are in violation of any building and development codes or other restrictions, including subdivision regulations, building and construction regulations, drainage codes, health, fire and safety laws and regulations, utility tariffs and regulations, conservation laws and zoning laws and ordinances. To the Company’s Knowledge, except as set forth on Section 4.10 of the Schedules, the assets and properties, whether real or personal, tangible or intangible, that the Bank purports to own are sufficient for the continued conduct of the business of the Bank after the Closing in substantially the same manner as conducted prior to the Closing.

Section 4.11    Loans; OREO; Allowance for Credit Losses.

(a)    Each loan, loan agreement, note, lease or other borrowing agreement, any participation therein, and any guaranty, renewal or extension thereof (collectively, “Bank Loans”) reflected as an asset on any of the Bank Financial Statements or reports filed with the Regulatory Authorities is evidenced by documentation that is customary and legally sufficient in all material respects and constitutes the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors’ rights generally or equitable principles or doctrines.

(b)    The Bank’s loan files contain all notes, leases and other necessary evidences of any Bank Loan, including all loan agreements, loan participation agreements and certificates, security agreements, mortgages, guarantees, amendments, uniform commercial code financing statements and similar documents evidencing collateral or other financial accommodations relating to the Bank Loans (“Loan Documents”). All Loan Documents are correct in amount and were given for valid consideration. None of the obligations represented by the Loan Documents has been modified, altered, forgiven, discharged or otherwise disposed of except as indicated by the Loan Documents or as a result of bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors’ rights generally or equitable principles or doctrines.

(c)    All Bank Loans originated or purchased by the Bank were made or purchased in accordance with the policies of the Bank, or pursuant to standard exceptions thereto, and in the Ordinary Course of Business of the Bank and in material compliance with all applicable Legal Requirements. Except as set forth on Section 4.11(c) of the Schedules, the Bank’s interest in all Bank Loans is free and clear of any security interest, lien, encumbrance or other charge, and the Bank has complied in all material respects with all Legal Requirements relating to such Bank Loans.

(d)    Except as set forth on Section 4.11(d) of the Schedules, the Bank is not a party to any Bank Loan: (i) under the terms of which the obligor is more than ninety (90) days delinquent in payment of principal or interest or in default of any other material provision as of the dates shown thereon or for which the Bank has discontinued the accrual of interest; (ii) that has been classified as “substandard,” “doubtful,” “loss,” “other loans specially mentioned” or any comparable classifications by the Bank; or (iii) that has been listed on any “watch list” or similar internal report of the Bank.

(e)    The collateral for each secured Bank Loan is (i) the collateral described in the related Bank Loan documentation; (ii) subject to a valid, enforceable and perfected lien in favor of the Bank and with the lien priority as noted in the records of Bank; and (iii) to the Knowledge of the Company, in material compliance with all applicable Environmental Laws.

(f)    Section 4.11(f) of the Schedules sets forth a complete list of all outstanding Bank Loans in which the Bank has participated with other parties as the originating lender and all outstanding Bank Loans purchased by Bank from other parties as participations. Except as set forth on Section 4.11(f) of the Schedules, there is no recourse against Bank with respect to any participation loan or other Bank Loans set forth on Section 4.11(f) of the Schedules, and the terms of the participation do not require or permit allocation of payments among participants on any basis other than pro rata in relation to the participant’s share of the participation loan.

(g)    Section 4.11(g) of the Schedules sets forth a complete list of all other real estate owned by the Bank (“OREO”) by address and reference to the applicable loan file.

(h)    As of the Agreement Date and except as set forth on Section 4.11(h) of the Schedules, the Bank’s allowance for credit losses reflected in the Bank Financial Statements was determined on the basis of the Bank’s continuing review and evaluation of the portfolio of Bank Loans in accordance with applicable regulation and applied on a basis consistent with past practices and the Bank’s internal policies and, in the reasonable judgment of Bank, is adequate in all material respects as of their respective dates under all applicable Legal Requirements to provide for possible or specific losses, net of recoveries relating to Bank Loans previously charged-off, on outstanding Bank Loans.

(i)    Except for periodic deposit overdrafts, none of the Bank Loans are subject to any offset or claim of offset on the part of the Bank.

Section 4.12    Undisclosed Liabilities; Adverse Changes. Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether absolute, accrued, contingent or otherwise) that would reasonably be expected to have a Material Adverse Effect on such party, except for liabilities or obligations reflected or reserved against in the Bank Financial Statements, obligations specifically permitted by this Agreement and current liabilities incurred in the Ordinary Course of Business since the respective dates of such Bank Financial Statements. Except as set forth on Section 4.12 of the Schedules or as specifically permitted or required under this Agreement, since December 31, 2025, each of the Company and its Subsidiaries has conducted its business only in the Ordinary Course of Business, and there has not been any Material Adverse Effect on either the Company or its Subsidiaries, no officer of the Company or its Subsidiaries has resigned or Threatened to resign or otherwise leave the Company or its Subsidiaries, and, to the Knowledge of the Company, no event has occurred or circumstance exists, that has had or would reasonably be expected to have a Material Adverse Effect on the Company or its Subsidiaries.

Section 4.13    Taxes.

(a)    Except as set forth on Section 4.13(a) of the Schedules, the Company and each of its Subsidiaries has: (i) prepared and timely filed all income Tax Returns and other material Tax Returns required to be filed by the Company and each of its Subsidiaries, as applicable, pursuant to applicable Legal Requirements, and such Tax Returns are true and correct and complete in all material respects and have been completed in compliance with applicable Legal Requirements; and (ii) fully and timely paid all Taxes due and payable by the Company and its Subsidiaries (whether or not shown as due on such Tax Returns). The Company and each of its Subsidiaries has paid, or made adequate provision for the payment of, all Taxes (whether or not reflected in Tax Returns as filed or to be filed) due and payable by the Company and each of its Subsidiaries, or claimed to be due and payable by any Regulatory Authority, in each case for periods ending on or before the Closing Date, and neither the Company nor any of its Subsidiaries is delinquent in the payment of any Tax.

(b)    The Company and each of its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed. The Company and each of its Subsidiaries has complied with all information reporting and withholding provisions of applicable Legal Requirements.

(c)    The Company has: (i) never been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing a consolidated federal income Tax Return (other than a group the common parent of which is the Company); (ii) no liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law (including any arrangement for group or consortium relief or similar arrangement)), as a transferee or successor, by operation of Law, by Contract, or otherwise; and (iii) never been a party to any joint venture, partnership or other arrangement that could be treated as a partnership for Tax purposes. The Company is not a party to, or bound by, any Tax sharing, indemnification, allocation or similar agreement or arrangement.

(d)    Neither the Company nor any of its Subsidiaries will be required to include any material item or amount of income in, or exclude any material item or amount of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in or use of an improper method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date; (ii) “closing agreement,” as described in Section 7121 of the Code (or any similar provision of state, local or non-U.S. income Law regarding Taxes); (iii) prepaid income or deferred revenue received on or prior to the Closing Date; (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Law regarding Taxes).

(e)    There is no claim or assessment pending or, to the Knowledge of the Company, Threatened against the Bank or the Company for any Taxes owed by either of them. No Proceeding related to Taxes paid or payable by the Bank or the Company is presently being conducted or, to the Knowledge of the Company, Threatened by any Regulatory Authority.

(f)    No written claim has ever been made to the Company or any of its Subsidiaries by any Regulatory Authority in a jurisdiction where either the Company or any of its Subsidiaries do not file a Tax Return that the Company or any of its Subsidiaries, as applicable, is or may be subject to Taxes by that jurisdiction.

(g)    The Company and each of its Subsidiaries has delivered or made available to Purchaser true, correct and complete copies of all Tax Returns filed with respect to the last three fiscal years by the Company and each of its Subsidiaries and any tax examination reports and statements of deficiencies assessed or agreed to for any such time period.

(h)    Neither the Company nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Returns.

(i)    There are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company or any of its Subsidiaries.

(j)    Neither the Company nor any of its Subsidiaries is, or has ever been, a party to any “reportable transaction” as defined in Section 6707A(c)(1) of the Code and Treasury Regulation Section 1.6011-4(b). Neither the Company nor any of its Subsidiaries has engaged in a transaction that is the same as or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a Tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Treasury Regulations Section 1.6011-4(b)(2).

(k)    There is currently no limitation on the utilization of net operating losses, capital losses, built-in losses, tax credits or similar items of the Company or any of its Subsidiaries under Code Sections 269, 382, 383, 384 or 1502 and the Treasury Regulations thereunder (and comparable provisions of state, local or foreign Laws), in each case arising from any event or transaction occurring prior to the Closing Date.

(l)    Neither the Company nor any of its Subsidiaries has distributed the stock of another Person, and has not had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code. Neither the Company nor any of its Subsidiaries has been a party to a transaction reported or intended to qualify as a reorganization under Section 368 of the Code.

(m)    Except as set forth on Section 4.13(m) of the Schedules, neither the Company nor any of its Subsidiaries has claimed any “employee retention credits” under the CARES Act.

(n)    Neither the Company nor any of its Subsidiaries is, or has been at any time during the five-year period ending on the Closing Date, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code and Treasury Regulation Section 1.897-2. The Company is not aware of any facts or circumstances that would cause the Company or any of its Subsidiaries to be treated as a United States real property holding corporation as of the Closing Date.

Section 4.14    Compliance with Legal Requirements. The Company and each of its Subsidiaries holds all licenses, certificates, permits, franchises and rights from all appropriate Regulatory Authorities necessary for the conduct of its business. Except for any Proceeding or Order issued by any Regulatory Authority that is confidential and nonpublic, the Company and each of its Subsidiaries is, and at all times since January 1, 2024, has been, in compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets, except where the failure to comply would not reasonably be expected to have a Material Adverse Effect on the Company or its Subsidiaries. Since January 1, 2024, except as set forth on Section 4.14 of the Schedules, no event has occurred or circumstance exists that (with or without notice or lapse of time): (a) may constitute or result in a violation by any of the Company or its Subsidiaries of, or a failure on the part of the Company or its Subsidiaries to comply with, any Legal Requirement; or (b) may give rise to any obligation on the part of the Company or its Subsidiaries to undertake, or to bear all or any portion of the cost of, any remedial action of any nature in connection with a failure to comply with any Legal Requirement; except, in either case, where the failure to comply or the violation would not reasonably be expected to have a Material Adverse Effect on the Company or its Subsidiaries. Except for any Proceeding or Order issued by any Regulatory Authority that is confidential and nonpublic, neither the Company nor any of its Subsidiaries has received, at any time since January 1, 2024, any notice or other communication (whether written or, if material, oral) from any Regulatory Authority, nor does the Company have any Knowledge regarding: (i) any actual or alleged violation of, or failure to comply with, any Legal Requirement; or (ii) any actual or alleged obligation on the part of the Company or its Subsidiaries to undertake, or to bear all or any portion of the cost of, any remedial action of any nature in connection with a failure to comply with any Legal Requirement, except where any such violation, failure or obligation would not reasonably be expected to have a Material Adverse Effect on the Company or its Subsidiaries. The Company and each of its Subsidiaries maintains safeguards designed to protect and maintain the confidentiality of all customer information held by such party in accordance with all of its applicable privacy policies, the Fair Credit Reporting Act, the Gramm-Leach-Bliley Act and other applicable Legal Requirements.

Section 4.15    Legal Proceedings; Orders.

(a)    Except for any Proceeding or Order issued by any Regulatory Authority that is confidential and nonpublic, set forth on Section 4.15 of the Schedules is a true and correct list of all Proceedings and Orders pending, entered into or, to the Knowledge of the Company, Threatened against the Company or its Subsidiaries, or any of their respective assets or business, or the Contemplated Transactions, since January 1, 2024, and that would reasonably be expected to have a Material Adverse Effect on the Company or its Subsidiaries, and there is no fact to the Knowledge of the Company that would provide a basis for any other Proceeding or Order. No officer, director, agent or employee of the Company or its Subsidiaries is subject to any Order that prohibits such officer, director, agent or employee from engaging in or continuing any conduct, activity or practice relating to the business of the Company or its Subsidiaries as currently conducted.

(b)    Except for any Proceeding or Order issued by any Regulatory Authority that is confidential and nonpublic, each of the Company and its Subsidiaries: (i) is not subject or a party to any cease and desist or other Order or enforcement action issued by; (ii) is not a party to any written agreement, consent agreement or memorandum of understanding with; (iii) is not a party to any commitment letter or similar undertaking to; (iv) is not subject to any Order or directive by; (v) is not subject to any supervisory letter from; (vi) has not been ordered to pay any civil money penalty, which has not been paid, by; or (vii) has not adopted any policies, procedures or board resolutions at the request of, any Regulatory Authority that currently (A) restricts in any material respect the conduct of its business; (B) in any material manner relates to its capital adequacy; (C) restricts its ability to pay dividends; or (D) limits in any material manner its credit or risk management policies, its management or its business, nor has the Bank been advised by any Regulatory Authority that it is considering issuing, initiating, ordering or requesting any of the foregoing.

Section 4.16    Contracts. Section 4.16 of the Schedules lists or describes the following with respect to the Company and its Subsidiaries:

(a)    All loan and credit agreements, conditional sales contracts or other title retention agreements or security agreements relating to money borrowed by the Company or its Subsidiaries, exclusive of loan or deposit agreements with customers of the Bank entered into in the Ordinary Course of Business, agreements for the purchase of federal funds, repurchase agreements and Federal Home Loan Bank borrowings;

(b)    Each lease of real property to which the Company or its Subsidiaries is a party;

(c)    Each Contract that involves annual expenditures or receipts in excess of $25,000;

(d)    Each Contract that was not entered into in the Ordinary Course of Business and that involves annual expenditures or receipts by it in excess of $25,000;

(e)    Each Contract providing for annual payments to or by any Person based on sales, purchases or profits, other than direct payments for goods having an average annual amounts in excess of $25,000;

(f)    Each lease, rental, license, installment and conditional sale agreement and other Contract affecting the ownership of, leasing of, title to or use of, any personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate annual payments of less than $50,000 or with terms of less than one year);

(g)    Each Contract for capital expenditures for a single property, individually, or collectively with any other Contract for capital expenditures on such property, in excess of $50,000;

(h)    Each licensing agreement or other Contract with respect to patents, trademarks, copyrights, service marks, trade names or other intellectual property (collectively, “Intellectual Property Assets”), including agreements with current or former employees, consultants or contractors regarding the appropriation or the nondisclosure of any of the Intellectual Property Assets of the Bank;

(i)    Each joint venture, partnership and other Contract (however named) involving a sharing of profits, losses, costs or liabilities by the Company or its Subsidiaries with any other Person;

(j)    Any Contract or agreement that contains any: (i) exclusive dealing obligation; (ii) “clawback” or similar undertaking requiring the reimbursement or refund of any fees; (iii) “most favored nation” or similar provision granted by the Company or its Subsidiaries; or (iv) provision that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of the Bank to own, operate, sell, transfer, pledge or otherwise dispose of any assets or business;

(k)    Any Contract under which the Company or its Subsidiaries will have a material obligation with respect to an “earn-out,” contingent purchase price or similar contingent payment obligation, or any other material liability after the Agreement Date;

(l)    Each Contract containing covenants that in any way purport to restrict the business activity of the Company or its Subsidiaries or any of their employees, or limit the ability of the Company or its Subsidiaries to engage in any line of business or to compete with or solicit the business of any Person;

(m)    Any agreement of guarantee, support or indemnification by the Company or its Subsidiaries, assumption or endorsement by the Company or its Subsidiaries of, or any similar commitment by the Company or its Subsidiaries with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person other than those entered into in the Ordinary Course of Business;

(n)    Each intercompany agreement, third party service or expense sharing and asset transfer agreements to which the Company or its Subsidiaries is a party;

(o)    Each current material consulting or non-competition agreement to which the Company or its Subsidiaries or their respective employees is a party;

(p)    Each collective bargaining agreement and other Contract to or with any labor union or other employee representative of a group of employees;

(q)    Any Contract or agreement that is a settlement agreement other than releases immaterial in nature or amount entered into in the ordinary course of business with the former employees of the Company or its Subsidiaries or independent contractors in connection with the routine cessation of such employee’s or independent contractor’s employment;

(r)    Any Contract or agreement that is: (i) an employment, consultancy, non-competition, non-solicitation, deferred compensation, retention, bonus, severance, or other similar Contract (including any amendment to any such existing agreement or arrangement) which provides for greater than $50,000 in compensation; or (ii) relating to bank-owned life insurance, in each case with any current or former director, officer, employee or independent contractor of or consultant to, or stockholder of, the Company or its Subsidiaries;

(s)    Each Contract not referred to elsewhere in this Section 4.16 that: (i) relates to the future purchase of goods or services that materially exceeds the requirements of its business at current levels or for normal operating purposes; or (ii) has a Material Adverse Effect on the Company or its Subsidiaries;

(t)    Each Contract not listed above that is material to the financial condition, results of operations or business of the Company or its Subsidiaries, including any contract that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K); and

(u)    Each amendment, supplement and modification in respect of any of the foregoing.

Complete and accurate copies of each document or Contract listed have been previously provided or made available to Purchaser.

Section 4.17    No Defaults. Each Contract set forth on Section 4.16 of the Schedules is (assuming due authorization, execution and delivery by each other party thereto) in full force and effect and is valid and enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally and subject to general principles of equity. The Company and each of its Subsidiaries is, and at all times since January 1, 2024, has been, in compliance with all applicable terms and requirements of each Contract under which such party has or had any obligation or liability or by which such party or any asset owned or used by it is or was bound, except where the failure to be in full compliance would not reasonably be expected to have a Material Adverse Effect on the Company or its Subsidiaries. Each other Person that has or had any obligation or liability under any such Contract under which the Bank has or had any rights is, and at all times since January 1, 2024, has been in full compliance with all applicable terms and requirements of such Contract, except where the failure to be in full compliance would not reasonably be expected to have a Material Adverse Effect on the Company or its Subsidiaries. No event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with or result in a material violation or breach of, or give the Company or any of its Subsidiaries or another Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Contract of the Company or its Subsidiaries, where such cancellation, termination or modification would have a Material Adverse Effect on the Company or its Subsidiaries. Except in the Ordinary Course of Business with respect to any Bank Loan, neither the Company nor any of its Subsidiaries has given to or received from any other Person, at any time since January 1, 2024, any notice or other communication (whether written or, if material, oral) regarding any actual or alleged violation or breach of, or default under, any Contract, that has not been terminated or satisfied prior to the Agreement Date. Except as set forth on Section 4.17 of the Schedules, other than in the Ordinary Course of Business in connection with workouts and restructured loans, there are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate, any material amounts paid or payable to the Company or its Subsidiaries under current or completed Contracts with any Person and no such Person has made written demand for such renegotiation.

Section 4.18    Insurance. Copies of the policies of insurance owned or held by or for the benefit of the Company or its Subsidiaries on the Agreement Date are set forth and attached to Section 4.18 of the Schedules. Each of such policies is in full force and effect (except for any expiring policy which is replaced by coverage at least as extensive), and all premiums due on such policies have been paid in full. Except as set forth on Section 4.18 of the Schedules, no claims have been made under any such insurance policy that are currently pending, and to the Company’s Knowledge, there are no facts which would form the basis of a claim under any such insurance policy. Neither the Company nor its Subsidiaries has any reason to believe that any such insurance policy will not be renewed by the existing carrier on substantially the same terms as existing coverage.

Section 4.19    Employee Benefits.

(a)    Section 4.19(a) of the Schedules lists the name and annual salary paid by the Company or its Subsidiaries to each director, officer or employee of the Company and its Subsidiaries, and the bonus or other form of cash compensation (other than salary) paid or payable by the Company or its Subsidiaries to or for the benefit of each such person in question as of the Agreement Date, and any employment agreement, consulting agreement, noncompetition, severance or change in control agreement or similar arrangement or plan with respect to each such person.

(b)    Section 4.19(b) of the Schedules lists the name of each Person who is or would be entitled to any of the following as a result of the consummation of the Contemplated Transactions (i) an increase, acceleration of the time of payment, funding or vesting of (other than full vesting required under the Code upon termination of any Benefit Plan which is intended to qualify under Section 401(a) of the Code), or payment (whether in cash, property or vesting of property) of, any compensation or benefits, whether under any Benefit Plan or otherwise, or (ii) an obligation by the Company or the Bank to fund or otherwise set aside assets to secure to any extent any of the obligations under any Benefit Plan (including any payment that is or would be due as a result of any actual or constructive termination of a Person’s employment or position following such consummation) and the maximum amount of such increase, acceleration, funding, vesting, payment or funding obligation.

(c)    Section 4.19(c) of the Schedules sets forth a complete and correct list of each Benefit Plan.

(d)    With respect to each Benefit Plan, the Company has made available to Purchaser complete and correct copies of: (i) all documents that set forth the terms of each Benefit Plan, and of any related trust, including all summary plan descriptions, summaries and descriptions furnished to participants and beneficiaries; (ii) all written employment manuals and policies; (iii) a written description of any Benefit Plan that is not otherwise in writing; (iv) all current insurance policies purchased by or to provide benefits under any Benefit Plan; (v) the Form 5500 filed in each of the most recent three plan years with respect to each Benefit Plan, to the extent required, including all schedules thereto; (vi) Forms 1094-C and 1095-C for the past three years, to the extent required to be filed and distributed under applicable law, and if filed and distributed by a third party administration, evidence of transmittal of such forms; (vii) the most recent IRS determination letter or opinion letter, if any, and any pending application, with respect to each such Benefit Plan which is intended to qualify under Section 401(a) of the Code; (viii) all material non-routine notices that were given by the Company or an ERISA Affiliate or any Benefit Plan to the IRS or the U.S. Department of Labor (“DOL”), pursuant to statute, within the six (6) years preceding the Agreement Date, including notices that are expressly mentioned elsewhere in this Section 4.19; and (ix) all material non-routine notices that were given by the IRS or the DOL to the Company, any ERISA Affiliate, or any Benefit Plan within the six (6) years preceding the Agreement Date with respect to any Benefit Plan. No Code Section 83(b) election has been made with respect to any Company Restricted Stock outstanding as of the date of this Agreement.

(e)    All Benefit Plans have been established, maintained, funded and administered and comply, in all material respects, in form and in operation with all requirements of the Code and ERISA and all applicable Legal Requirements, and all Benefit Plans have been administered, in all material respects, in accordance with ERISA and the Code and all applicable Legal Requirements. All “employee pension benefit plans,” within the meaning of Section 3(2) of ERISA (“Pension Plan”), maintained by the Company or any of its Subsidiaries and which are intended to meet the qualification requirements of Section 401(a) of the Code have met such requirements at all times and have been and continue to be tax exempt under Section 501(a) of the Code, and the IRS has issued a favorable determination letter or opinion letter upon which the Company (or its applicable Subsidiary) is entitled to rely under IRS pronouncements, and no such determination letter or opinion letter has been revoked nor has revocation been threatened, and, to the Company’s Knowledge, there are no circumstances and no events have occurred that could adversely affect the qualified status of any such Benefit Plan or the related trust. To the Company’s Knowledge, neither the Company nor any of its Subsidiaries has: (i) become subject to any disallowance of deductions under Sections 419 or 419A of the Code; (ii) incurred any liability for excise tax under Sections 4972, 4975, or 4976 of the Code or any liability or penalty under ERISA; or (iii) breached any of the duties or failed to perform any of the obligations imposed upon the fiduciaries or plan administrators under Title I of ERISA.

(f)    Except as set forth on Section 4.19(f) of the Schedules, or as required by any applicable Legal Requirements: (i) neither the Company nor its Subsidiaries would have any material liability or material contingent liability (including the payment by the Company or its Subsidiaries of premiums for health care coverage for active employees or retirees) if any Benefit Plan were terminated or if the Company or its Subsidiaries were to cease its participation therein; and (ii) neither the Company, its Subsidiaries nor any ERISA Affiliates or Persons acting on their behalf have made any written or oral promises or statements to employees or retirees who are now living which might reasonably have been construed by them as promising “lifetime” or other vested rights to benefits under any Benefit Plan that cannot be unilaterally terminated or modified by the Company or its Subsidiaries or the applicable ERISA Affiliate at its discretion at any time without further obligation.

(g)    Except for any failures that, individually or in the aggregate, are not material, within the time periods prescribed by each Benefit Plan, ERISA and the Code, the Company and the ERISA Affiliates have made or accrued for all contributions or payments to or under each Benefit Plan as required pursuant to each such Benefit Plan or any collective bargaining agreements.

(h)    Other than the ESOP, no Benefit Plan has ever acquired or held any “employer security” or “employer real property” (each as defined in Section 407(d) of ERISA).

(i)    Except as set forth on Section 4.19(i) of the Schedules, neither the Company nor any ERISA Affiliate has ever maintained, sponsored or contributed, has ever been obligated to contribute to or has any liability under or with respect to any: (i) “multiemployer plan” (as defined in Section 3(37) of ERISA); (ii) “defined benefit plan” as defined in Section 3(35) of ERISA or any other plan that is or was subject to the funding requirements of Section 412 or Section 430 the Code or Section 302 or Title IV of ERISA; (iii) “multiple employer plan” within the meaning of Section 413(c) of the Code; or (iv) “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(j)    Except for any failures that, individually or in the aggregate, are not material, (i) the Company and the ERISA Affiliates have complied with all requirements of the Consolidated Omnibus Budget Reconciliation Act, as amended (“COBRA”), to the extent so required, (ii) neither the Company nor the ERISA Affiliates has been, and neither the Company nor its Subsidiaries reasonably expects to be subject, to any penalty under Section 4980H of the Code with respect to any period prior to the Closing for which such entity was subject to Section 4980H of the Code, and (iii) for each required plan year for which the Company or its Subsidiaries was obligated to so file, such party has timely filed Forms 1094-C and 1095-C with the IRS and timely distributed Form 1095-C to each applicable employee. Neither the Company nor any ERISA Affiliate provides or is obligated to provide health or welfare benefits to any current or future retired or former employee other than any benefits required to be provided under COBRA.

(k)    With respect to each Benefit Plan, (i) there has been no breach of fiduciary duty (as determined under ERISA) that could reasonably be likely to result in material liability and (ii) there are no pending audits or investigations by any Regulatory Authority involving the Benefit Plans, Threatened or pending claims (except for individual claims for benefits payable in the normal operation of the Benefit Plans), or Proceedings involving any Benefit Plan, any fiduciary thereof or service provider thereto.

(l)    Each Benefit Plan that is subject to Code Section 409A and the regulations and guidance promulgated thereunder (collectively, “Section 409A ”) in whole or in part has been at all times in documentary and operational compliance in all material respects with the requirements of Code Section 409A.

(m)    Except as would not result in a material liability, no transaction prohibited by ERISA Section 406 and no “prohibited transaction” under Code Section 4975(c) has occurred with respect to any Benefit Plan.

(n)    There is no material unfunded liability under any Benefit Plan, nor any terminated plan, program or agreement, which, if in existence on the Closing Date, would constitute an “employee benefit plan” within the meaning of Section 3(3) of ERISA, that has not otherwise been appropriately accrued by the Company or the Bank in accordance with applicable Accounting Standards.

(o)    Neither the Company nor any ERISA Affiliate has ever established or contributed to, or had an obligation to contribute to, any “voluntary employees’ beneficiary association” (as described in Code Section 501(c)(9)), any organization or trust described in Code Section 501(c)(17), or any welfare benefit fund as defined in Code Section 419(e).

(p)    Neither the Company nor any ERISA Affiliate is a party to, or is otherwise obligated under, any plan, policy, agreement or arrangement that provides for the gross-up or reimbursement of Taxes, including those imposed under Sections 409A or 4999 of the Code.

(q)    Except as set forth on Section 4.19(q) of the Schedules, neither the execution and delivery of this Agreement nor the consummation of the Contemplated Transactions will result in the increase, payment, vesting (other than full vesting required under the Code upon termination of any Benefit Plan which is intended to qualify under Section 401(a) of the Code) or acceleration of any benefit under any Benefit Plan.

(r)    Neither the execution and delivery of this Agreement nor the consummation of the Contemplated Transactions (either alone or in combination with any other event) will result in any “excess parachute payment” (within the meaning of Section 280G of the Code).

(s)    With respect to the ESOP:

(i)    The Company and the Bank have the authority to take all actions and provide such direction as contemplated by this Agreement.

(ii)    Except as set forth on Section 4.19(s)(ii) of the Schedules, there is no existing indebtedness of the ESOP or the Company or any ERISA Affiliate relating to the ESOP.

(iii)    No purchase of shares of Company Common Stock by the ESOP has adversely affected the tax qualification of the ESOP or failed to satisfy all of the requirements for the prohibited transaction exemption provided by Section 408(e) of ERISA. All shares of Company Common Stock purchased by the ESOP were purchased for no more than “adequate consideration” within the meaning Section 3(18) of ERISA, as determined on the basis of a stock valuation prepared by an “independent appraiser” (as this term is defined in Section 401(a)(28)(C) of the Code) satisfying all requirements of Sections 3(18) and 408(e) of ERISA and applicable DOL regulations. Section 4.19(s)(iii) of the Schedules lists the (A) date, (B) dollar amount and/or number of shares, the aggregate value and price per share, and (C) basis upon which such value or purchase price was determined with respect to each contribution of Company Common Stock to, and purchase of, Company Common Stock by the ESOP Trust (as defined below) and each purchase of Company Common Stock by the Company or its affiliates since the ESOP’s inception.

(iv)    The ESOP is now and has been at all times since its inception a qualified employee stock ownership plan within the meaning of Code Section 4975(e)(7). All shares of Company Common Stock owned by the ESOP are and have at all times constituted “employer securities” as that term is defined in Section 409(l) of the Code and “qualifying employer securities” as defined in Section 407(d)(5) of ERISA. The trust maintained to fund the ESOP (the “ESOP Trust”) is a trust duly formed in accordance with applicable state law and is, and at all times has been, a trust described in Code Section 501(a). The ESOP trustee has been duly and properly appointed and granted full authority to act as trustee of the ESOP and exercise trust powers thereunder. No non-exempt “prohibited transaction” (within the meaning of Section 4975 of the Code and Section 406 of ERISA) has occurred or is reasonably expected to occur with respect to any loan, or similar agreement, made by the ESOP in connection with the purchase of shares of Company Common Stock by the ESOP (each, an “ESOP Loan”).

(v)    No event of default has occurred or presently exists under any documents related to an ESOP Loan, including but not limited to any ESOP Loan agreement, promissory note, stock purchase agreement and pledge agreement (referred to collectively as the “ESOP Loan Documents”). The ESOP has the right under the ESOP Loan Documents to prepay at any time the principal amount of its note without penalty and subject only to payment of accrued interest through the date of prepayment. Except for the indebtedness under any existing ESOP Loan Documents, there is no existing indebtedness of the ESOP, the Company or any of its Subsidiaries relating to the ESOP.

Section 4.20    Regulatory Filings. Each of the Company and its Subsidiaries has filed in a timely manner (unless otherwise waived) all required filings with all Regulatory Authorities, including the SEC, the FDIC, the Federal Reserve and the OCC, except where the failure to file would not reasonably be expected to have a Material Adverse Effect on the Company or its Subsidiaries. All such filings or amendments thereto were true and correct in all material respects as of the dates of the filings, and no such filing has made any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

Section 4.21    Compliance with Environmental Laws.

(a)    Each of the Company and its Subsidiaries is and at all times have been in material compliance with all applicable Legal Requirements relating to underground storage tanks, petroleum products, air pollutants, water pollutants or process waste water or otherwise relating to the environment or toxic or hazardous substances or to the manufacture, processing, distribution, use, recycling, generation, treatment, handling, storage, disposal or transport of any hazardous or toxic substances or petroleum products (including polychlorinated biphenyls and asbestos containing materials), including the Federal Solid Waste Disposal Act, the Hazardous and Solid Waste Amendments, the Federal Clean Air Act, the Federal Clean Water Act, the Occupational Health and Safety Act, the Federal Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980 and the Superfund Amendments and Reauthorization Act of 1986, all as amended, and regulations of the United States Environmental Protection Agency and the environmental laws of the States of Delaware and Illinois (collectively, the “Environmental Laws”).

(b)    Except as set forth on Section 4.21(b) of the Schedules, each of the Company and its Subsidiaries has obtained, and is and has been in material compliance with the terms of, all permits and authorizations required under Environmental Laws for the conduct of the business of each of the Company and its Subsidiaries (collectively, the “Environmental Permits”). Except as set forth on Section 4.21(b) of the Schedules, all Environmental Permits are in full force and effect and, to the Knowledge of the Company, there is no existing fact, circumstance or occurrence which would reasonably be expected to result in the invalidity, voidance, withdrawal, or termination of any such Environmental Permit within the twelve (12) month period following the Closing. If applicable, the Company or its Subsidiaries has timely applied for the renewal of any Environmental Permits which are scheduled to expire within the six (6) month period following the Closing.

(c)    Except as set forth on Section 4.21(c) of the Schedules, (i) neither the Company nor its Subsidiaries has received any written notice alleging that it: (A) has violated any Environmental Law; or (B) is required under any Environmental Law to conduct any material investigation, cleanup, abatement, or remedial action; and (ii) neither the Company nor its Subsidiaries is subject to any actions, suits, Proceedings or Orders involving it or any of its Owned Real Estate, that are pending or, to the Knowledge of the Company, Threatened, as a result of any asserted failure by it to comply with any Environmental Law.

(d)    Neither the Company nor its Subsidiaries has released any pollutant, hazardous, or toxic substance regulated under any Environmental Law (collectively, the “Hazardous Materials”) at, on, to, from, or under any Owned Real Estate. Except as set forth on Section 4.21(d) of the Schedules, to the Company’s Knowledge, no Hazardous Materials have been released at, on, to, from, or under Owned Real Estate, in violation of Environmental Laws (excluding de minimis quantities used in the Ordinary Course of Business and not in violation of Environmental Laws).

(e)    To the Knowledge of the Company, neither the Company nor its Subsidiaries has disposed of, or arranged for the transport or disposal of, any Hazardous Materials at any site currently listed or proposed for listing on the Superfund Enterprise Management System database, any predecessor thereof (including the Comprehensive Environmental Response, Compensation, and Liability Information System database), the National Priorities List or any similar state list.

(f)    To the Company’s Knowledge, neither the Company nor its Subsidiaries is required by any Environmental Law to conduct any cleanup, abatement or other remedial action at any Owned Real Estate.

Section 4.22    Indemnification Claims. To the Company’s Knowledge, no action or failure to take action by any director or executive officer (which shall not include any loan officer) of the Company or its Subsidiaries has occurred that may give rise to a claim or a potential claim by any such Person for indemnification against the Company or its Subsidiaries under any Contract, or the indemnification provisions of the Charter, the Bylaws, the certificate of incorporation or the bylaws of its Subsidiaries, or under any Legal Requirements.

Section 4.23    Insider Interests. Except as set forth on Section 4.23 of the Schedules, no insider has any loan, deposit account or any other agreement with the Company or its Subsidiaries, any interest in any material property, real, personal or mixed, tangible or intangible, used in or pertaining to the business of the Company or its Subsidiaries. For purposes of this Section 4.23, “insider” shall mean any officer or director of the Company or its Subsidiaries or any stockholder of the Company owning 5% or more of the Company Common Stock or any members of the immediate families or related interests of such officers, directors or stockholders, as the terms “immediate families” and “related interests” are defined in §§ 215.2(g) and (n) of Regulation O (12 C.F.R. §§ 215.2(g) and (n)).

Section 4.24    Brokerage Commissions; Fairness Opinion.

(a)    Except for fees payable to Olsen Palmer LLC, as of the Closing, none of the Company, its Subsidiaries or any of their Representatives will be liable for any obligation, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement or the Contemplated Transactions.

(b)    The board of directors of the Company has received the opinion (the “Fairness Opinion”) of Olsen Palmer LLC, and has delivered a copy of such opinion to Purchaser, to the effect that, as of the date of such opinion and subject to the assumptions, limitations and qualifications set forth therein, the Per Share Merger Consideration is fair, from a financial point of view, to the holders of Company Common Stock.

Section 4.25    Approval Delays. No facts or circumstances exist related to the condition of or operation of the Company or its Subsidiaries that, to the Company’s Knowledge, may prevent or unreasonably delay Purchaser’s receipt of the Regulatory Approvals. The Bank’s most recent CRA rating is “outstanding.”

Section 4.26    Bills and Expenses. As of the Closing Date, neither the Company nor its Subsidiaries will have any unpaid or unaccrued bills of expense outstanding, except for operating expenses for the current month incurred by the Company or its Subsidiaries in the Ordinary Course of Business.

Section 4.27    Absence of Certain Changes and Events. Except as set forth on Section 4.27 of the Schedules or as specifically permitted or required under this Agreement, since December 31, 2025, each of the Company and its Subsidiaries has conducted its business only in the Ordinary Course of Business, and there has not been any change that has or would reasonably be expected to have a Material Adverse Effect on the Company or its Subsidiaries.

Section 4.28    Labor Matters.

(a)    Section 4.28(a) of the Schedules sets forth a list of each employee and independent contractor providing services to the Company or its Subsidiaries as of the Agreement Date, and in the case of each such employee and independent contractor, the following information, as applicable, as of the date hereof: (i) title or position; (ii) date of hire or commencement of services; (iii) work location; (iv) whether full-time or part time and whether exempt or non-exempt; (v) whether covered by the terms of a collective bargaining or similar agreement, an employment agreement, or an independent contractor agreement; (vi) whether absent from active employment and if so, the date such absence commenced, the reason for such absence, and the anticipated date of return to active employment; (vii) annual salary, hourly rate, commission, or other fee arrangement and, if applicable, bonus target or other incentive compensation, (viii) accrued but unused vacation or other paid time off; and (ix) the name of the entity which employs or has engaged such person.

(b)    There are no collective bargaining agreements or other labor union Contracts applicable to any employees of the Company or its Subsidiaries. To the Knowledge of the Company, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made, or Threatened, involving employees of the Company or its Subsidiaries. Neither the Company nor any of its Subsidiaries has engaged or is engaging in any unfair labor practice.

(c)    There is no pending labor dispute, strike, work stoppage or lockout, or, to the Knowledge of the Company, threat thereof, by or with respect to any employees of the Company or its Subsidiaries, and there has been no labor dispute, strike, work stoppage or lockout in the previous three (3) years. Within the past three (3) years, no Proceeding has been filed or initiated before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Regulatory Authority (i) asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or (ii) seeking to compel the Company or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment and to the Knowledge of the Company, no such Proceedings have been threatened within the past three (3) years.

(d)    The Company and its Subsidiaries are, and for the past five (5) years have been, in compliance in all material respects with all applicable Legal Requirements respecting employment, employment practices, and terms and conditions of employment, including but not limited to all applicable Legal Requirements relating to wages, payment of wages, deductions from wages, hours of work, worker classification, discrimination, harassment, retaliation, collective bargaining, paid and unpaid leaves of absence, immigration, work authorization verification (including but not limited to the preparation and maintenance of Form I-9s and/or participation in e-Verify), workers’ compensation, unemployment compensation, withholding, and occupational safety and health (each an “Employment Law” and collectively “Employment Laws”).

(e)    All independent contractors and consultants providing services to the Company or its Subsidiaries are and have been properly classified as independent contractors, and all employees of the Company or its Subsidiaries are and have been properly classified under the Fair Labor Standards Act and similar state laws.

(f)    No Proceedings have been filed at any time with any federal or state Regulatory Authority alleging that the Company or any of its Subsidiaries has violated any applicable Employment Law and, to the Knowledge of the Company, no such Proceeding is currently threatened. There are no existing facts which would reasonably be expected to form the basis for any such Proceeding.

(g)    Except for the Mortgage Division Disposition, neither the Company nor any of its Subsidiaries have taken, or currently have any plans to take, any action that could constitute a “mass layoff” or “plant closing” within the meaning of the Worker Adjustment and Retraining Notification Act, or could otherwise trigger any notice requirements under any applicable similar state or local law.

(h)    No executive officer or other key employee of the Company or its Subsidiaries is subject to any noncompete, nonsolicitation, nondisclosure, confidentiality, employment, consulting, or other similar agreement relating to, affecting, or in conflict with the present activities of the Company or its Subsidiaries and, to Knowledge of the Company, no executive officer or other key employee of the Company or its Subsidiaries is planning to terminate his or her employment with the Company or its Subsidiaries.

(i)    Except as set forth on Section 4.28(i) of the Schedules, all employees of the Company and its Subsidiaries are employed at will and can be terminated without incurring any liability for the payment of any severance, and without accelerating the vesting of any deferred compensation owed by the Company or any of its Subsidiaries.

(j)    To the Knowledge of the Company, no executive officer or key employee of the Company or its Subsidiaries is planning to terminate his or her employment for any reason (or for no reason), including the consummation of the Contemplated Transactions.

(k)    The Company or its Affiliates are not aware of any sexual harassment or other harassment, discrimination, or retaliation allegations relating to the Company or its Subsidiaries since January 1, 2024.

(l)    Neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Regulatory Authority relating to employees or employment practices. None of the Company, any of its Subsidiaries or any of its or their executive officers has received within the past three (3) years any written notice of intent by any Regulatory Authority responsible for the enforcement of labor or employment laws to conduct an investigation relating to the Company or any of its Subsidiaries and, to the Knowledge of the Company, no such investigation is in progress.

Section 4.29    Cybersecurity. (a) To the Knowledge of the Company, there has not been any security breach or other compromise that has caused or would reasonably be expected to result in a Material Adverse Effect on the Company or its Subsidiaries (“Security Breach”) relating to the Company’s or its Subsidiaries’ information technology and computer systems, networks, hardware, software, data and databases (including the data and information of their respective customers, employees, suppliers, vendors and any third party data maintained by or on behalf of them), equipment or technology (collectively, “IT Systems and Data”); (b) neither the Company nor its Subsidiaries have been notified of, and have no Knowledge of any event or condition that would reasonably be expected to result in, any Security Breach to their IT Systems and Data; and (c) the Company and its Subsidiaries have implemented appropriate controls, policies, procedures and technological safeguards to maintain and protect the integrity, continuous operation, redundancy and security of their IT Systems and Data reasonably consistent with industry standards and practices, or as required by applicable regulatory standards. The Company and its Subsidiaries are in compliance in all material respects with all applicable Legal Requirements relating to the privacy and security of IT Systems and Data and to the reasonable protection of such IT Systems and Data from unauthorized use, access, misappropriation or modification.

Section 4.30    Intellectual Property.

(a)    Bank has the right and authority, and Purchaser will have the right and authority from and after the Effective Time, to use all Intellectual Property Assets as is necessary to enable them to conduct and to continue to conduct all material phases of the businesses of the Company or its Subsidiaries in the manner presently conducted by it, and, to the Knowledge of the Company, such use does not, and will not, conflict with, infringe on or violate any patent, trademark, copyright, service mark, trade name or any other intellectual property right of any Person.

(b)    To the Knowledge of the Company, none of the software utilized by Bank contains any bug, defect, or error that materially and adversely affects the use, functionality, or performance of such software (“Defective Code”) or any system containing or used in conjunction with such software that has not been patched and fixed by the software provider and installed and applied by the Company and its Subsidiaries.

(c)    To the Knowledge of the Company, no software utilized by the Company or Bank contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “worm,” “spyware,” or “adware” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing or facilitating, any of the following functions: (i) disrupting, disabling, harming, or otherwise impeding, in any manner, the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) compromising the privacy or data security of any user or damaging or destroying any data file without the user’s consent (“Malicious Code”), which in the case of (i) and (ii) has not been patched or fixed by the software provider and installed and applied by the Company and Bank.

(d)    No claims are pending or Threatened in writing against the Company or its Subsidiaries alleging a violation of any of the Company’s or Bank’s privacy rights or rights regarding the protection of personally identifiable information or other non-public information.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to the Company as follows:

Section 5.1    Corporate Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Except for First National Bank of Brookfield, a national bank with its main office located in Brookfield, Illinois, Purchaser has no Subsidiaries. Purchaser is registered with the Federal Reserve as a bank holding company under the Bank Holding Company Act of 1956, as amended. Purchaser has full power and authority, corporate and otherwise, to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted.

Section 5.2    Authorization; Enforceability. Purchaser has the requisite corporate power and authority to enter into and perform its obligations under this Agreement. The execution and delivery of this Agreement and the consummation of the Contemplated Transactions have been duly and validly authorized by Purchaser’s board of directors. Purchaser’s board of directors has determined that the Contemplated Transactions, on substantially the terms and conditions set forth in this Agreement, are in the best interests of Purchaser and its stockholders. The execution, delivery and performance of this Agreement by Purchaser, and the consummation by Purchaser of its obligations under this Agreement, have been authorized by all necessary corporate action and, subject to the receipt of the Regulatory Approvals, this Agreement constitutes a legal, valid and binding obligation of Purchaser enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other Legal Requirements affecting creditors’ rights generally and subject to general principles of equity.

Section 5.3    No Conflict. Neither the execution nor delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time): (a) contravene, conflict with or result in a violation of any provision of the Certificate of Incorporation or Bylaws of Purchaser each as in effect on the date hereof; or (b) assuming receipt of the Regulatory Approvals, contravene, conflict with or result in a violation of any Legal Requirement or any Order to which Purchaser may be subject, except for any contravention, conflict or violation that is permissible by virtue of obtaining the Regulatory Approvals.

Section 5.4    Sufficient Funds. Purchaser hereby confirms that it has, or will have, sufficient cash on hand to fund the payment of the Merger Consideration at the time of the Closing.

Section 5.5    Approval Delays. No facts or circumstances exist related to the condition of or operation of Purchaser or its Subsidiaries that, to Purchaser’s Knowledge, may prevent or unreasonably delay Purchaser’s receipt of the Regulatory Approvals. The most recent CRA rating of First National Bank of Brookfield was “satisfactory.”

ARTICLE 6

COVENANTS OF THE COMPANY

Section 6.1    Access and Investigation. Following the Agreement Date, for purposes of Purchaser’s continuing due diligence review of the Company and its Subsidiaries and for monitoring compliance by the Company with the terms of this Agreement, Purchaser and its Representatives shall at all times during normal business hours and with not less than three (3) Business Days advance notice, have reasonable access to the facilities, operations, records and properties of the Company and its Subsidiaries in accordance with the provisions of this Section 6.1 to the extent permitted under applicable law provided such access is consented to in writing or by electronic mail by the Company and reasonably designed not to interrupt the business of the Company or its Subsidiaries. Notwithstanding any other provision in this Agreement, Purchaser shall not contact the Bank’s customers, vendors or other contractual counterparties or employees or officers without the express written consent, and full coordination with, the Company or its Subsidiaries. Purchaser and its Representatives may make or cause to be made such reasonable investigation of the operations, records and properties of the Company and its Subsidiaries and of its financial and legal condition as Purchaser shall deem necessary or advisable to familiarize itself with such records, properties and other matters; provided, however, that such access or investigation shall not interfere unnecessarily with the normal operations of the Bank. The Company shall upon written request provide to Purchaser copies of all information provided to the board of directors of the Bank, or committees thereof, in connection with any meetings or otherwise and any other financial reports or other analyses prepared by or for senior management of the Bank since January 1, 2024. This Section 6.1 shall not require the disclosure of any information the disclosure of which to Purchaser would be prohibited by any Legal Requirement, including any confidential supervisory information, or any information arising out of or related to this Agreement or the Contemplated Transactions that is subject to attorney-client privilege and Purchaser agrees that any information provided to it by the Company or any of its Subsidiaries in accordance with this Section 6.1 shall be used by it only in connection with this Agreement and for no other purpose and that all such information shall be treated confidentially.

Section 6.2    Operation of the Company and its Subsidiaries.

(a)    Between the Agreement Date and the Closing, the Company shall, and shall cause each of its Subsidiaries to:

(i)    conduct its business only in the Ordinary Course of Business and in compliance in all material respects with all Legal Requirements and all Contracts, except as may otherwise be required herein;

(ii)    use its commercially reasonable efforts to preserve intact its current business organization, keep available the services of its current officers, employees and agents, and maintain the goodwill of its suppliers, customers, landlords, creditors, employees, agents and others who have business relationships with it;

(iii)    provide the following information in a monthly report to Purchaser: (A) the Bank’s board package (except for any information subject to privilege or that would constitute confidential supervisory information, including any information related to this Agreement or the Contemplated Transaction); (B) monthly financial statements; and (C) a Bank Loan past due report;

(iv)    maintain all of its assets necessary for the conduct of its business in as good of operating condition and repair as they are now in, reasonable wear and tear and insured casualty damage excepted;

(v)    maintain policies of insurance upon its assets and with respect to the conduct of its business in amounts and kinds comparable to that in effect on the Agreement Date and pay all premiums on such policies when due;

(vi)    file in a timely manner all required filings with all Regulatory Authorities and cause such filings to be true and correct;

(vii)    promptly notify Purchaser of any Bank Loan risk rating upgrades or downgrades;

(viii)    promptly notify Purchaser of any proposed resignations or terminations of employment of employees; and

(ix)    maintain its books, accounts and records in the Ordinary Course of Business, on a basis consistent with prior years.

(b)    Consistent with the foregoing, between the Agreement Date and the Closing, except with the prior written consent of Purchaser, which consent shall not be unreasonably withheld, delayed or denied, the Company shall not, and the Company shall cause the Bank not to:

(i)    change its authorized or issued capital stock or grant any stock option or right to purchase shares of its capital stock or issue any security convertible into such capital stock or evidence of indebtedness (except in/ connection with customer deposits) or grant any registration rights;

(ii)    issue, sell, or deliver, or agree or commit to issue, sell or deliver, any Company Common Stock or common stock of the Bank (whether through the issuance or granting of options, restricted stock, restricted stock units, warrants, commitments, subscriptions, rights to purchase, any equity or equity-based instruments, or otherwise), except: (A) the issuance, delivery or sale of shares of Company Common Stock pursuant to Company Restricted Stock awards or Company Stock Options or pursuant to the Company Stock Plan in accordance with its terms; or (B) as required by any Benefit Plan in effect on the Agreement Date;

(iii)    directly or indirectly acquire, repurchase or redeem any securities, except for: (A) with respect to Company Common Stock pursuant to the terms and conditions of Company Restricted Stock awards or Company Stock Options outstanding as of the Agreement Date in accordance with their terms or to otherwise satisfy Tax obligations with respect to awards granted pursuant to the Company Stock Plan or to pay the exercise price of Company Stock Options, in each case in accordance with the existing terms of the applicable Company Stock Plan as in effect on the Agreement Date; (B) transactions between the Company and any of its direct or indirect Subsidiaries; or (C) transactions otherwise required to be taken by the ESOP or in connection with the termination of an outstanding ESOP Loan;

(iv)    invest or take any actions to inject any additional capital or equity into the Bank other than pursuant to Legal Requirements or prudent banking principles and increases in the Bank’s capital accounts arising due to earnings in the Ordinary Course of Business;

(v)    declare or pay any dividend or other distribution or payment in respect of shares of its capital stock other than dividends paid to the Company for the purpose of distributing to stockholders of the Company dividends to pay for income taxes in the Ordinary Course of Business;

(vi)    amend the Charter, the Bylaws, or the charter or bylaws of the Bank;

(vii)    announce, pay or increase any bonus, salary or other compensation or benefits to any of its directors, officers, employees or independent contractors other than (A) regular salary or commissions paid in the Ordinary Course of Business or (B) standard raises occurring in the Ordinary Course of Business as part of annual performance reviews and financial evaluations of the Company or any of its Subsidiaries;

(viii)    except for hiring in the Ordinary Course of Business (but, for the avoidance of doubt, excluding the hiring of executives or officers), hire or terminate, other than for cause, any director, officer, employee or independent contractor, or enter into or terminate any employment, consulting, non-competition, change in control, severance, retention, or similar Contract with any director, officer, employee or independent contractor;

(ix)    except for any amendment necessary to comply with any Legal Requirement (or as explicitly provided for under this Agreement), establish, adopt, amend, or terminate, or increase (other than standard increases in the Ordinary Course of Business as part of annual performance reviews) or accelerate the vesting or payment of the payments to or benefits under, any Benefit Plan (or any plan, policy, agreement, Contract or arrangement that would be a Benefit Plan if in effect on the Agreement Date), except for the vesting or acceleration of any payments or benefits pursuant to the terms of any existing Benefit Plan;

(x)    enter into any new, or modify, amend, renew or extend (through action or inaction) the terms of any existing lease, Contract or license that (A) has a term of more than one (1) year or (B) involves the annual payment by the Bank of more than $25,000 in the aggregate;

(xi)    make any Bank Loan that does not comply with Bank’s loan policy or other policies, procedures and standards of Bank (other than pursuant to standard exceptions thereto);

(xii)    many any new Bank Loan or commit to renew, extend the term of or increase the amount of any existing Bank Loan other than in the Ordinary Course of Business;

(xiii)    make any new Bank Loan, or commit to make a new Bank Loan, or renew, extend the term of or increase the amount of any existing Bank Loan if such Bank Loan is (A) an unsecured Bank Loan, or (B) a secured Bank Loan in an amount exceeding 400,000; provided, however, that Bank may make such a Bank Loan in the event (x) the Bank has delivered to Purchaser or its designated Representative a notice of its intention to make such Bank Loan and such information, including any internally-prepared loan presentation, as Purchaser or its designated Representative shall reasonably require in respect thereof, and (y) Purchaser or its designated Representative shall not have objected to such Bank Loan by giving written notice of such objection within two (2) Business Days following delivery to Purchaser or its designated Representative the notice of intention and required information; provided, further, that this section shall not apply to Bank Loans that are single family mortgage loans that are qualified to be sold and will be sold within thirty (30) days of origination;

(xiv)    make any Bank Loan in an amount that exceeds the Bank’s lending limit or commit to make, renew, extend the term of or increase the amount of any Bank Loan to any Person if such Bank Loan or any other Bank Loans to such Person or an Affiliate of such Person is on the “watch list” or similar internal report of the Bank, or has been classified by Bank or a Regulatory Authority as “substandard,” “doubtful,” “loss,” or “other loans specially mentioned” or listed as a “potential problem loan;”

(xv)    change the manner in which the Bank calculates its allowance for credit losses other than in compliance with the Accounting Standards or transfer any allowance for credit losses into the income of the Bank (provided, however, the Bank may transfer, if necessary, amounts from the Bank’s allowance for credit losses to the Bank’s reserve for unfunded commitments);

(xvi)    fail to charge-off any Bank Loans in accordance with the Accounting Standards or place on non-accrual any loans or leases that are past due greater than ninety (90) days unless an adequate collateral margin exists or is in the process of collection which would assure repayment in full of all principal and accrued interest;

(xvii)    transfer to the Company or any of its Affiliates any of the assets or deposits of the Bank;

(xviii)    sell, lease or otherwise dispose of any of its properties, or mortgage, pledge or impose any lien or other encumbrance upon any of its properties, except in the Ordinary Course of Business;

(xix)    make any capital expenditure in excess of $100,000;

(xx)    merge or consolidate with or into any other Person, or acquire any stock, equity interest or business of any other Person other than in the Ordinary Course of Business with respect to foreclosures on pledged collateral;

(xxi)    file an application to open a new office or branch, close a current office or branch or relocate the operations of a branch from an existing location;

(xxii)    purchase, acquire, sell, transfer, dispose or reinvest any investment securities;

(xxiii)    purchase or acquire any investments, direct or indirect, in any derivative securities, financial futures or commodities or enter into any interest rate swap, floors and option agreements, or other similar interest rate management agreements;

(xxiv)    repurchase or enter into any agreement to repurchase all or any portion of any loan previously participated to any other financial institution;

(xxv)    originate any loan which is thereafter participated to another financial institution providing for payment on any basis other than pro rata; or

(xxvi)    make, change or rescind any Tax election, change a Tax accounting period, adopt or change any Tax accounting method, file any amended Tax Return, enter into any Tax closing agreement, settle any Tax claim or assessment relating to the Bank, surrender any right to claim a refund of Taxes, consent to an extension or waiver of the statute of limitations applicable to any Tax, or take any similar action.

Section 6.3    Subsequent Bank Financial Statements. As soon as reasonably available after the Agreement Date, and in the case of monthly financial statements, not later than ten (10) days after month-end, the Company will furnish Purchaser copies of: (a) internally prepared monthly financial statements of the Bank that are provided to the directors of the Bank; and (b) all other financial reports or statements submitted after the Agreement Date by the Bank to any Regulatory Authority, to the extent not available online and as permitted by law (the “Internal Financial Reports”). Additionally, except as may be required by changes in the Accounting Standards or Legal Requirements effective after the Agreement Date, all Call Reports of the Bank for each quarterly or annual period completed after the Agreement Date (the “Subsequent Bank Financial Statements”), shall be prepared on a basis consistent with past accounting practices and shall fairly present in all material respects the financial condition and results of operations of the Bank for the dates and periods presented. The Subsequent Bank Financial Statements, and to the Knowledge of the Company, the Internal Financial Reports, will not include any material assets or omit to state any material liabilities or other facts, which inclusion or omission would render such Subsequent Bank Financial Statements misleading in any material respect.

Section 6.4    Advice of Changes. Between the Agreement Date and the Closing, the Company shall promptly notify Purchaser in writing if it becomes aware of any fact or condition that causes or constitutes a Breach of any of its representations and warranties as of the Agreement Date, or if the Company becomes aware of the occurrence after the Agreement Date of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. If any such fact or condition would require any change in the Schedules if such Schedules were dated the date of the occurrence or discovery of any such fact or condition, the Company will promptly deliver to Purchaser a supplement to the Schedules specifying such change; provided, however, that any such supplement will not cure any Breach by the Company of this Agreement. During the same period, the Company will promptly notify Purchaser of the occurrence of any Breach of any of its covenants in this Agreement or of the occurrence of any event that might reasonably be expected to make the satisfaction of the conditions in ARTICLE 8 impossible or unlikely.

Section 6.5    Other Offers. The Company agrees that it will not, and will not authorize or permit any of its Representatives to, initiate, solicit, encourage or knowingly facilitate inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential or nonpublic information or data to, or have any discussions with, any Person relating to, any Acquisition Proposal; provided, that, in the event the Company receives an unsolicited bona fide Acquisition Proposal from a Person other than Purchaser after the Agreement Date, and the board of directors of the Company concludes in good faith that such Acquisition Proposal constitutes a Superior Proposal or would reasonably be likely to result in a Superior Proposal and, after considering the advice of outside counsel, that failure to take such actions would be reasonably likely to result in a violation of the directors’ fiduciary duties under applicable Legal Requirements, the Company may: (a) furnish information with respect to the Company and the Bank to such Person making such Acquisition Proposal pursuant to a customary confidentiality agreement (subject to the requirement that any such information not previously provided to Purchaser shall be promptly furnished to Purchaser); (b) participate in discussions or negotiations regarding such Acquisition Proposal; and (c) terminate this Agreement in order to concurrently enter into an agreement with respect to such Acquisition Proposal; provided, however, that the Company may not terminate this Agreement pursuant to this Section 6.5 unless and until (i) five (5) Business Days have elapsed following the delivery to Purchaser of a written notice of such determination by the board of directors of the Company, and, during such five (5) Business Day period, to the extent that Purchaser so requests, the Company and Purchaser cooperate with one another with the intent of enabling the parties to engage in good faith negotiations so that the Contemplated Transactions may be completed, and (ii) at the end of such five (5) Business Day period, the Company continues, in good faith and after consultation with outside legal counsel and financial advisor, to believe that a Superior Proposal continues to exist.

Section 6.6    Proxy Statement; Company Stockholder Approval.

(a)    As soon as reasonably practicable following the Agreement Date, but no later than forty-five (45) days after the Agreement Date, the Company shall prepare and file with the SEC a preliminary proxy statement prepared by the Company for use in connection with the Company Stockholders’ Meeting (as defined below), prepared in accordance with the DGCL, the rules and regulations of the SEC, and other Legal Requirements (the “Proxy Statement”). Prior to the filing of the Proxy Statement, the Company shall consult with Purchaser with respect to such filing and shall afford Purchaser and its representatives reasonable opportunity to review and comment thereon. The Proxy Statement shall include all information reasonably requested by Purchaser to be included. The Company will advise Purchaser, promptly after it receives notice thereof, of the time when any supplement or amendment has been filed, any request by the SEC to amend the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information. The parties shall use commercially reasonable efforts to respond (with the assistance of the other party) as promptly as practicable to any comments of the SEC with respect thereto. The Company will use its commercially reasonable efforts to file a definitive version of the Proxy Statement and cause the Proxy Statement to be mailed to the Company Stockholders as promptly as practicable after the earlier of (i) 10 days after the filing of the preliminary Proxy Statement, if the SEC has confirmed that it will not review the Proxy Statement and (ii) the SEC’s review and approval of the Proxy Statement. If prior to the Effective Time any event occurs with respect to the Company, Purchaser or any Subsidiary of the Company or Purchaser, respectively, or any change occurs with respect to information supplied by or on behalf of the Company or Purchaser, respectively, for inclusion in the Proxy Statement that is required to be described in an amendment of, or a supplement to, the Proxy Statement, the Company or Purchaser, as applicable, shall promptly notify the other of such event (including, prior to entering into any agreement providing for any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer or other similar transaction involving Purchaser or any of its Subsidiaries), and the Company or Purchaser, as applicable, shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement and, as required by applicable Legal Requirements, in disseminating the information contained in such amendment or supplement to the Company Stockholders and, except as otherwise set forth in this Agreement, no amendment or supplement (including by incorporation by reference) to the Proxy Statement shall be made without the approval of Purchaser, which approval shall not be unreasonably withheld, conditioned or delayed.

(b)    The Company’s board of directors shall recommend to the Company Stockholders the approval of this Agreement, shall solicit from the Company Stockholders proxies voting only in favor thereof, and shall not withdraw, modify or change, in any manner adverse to Purchaser, or publicly announce its intent to withdraw, modify or change, in any manner adverse to Purchaser, such recommendation of this Agreement; provided, however, that the Company shall not be required to make the recommendation required by this Section 6.6, and shall be permitted to withdraw, modify or change such recommendation, if the Company’s board of directors determines, in good faith, that the exercise of its fiduciary duties to the Company Stockholders under applicable Legal Requirements, as advised by its counsel, so requires.

(c)    Subject to the other provisions of this Agreement, the Company shall, as promptly as reasonably practicable after the earlier of (i) 10 days after the filing of the preliminary Proxy Statement, if the SEC has confirmed that it will not review the Proxy Statement and (ii) the SEC’s review and approval of the Proxy Statement, take all action necessary, including as required by and in accordance with the DGCL, Charter and Bylaws to duly call, give notice of, convene and hold a meeting of its stockholders (including any adjournment or postponement, the “Company Stockholders’ Meeting”’) for the purpose of obtaining the Company Stockholder Approval.

Section 6.7    Information Provided to Purchaser. The Company agrees that the information concerning and provided or to be provided by it to Purchaser for inclusion in any documents to be filed with any Regulatory Authority in connection with the Contemplated Transactions will, at the respective times such documents are filed, not be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading. Notwithstanding the foregoing, the Company shall have no responsibility for the truth or accuracy of any information with respect to Purchaser or any of its Affiliates contained in any document submitted to, or other communication with, any Regulatory Authority that is provided by Purchaser.

Section 6.8    Tax Matters.

(a)    All transfer, documentary, sales, use, stamp, registration, value added, or other Taxes and fees (including penalties and interest) incurred in connection with the Contemplated Transactions shall be borne and paid by the Company when due. The Company shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Purchaser shall cooperate with respect thereto as reasonably necessary).

(b)    Purchaser, the Company and each of its Subsidiaries shall provide each other with such cooperation and information as may be reasonably necessary in the filing of any Tax Return or in connection with any Proceeding in respect of Taxes of the Company and each of its Subsidiaries.

(c)    With respect to any Pre-Closing Tax Period of the Company or any of its Subsidiaries, without the prior written consent of Purchaser, the Company shall not (i) make, change or rescind any election inconsistent with prior Tax Returns, (ii) amend any Tax Return or take any position on any Tax Return inconsistent with prior filings, or (iii) settle or compromise any liability with respect to Taxes.

(d)    The parties hereto acknowledge that the Company’s Subsidiaries will become members of a consolidated group together with Purchaser effective as of the Closing Date and that the taxable year of each of the Company’s Subsidiaries will end as of the end of Closing Date pursuant to Treasury Regulation Section 1.1502-76(b)(1)(ii)(A)(1). The parties further acknowledge that, as a result of the Holding Company Merger, the Company will cease to exist as a separate legal entity as of the Closing Date.

(e)    All tax sharing agreements or arrangements binding on the Company or any of its Subsidiaries shall terminate as of the Closing Date, and neither the Company nor any of its Subsidiaries shall have any further liability or obligation thereunder from and after the Closing Date.

Section 6.9    Consents; Third Party Approvals. As soon as practicable after the Agreement Date, the Bank shall use its commercially reasonable efforts to obtain the approvals set forth on Section 4.4 of the Schedules.

Section 6.10    Title to Real Estate.

(a)    As soon as practical after the Agreement Date, but in any event no later than forty-five (45) days after the Agreement Date, the Company shall obtain and deliver to Purchaser, with respect to all interests in real property owned by the Bank, other than property carried as OREO, a commitment for an owner’s title insurance policy (collectively, the “Title Commitments”), issued by a title company selected by the Company and reasonably acceptable to Purchaser (the “Title Company”), showing fee simple title or a valid leasehold interest, as applicable, in the Bank in such real property with coverage over all standard exceptions (provided Purchaser obtains the Surveys (as defined in Section 6.11 below)) and subject to no liens, mortgages, security interests, encumbrances or charges of any kind except for any Permitted Encumbrances. The cost of obtaining any preliminary report of title discussed in this Section 6.10(a) shall be borne by the Company. With respect to property carried as OREO, the Company shall provide reasonably acceptable written proof of ownership by the Bank of such OREO property.

(b)    At the Closing, the Company shall obtain at its own expense and deliver to Purchaser, with respect to all interests in real property owned by the Bank, an owner’s title insurance policy or leasehold title insurance policy, as applicable (collectively, the “Title Insurance Policies”), or an irrevocable commitment to issue such a policy to Purchaser at no expense to Purchaser (other than the cost of any endorsements to the Title Policies requested by Purchaser, which costs shall be borne by Purchaser) dated as of the later of the Closing Date and the actual date of recording of the deed for such property, on ALTA Policy Form 2006 or Form 2021, if available (if not available, then on Form B-1992), with respect to all interests in real property owned or leased, as applicable, by the Bank, other than property carried as OREO, issued by the Title Company, subject to only such exceptions as are Permitted Encumbrances or have been otherwise accepted by Purchaser, containing any endorsements reasonably required by Purchaser, insuring the fee simple estate of the Bank in the such properties in the amount not less than the greater of (i) the appraised value of the property and (ii) the value at which the Bank currently carries the property on its books, subject only to the Permitted Encumbrances.

(c)    Except for Permitted Encumbrances, neither the Company nor any of its Subsidiaries shall voluntarily encumber any real property prior to the Closing Date. In the event that the Company cannot obtain any of the Title Insurance Policies, and Purchaser has not, prior to the Closing Date, given notice to the Company that Purchaser is willing to waive objection to each title exception which is not set forth in the applicable Title Commitment, excluding such exceptions which constitute a Permitted Encumbrance (each, a “New Encumbrance”), the Company shall discharge or remove each such New Encumbrance that can be discharged or removed by the payment of a liquidated sum of money. The Company shall use commercially reasonable efforts to discharge any New Encumbrance that cannot be discharged solely by the payment of a liquidated sum of money, unless such New Encumbrance is a Permitted Encumbrance. The Company shall be entitled to postpone the Closing Date for up to thirty (30) days in the aggregate, in order to discharge any New Encumbrance which is not a Permitted Encumbrance.

(d)    If the consent of any landlord is required for transfer or assignment of any lease by virtue of the Contemplated Transactions, the Company shall obtain such required consents as soon as reasonably practicable after the Agreement Date, but in no event later than three (3) Business Days before the Closing.

Section 6.11    Surveys. Purchaser may, in its discretion, within forty-five (45) days after the Agreement Date, require the Company to provide, at Purchaser’s expense and as soon as practicable, but in no event later than fifteen (15) Business Days prior to the Closing, a current American Land Title Association survey, including any Table A items reasonably requested by Purchaser (each a “Survey” and collectively, the “Surveys”), of any or all parcels of real property owned by the Bank, other than property carried as OREO, disclosing no survey defects that would materially impair the use thereof for the purposes for which it is held or materially impair the value of such property.

Section 6.12    Environmental Investigation.

(a)    Purchaser may, in its discretion and at Purchaser’s expense, within forty-five (45) days after the Agreement Date, complete a Phase I environmental site assessment in accordance with ASTM Standard E1527-21, Standard Practice for Environmental Site Assessments (the “ASTM Standard”) to be delivered to the Company and Purchaser for each Owned Real Estate parcel (each, a “Phase I Report”), conducted by an independent professional consultant selected by Purchaser and reasonably acceptable to the Company to determine if any Owned Real Estate contains or gives evidence of any “Recognized Environmental Conditions,” as that term is defined in the ASTM Standard.

(b)    If a Phase I Report discloses any “Recognized Environmental Conditions” under the ASTM Standard, then Purchaser may, promptly obtain a Phase II subsurface investigation with respect to any Recognized Environmental Condition identified in a Phase I, which report shall, to the extent feasible, contain an estimate of the approximate cost of any remediation or other follow-up work recommended to address those conditions in accordance with applicable Legal Requirements (each, a “Phase II Report,”  and, together with the associated Phase I Report, an “Environmental Report”). The subject, scope, manner and method of each Phase II Report will be subject to the Company’s prior review and written approval, which shall not be unreasonably delayed, conditioned, or withheld. The cost of each such Phase II Report shall be borne by Purchaser and shall be provided to both the Company and Purchaser. In addition, if requested by the Company, Purchaser does hereby agree to restore at its cost any Owned Real Estate for which it has undertaken an environmental investigation pursuant to this Section 6.12 to the condition existing immediately prior to such investigation. Purchaser shall have no duty to act upon any information produced by an Environmental Report. If any Phase II Report confirms the presence of environmental contamination which requires remediation under applicable Environmental Laws, the Company shall cause such remediation work to be performed, at its own cost (the “Remediation Cost”), by an environmental remediation firm mutually agreed to by Purchaser and Company. The Remediation Cost shall be accrued or paid by the Company prior to Closing.

Section 6.13    Landlord Estoppels. Not less than thirty (30) days prior to the Closing, the Company shall make commercially reasonable efforts to provide estoppel certificates executed by the landlords under the Leases in substantially the form attached hereto as Exhibit E.

Section 6.14    Company Voting Agreement. Concurrently with the execution and delivery of this Agreement, the Company shall deliver to Purchaser the Company Voting Agreement, signed by all of the directors and executive officers of the Company as of the Agreement Date who own or control the voting of any shares of Company Common Stock.

Section 6.15    Leases and Contracts. The Company agrees to cooperate and coordinate in good faith with Purchaser in the negotiation of any new or renewal or extension of (i) any existing Contract, involving an obligation by the Bank of more than $25,000, including the Bank’s data processing agreement, or (ii) any existing Leases involving an obligation by the Bank of more than $25,000 with the purpose of achieving the best possible economic and business result for Purchaser, the Company and its Subsidiaries in light of the Contemplated Transactions. The Company agrees to request from the counterparty information and clarification of the terms of any Contract if requested by Purchaser.

Section 6.16    Mortgage Division. On or prior to the Closing Date, the Company shall cause the Bank to complete the disposition of the Bank’s Oak Leaf Community Mortgage division (the “Mortgage Division”) in accordance with the provisions set forth in Section 6.16 of the Schedules (the “Mortgage Division Disposition”). Section 6.16 of the Schedules sets forth a true, correct, and complete list, as of the date hereof, of the following: (x) the name, title, and current employment status of each employee employed in or primarily dedicated to the Mortgage Division; (y) each written or oral contract, agreement, lease, license, or other binding commitment primarily related to the operation of the Mortgage Division; and (z) a description of all material assets owned, leased, licensed, or otherwise used by the Mortgage Division, including all material real and personal property and intellectual property rights.

Section 6.17    Certain Employee Benefit Matters.

(a)    The Company shall take (or cause the Bank to take) all actions necessary to terminate the severance policies covering any employees of the Company or any of its Subsidiaries, if any, immediately prior to the Effective Time. From and after the Effective Time, Purchaser (or Purchaser’s applicable Subsidiary) will cause any eligible Continuing Employee, other than a Continuing Employee eligible to receive severance benefits or other similar payments or benefits as a result of the Contemplated Transactions under any employment, change in control, severance, or any other agreement or arrangement, to be covered by a severance policy under which such employees who incur a qualifying involuntary termination of employment without cause will be eligible to receive severance pay in accordance with the severance pay schedule set forth on Section 6.17(a) of the Schedules.

(b)    The Company shall provide (or cause its applicable Subsidiary to provide) Purchaser true and complete copies of any and all Code Section 280G calculations (including any valuations reports for valuation of restrictive covenants in connection with such Code Section 280G calculations) prepared with respect to any disqualified individual in connection with the Contemplated Transactions.

Section 6.18    ESOP Matters.

(a)    Prior to the Effective Time, the Bank shall have taken or caused to be taken all such actions as may be necessary to terminate the ESOP, and adopt corresponding amendments to the ESOP documents (which amendments shall be in form and substance acceptable to Purchaser) effective as of the date not later than the Closing Date (the “ESOP Termination Date”), but conditioned upon the Closing occurring. Such amendments to the ESOP shall provide: (i) that the ESOP is no longer required to be invested in Company Common Stock; (ii) that no new participants or former participants shall be admitted to the ESOP on or after the ESOP Termination Date and no contributions will be made to the ESOP on or after the ESOP Termination Date; (iii) that all ESOP participant accounts shall be fully vested as of the ESOP Termination Date; (iv) that the entire balance of the account of a participant or beneficiary of the ESOP will be required to be distributable in cash in a lump-sum payment; (v) that the ESOP shall be terminated effective as of the ESOP Termination Date; (vi) all amendments required to be made to the ESOP under ERISA and the Code through the ESOP Termination Date; and (vii) any amendment required in connection with Section 6.18(b).

(b)    Prior to the Effective Time, the Bank shall have taken or caused to be taken the following actions: (i) in accordance with the ESOP and any ESOP Loan Documents in effect, the Bank shall make any contributions (including any interest payments on any ESOP Loan) required to be made to the ESOP for the plan year ending as of the ESOP Termination Date; (ii) repayment of the outstanding ESOP Loan by delivering a sufficient number of unallocated shares of Company Common Stock (with each remitted share to be valued equal to the Per Share Merger Consideration) in repayment of such outstanding ESOP Loan, and terminate any ESOP Loan Documentation (the “ESOP Loan Termination Documentation”); and (iii) cause the balance of the unallocated shares and any other unallocated assets remaining in the ESOP after repayment of the ESOP Loan to be allocated to the accounts of the ESOP participants in accordance in with the terms of the ESOP (and if the ESOP is silent on such allocation, in a manner compliant with ERISA and the Code, and subject to Purchaser’s prior approval).

Section 6.19    Terminated Arrangements. Prior to the Closing Date, the Company shall take (or cause to be taken) all actions necessary to terminate each plan, agreement, or arrangement set forth on set forth on Section 6.19 of the Schedules (each, a “Terminated Arrangement” and collectively, the “Terminated Arrangements”) as of the Effective Time, in each case in accordance with the requirements of Section 409A. The termination and liquidation of each Terminated Arrangement shall be effected in a manner consistent with the requirements of Treasury Regulation Section 1.409A-3(j)(4)(ix)(B), or such other applicable exception as may be permitted under Section 409A. The form and substance of all board actions or documentation prepared in connection with the foregoing termination and liquidation of the Terminated Arrangements shall be subject to the prior review and approval of the Purchaser, which approval shall not be unreasonably withheld, conditioned, or delayed. Subject to the provisions of this Section 6.19, following the termination of the Terminated Arrangements, all payments to be made in connection with such Terminated Arrangements (which amounts are set forth on Section 6.19 of the Schedules), shall be paid to each applicable individual in a single lump-sum cash payment on, or soon as administratively practicable following, the Closing Date. Notwithstanding the foregoing, with respect to each Terminated Arrangement identified on Section 6.19 of the Schedules as a “Release-Conditioned Arrangement,” payment shall be conditioned upon the applicable individual’s execution, delivery, and non-revocation of a termination and release of claims agreement in substantially the form attached hereto as Exhibit F.

ARTICLE 7

COVENANTS OF PURCHASER

Section 7.1    Notice of Changes. Between the Agreement Date and the Closing, Purchaser shall promptly notify the Company in writing if Purchaser becomes aware of any fact or condition that causes or constitutes a Breach of any of Purchaser’s representations and warranties as of the Agreement Date, or if Purchaser becomes aware of the occurrence after the Agreement Date of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. During the same period, Purchaser will promptly notify the Company of the occurrence of any Breach of any covenant of Purchaser in this Agreement or of the occurrence of any event that might reasonably be expected to make the satisfaction of the conditions in ARTICLE 9 impossible or unlikely.

Section 7.2    Information Provided to the Company. Purchaser agrees that none of the information concerning Purchaser that is provided or to be provided by Purchaser to the Company for inclusion in any documents to be filed with any Regulatory Authority in connection with the Contemplated Transactions will, at the respective times such documents are filed, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading. Notwithstanding the foregoing, Purchaser shall have no responsibility for the truth or accuracy of any information with respect to the Company or any of its Affiliates contained in any document submitted to, or other communication with, any Regulatory Authority that is provided by the Company.

Section 7.3    Board Representation. Subject to any necessary approval by the appropriate Regulatory Authorities, Purchaser shall cause the Bank to take all appropriate action, subject to and in accordance with the Bank’s bylaws, to (a) maintain Stephen G. Lear as a member of the Bank’s board of directors and (b) appoint one additional individual to the Bank’s board of directors, to be identified by the Purchaser, and to be consented to by the Company, such consent not to be unreasonably withheld or delayed, from the Bank’s current board of directors or from communities that the Bank serves, in each case effective immediately upon the Effective Time.

ARTICLE 8

COVENANTS OF ALL PARTIES

Section 8.1    Regulatory Approvals. As soon as reasonably practicable following the Agreement Date, but no later than thirty (30) days after the Agreement Date, Purchaser shall make all appropriate public filings with Regulatory Authorities for approval of the Contemplated Transactions, including the preparation of an application or any amendment thereto or any other required statements or documents filed or to be filed by any party with: (a) the Federal Reserve; (b) the OCC; and (c) any other Person or Regulatory Authority pursuant to any applicable Legal Requirement (collectively, the “Regulatory Approvals”). Purchaser shall use commercially reasonable efforts to obtain and pursue in good faith the Regulatory Approvals. In advance of any filing made under this Section 8.1, including without limitation, any supplemental filings, amendments or other related documents filed in response to any comments from any Regulatory Authorities or otherwise in connection with any filings contemplated by this Section 8.1, the Company and its counsel shall be provided, and have a reasonable opportunity to comment upon, all nonconfidential portions thereof and all such comments shall be considered in good faith. Promptly upon filing of any applications with the Regulatory Authorities, Purchaser shall provide the Company with a copy of the non-confidential portions of such filings, and Purchaser agrees promptly to advise the Company and its counsel of, and share with them, any material communication received by Purchaser or its counsel from any Regulatory Authorities with respect to the nonconfidential portions of such filings.

Section 8.2    Commercially Reasonable Efforts; Cooperation. Each of Purchaser and the Company agrees to exercise good faith and use its commercially reasonable efforts to satisfy the various covenants and conditions to Closing in this Agreement, and to consummate the Contemplated Transactions as promptly as possible. Neither Purchaser nor the Company will intentionally take or intentionally permit to be taken any action that would be a Breach of the terms or provisions of this Agreement. Between the Agreement Date and the Closing, Purchaser and the Company will, and will cause all of their respective Affiliates and Representatives to, cooperate with respect to all filings that any party is required by Legal Requirements to make in connection with the Contemplated Transactions.

Section 8.3    Director and Officer Indemnification.

(a)    From and after the Effective Time, Purchaser shall indemnify and hold harmless and shall advance expenses as incurred, in each case to the extent (subject to applicable Legal Requirements) such persons may entitled to such indemnification and advancement of expenses as of the Agreement Date by the Company pursuant to the Charter, the Bylaws and the governing or organizational documents of any Subsidiary of the Company, each present and former director, officer or employee of the Company and its Subsidiaries (in each case, when acting in such capacity) (collectively, the Company Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages, liabilities and other amounts incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the Effective Time, arising out of the fact that such person is or was a director, officer or employee of the Company or any of its Subsidiaries and pertaining to matters existing or occurring at or prior to the Effective Time, including the Contemplated Transactions; provided, that in the case of advancement of expenses, the Company Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Company Indemnified Party is not entitled to indemnification.

(b)    Prior to the Effective Time, the Company shall obtain an extension of its directors’ and officers’ liability insurance policy set forth on Section 8.3(b) of the Schedules (a complete and accurate copy of which have been heretofore made available to Purchaser) (the “Existing D&O Policy”) in respect of acts or omissions occurring at or prior to the Effective Time, covering each person currently covered by the Existing D&O Policy for a period of up to three (3) years after the Effective Time (the “Tail Policy”). The cost of the Tail Policy shall be borne by Purchaser; provided, however, that the parties shall not be required to pay in the aggregate more than 200% of the amount of the aggregate annual premium paid by the Company, as applicable, for the current policy term for such policy, which annual premium is set forth on Section 8.3(b) of the Schedules. It is understood and agreed that if the aggregate premiums for the coverage set forth in this Section 8.3(b) would exceed such 200% amount, the parties shall pay for the maximum available coverage as may be obtained by Purchaser for such 200% amount.

Section 8.4    Employees.

(a)    Purchaser or one of its Subsidiaries or Affiliates will for a period of one (1) year following the Closing, or, if earlier, until the date of termination of the Continuing Employee, provide each Continuing Employee with (i) annual base salary or wages that are no less than the annual base salary or wages, respectively, provided to such Continuing Employee immediately prior to the Closing, (ii) employee benefits (excluding any equity, equity-based and long-term incentive compensation, nonqualified deferred compensation, change in control, severance, retention, defined benefit arrangements, post-employment health and welfare benefits and employee stock ownership plan (the “Excluded Benefits”)) that are substantially similar in the aggregate to those benefits provided to such Continuing Employee immediately prior to the Closing.

(b)    From and after the Closing, Purchaser shall use commercially reasonable efforts to give or cause to be given to each Continuing Employee full credit for purposes of eligibility to participate and vesting, for purposes of vacation and paid time off, and for purpose of severance pay entitlement as provided under this Agreement (but not for any purposes of any Excluded Benefits or otherwise), under each employee benefit plan, program or arrangement established or maintained by Purchaser under which Continuing Employees are eligible to participate on or after the Closing to the same extent that such credit was recognized by the Company under comparable Benefit Plans, as applicable, immediately prior to the Closing; provided, however, that such credit shall not be provided to the extent that such credit would result in any duplication of benefits.

(c)    With respect to each welfare benefit plan, program or arrangement maintained, sponsored or contributed to by Purchaser after the Closing (collectively, the “Purchaser Welfare Benefit Plans”) in which any Continuing Employee or spouse or dependent thereof may be eligible to participate on or after the Closing, Purchaser shall use commercially reasonable efforts to (i) waive, or cause its Affiliates or insurance carrier to waive, all limitations as to preexisting conditions, actively-at-work requirements, exclusions and waiting periods, if any, with respect to participation and coverage requirements applicable to each Continuing Employee or spouse or dependent thereof, and any other restrictions that would prevent immediate or full participation by such Continued Employee or spouse or dependent thereof, under such Purchaser Welfare Benefit Plan, to the same extent satisfied or waived under a comparable Benefit Plan, as applicable, and (ii) provide or cause its Affiliates to provide full credit to each Continuing Employee or spouse or dependent thereof for any co-payments, deductibles, and out-of-pocket expenses paid by such Continuing Employee or spouse or dependent thereof under the comparable Benefit Plan, as applicable, during the relevant plan year up to and including the Closing as if such amounts had been paid under such Purchaser Welfare Benefit Plan.

(d)    Notwithstanding anything in this Section 8.4 to the contrary, nothing contained herein, whether express or implied, shall: (i) be treated as an establishment, amendment or other modification of any Benefit Plan or any Purchaser Welfare Benefit Plan, or any other employee benefit plan or arrangement of the Purchaser or its Affiliates or shall limit the right of Purchaser or any of its Affiliates to amend, terminate or otherwise modify any Purchaser Welfare Benefit Plan, Benefit Plan, or other employee benefit plan or arrangement of the Purchaser or its Affiliates following the Closing Date; or (ii) guarantee employment for any period of time for, or preclude the ability of Purchaser or its subsidiaries to terminate, any employee of the Company or its Subsidiaries, including the Bank, for any or no reason. The Company and Purchaser acknowledge and agree that all provisions contained in this Section 8.4 are included for their sole benefit, and that nothing in this Section 8.4, whether express or implied, shall create any third party beneficiary or other rights: (i) in any other Person, any participant in any Benefit Plan or Purchaser Welfare Benefit Plan, any other employee benefit plan or arrangement of the Purchaser or its Affiliates, or any dependent or beneficiary thereof; or (ii) to continued employment with Purchaser or any of its Affiliates, or to any particular term or condition of employment.

ARTICLE 9

CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER

The obligations of Purchaser to consummate the Contemplated Transactions and to take the other actions required to be taken by Purchaser at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Purchaser, in whole or in part):

Section 9.1    Accuracy of Representations and Warranties. All of the representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects as of the Closing Date with the same force and effect as if all of such representations and warranties were made at the Closing; provided, however, that to the extent such representations and warranties expressly relate to an earlier date, such representations shall be true and correct in all material respects on and as of such earlier date; provided further, however, that to the extent any of the representations and warranties are subject in this Agreement to a standard of Knowledge, materiality, Material Adverse Effect or similar standard, such representations and warranties shall be true and correct in all respects to the extent of the Knowledge, materiality, Material Adverse Effect or similar standard set forth herein.

Section 9.2    Performance of the Company. The Company shall have performed or complied in all material respects with all of the covenants and obligations to be performed or complied with by it under the terms of this Agreement on or prior to the Closing Date; provided, however, that to the extent the performance and compliance with any covenants and obligations is subject in this Agreement to a standard of Knowledge, materiality, Material Adverse Effect or similar standard, the Company shall have performed and complied in all respects with such covenants and obligations to the extent of the Knowledge, materiality, Material Adverse Effect or similar standard.

Section 9.3    Closing Deliveries. The Company shall have tendered for delivery all of the certificates, documents and other items listed in Section 2.8, in form and substance reasonably satisfactory to Purchaser.

Section 9.4    Absence of Material Adverse Effect. From the Agreement Date to the Closing, there shall have been no Material Adverse Effect with respect to the Company.

Section 9.5    Regulatory Approvals. (a) All Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated, and (b) no such Requisite Regulatory Approval shall have resulted in the imposition of any Burdensome Condition.

Section 9.6    Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

Section 9.7    Mortgage Division Disposition. The Mortgage Division Disposition shall have occurred.

Section 9.8    No Prohibition. The consummation of the Contemplated Transactions will not, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with or result in a material violation of any Order against the Company or any of its Subsidiaries that has been proposed or issued by or before any Regulatory Authority after the Agreement Date.

Section 9.9    No Proceedings. Since the Agreement Date, there shall not have been commenced or Threatened against the Bank or the Company any Proceeding that would reasonably be expected to have a Material Adverse Effect on the Company or any of its Subsidiaries or on Purchaser’s rights under this Agreement.

ARTICLE 10

CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY

The obligations of the Company to consummate the Contemplated Transactions and to take the other actions required to be taken by the Company at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Company in whole or in part):

Section 10.1    Accuracy of Representations and Warranties. All of the representations and warranties of Purchaser set forth in this Agreement shall be true and correct in all material respects with the same force and effect as if all of such representations and warranties were made at the Closing; provided, however, that to the extent such representations and warranties expressly relate to an earlier date, such representations shall be true and correct in all material respects on and as of such earlier date; provided further, however, that to the extent any of the representations and warranties are subject in this Agreement to a standard of Knowledge, materiality, Material Adverse Effect or similar standard, such representations and warranties shall be true and correct in all respects to the extent of the Knowledge, materiality, Material Adverse Effect or similar standard set forth herein.

Section 10.2    Performance of Purchaser. Purchaser shall have performed or complied in all material respects with all of the covenants and obligations to be performed or complied with by it under the terms of this Agreement on or prior to the Closing Date; provided, however, that to the extent the performance and compliance with any covenants and obligations is subject in this Agreement to a standard of Knowledge, materiality, Material Adverse Effect or similar standard, Purchaser shall have performed and complied in all respects with such covenants and obligations to the extent of the Knowledge, materiality, Material Adverse Effect or similar standard set forth herein.

Section 10.3    Closing Deliveries. Purchaser shall have tendered for delivery all of the certificates, documents and other items listed in Section 2.7, in form and substance reasonably satisfactory to the Company.

Section 10.4    Absence of Material Adverse Effect. From the Agreement Date to the Closing, there shall have been no Material Adverse Effect with respect to Purchaser.

Section 10.5    Regulatory Approvals. (a) All Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated, and (b) no such Requisite Regulatory Approval shall have resulted in the imposition of any Burdensome Condition.

Section 10.6    Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

Section 10.7    No Prohibition. The consummation of the Contemplated Transactions will not, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with or result in a material violation of any Order against Purchaser that has been proposed or issued by or before any Regulatory Authority after the Agreement Date.

Section 10.8    No Proceedings. Since the Agreement Date, there shall not have been commenced or Threatened against Purchaser any Proceeding that would reasonably be expected to have a Material Adverse Effect on Purchaser or the Company’s rights under this Agreement.

ARTICLE 11

TERMINATION

Section 11.1    Reasons for Termination and Abandonment. This Agreement may, by prompt written notice given to the other party prior to or at the Closing, be terminated:

(a)    By mutual written consent of the parties;

(b)    By Purchaser if the Company commits a Breach of this Agreement such that any of the conditions in ARTICLE 9 would not be satisfied, or satisfaction of such a condition would become impossible, as of the Closing, and such Breach is not cured, cannot be cured, or has not been waived in writing by Purchaser, on or before the Termination Date;

(c)    By the Company if Purchaser commits a Breach of this Agreement such that any of the conditions in ARTICLE 10 would not be satisfied, or satisfaction of such a condition would become impossible, as of the Closing, and such Breach is not cured, cannot be cured, or has not been waived in writing by the Company, on or before the Termination Date;

(d)    By Purchaser if the Company is in Breach of Section 6.5 or Section 6.6;

(e)    By the Company pursuant to Section 6.5; or

(f)    By Purchaser or the Company if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply with its obligations under this Agreement in all material respects) on or before the date that is nine (9) months after the Agreement Date, or such later date as the parties may agree in writing (the “Termination Date”); provided, that the party seeking to terminate this Agreement pursuant to this Section 11.1(f) has used its commercially reasonable efforts to consummate the Contemplated Transactions prior to such date.

Section 11.2    Effect of Termination. Except as provided in Section 11.3 and Section 11.4, if this Agreement is terminated pursuant to Section 11.1, all further obligations of the parties under this Agreement will terminate, and there shall be no liability under this Agreement to or on the part of any party (or such party’s respective Representatives and Affiliates), and all rights and obligations of each party shall cease; provided, however, that nothing herein shall relieve any party from liability for fraud or the willful Breach of any of its representations and warranties or the Breach of any of its covenants or agreements set forth in this Agreement.

Section 11.3    Expenses. Except as otherwise expressly provided in Section 11.4, each party to this Agreement will bear its own respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of Representatives.

Section 11.4    Termination Payments.

(a)    If this Agreement is terminated by Purchaser pursuant to Section 11.1(d) or by the Company pursuant to Section 11.1(e), then the Company shall pay to Purchaser, within two (2) Business Days after such termination, an amount equal to $3,000,000 (the “Company Termination Fee”) by wire transfer of immediately available funds to such account as Purchaser shall designate.

(b)    If, after the Agreement Date and prior to the termination of this Agreement, a bona fide Acquisition Proposal shall have been made known to the Company or any of its Subsidiaries or has been made directly to its stockholders generally or any Person shall have publicly announced (and not withdrawn) an Acquisition Proposal with respect to the Company or any of its Subsidiaries and (i) thereafter this Agreement is terminated by Purchaser pursuant to Section 11.1(b) and (ii) within twelve (12) months after such termination the Company or any of its Subsidiaries shall enter into a definitive written agreement with respect to such Acquisition Proposal, the Company shall pay to Purchaser the Company Termination Fee, payable in immediately available funds, within five (5) Business Days after the consummation of such definitive written agreement.

(c)    The sums payable pursuant to this Section 11.4 shall constitute liquidated damages and Purchaser’s receipt thereof shall be Purchaser’s sole and exclusive remedy under this Agreement for all Breaches of this Agreement by the Company set forth in this Section 11.4.

ARTICLE 12

MISCELLANEOUS

Section 12.1    Governing Law. All questions concerning the construction, validity and interpretation of this Agreement, and the performance of the obligations imposed by this Agreement shall be governed by the internal laws of the State of Illinois applicable to Contracts made and wholly to be performed in such state without regard to conflicts of laws.

Section 12.2    Jurisdiction and Service of Process; Waiver of Jury Trial. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts located in Illinois solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the Contemplated Transactions, and hereby waives, and agrees not to assert, as a defense in any action, suit or Proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or Proceeding may not be brought or is not maintainable in said court or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such court, and the parties hereto irrevocably agree that all claims with respect to such action or Proceeding shall be heard and determined in such court. The parties hereby consent to and grant any such court jurisdiction over the Person of such parties and agree that mailing of process or other papers in connection with any such action or Proceeding in the manner provided under Section 12.8 or in such other manner as may be permitted by Legal Requirements shall be valid and sufficient service thereof. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, TO IT THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (b) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (c) EACH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (d) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH HEREIN.

Section 12.3    Assignments, Successors and No Third Party Rights. No party may assign any of its rights under this Agreement to any other Person without the prior written consent of the other parties, which consent shall not be unreasonably withheld or delayed. Subject to the preceding sentence, this Agreement and every representation, warranty, covenant, agreement and provision hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

Section 12.4    Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law: (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other parties; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

Section 12.5    Modification. This Agreement may only be amended by a written agreement executed by each of the parties hereto.

Section 12.6    Publicity. Prior to the Closing and except as required by any applicable Legal Requirements, the parties hereto will consult with each other before issuing any press releases or otherwise making any public statements with respect to this Agreement or the Contemplated Transactions and shall not issue any such press release or make any such public statement without the prior consent of the other party, which consent shall not be unreasonably withheld. The parties hereto will consult with each other concerning the means by which the Bank’s employees, customers and suppliers and others having dealings with the Bank will be informed of the Contemplated Transactions.

Section 12.7    Confidentiality. All information disclosed or furnished by or on behalf of one party to another or any of its Representatives, whether orally or in writing, in connection with this Agreement and Purchaser’s due diligence examination of the Bank shall be deemed to be proprietary and confidential information of the disclosing party. Between the Agreement Date and the Closing, each of Purchaser and the Company will maintain in confidence, and will cause their Affiliates and Representatives to maintain in confidence, and not use for any purpose, other than evaluating the Contemplated Transaction, or to the detriment of the other party any written, oral or other information obtained in confidence from the other party in connection with this Agreement or the Contemplated Transactions, unless: (a) such information is already known to or becomes known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party; (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Contemplated Transactions; or (c) the furnishing or use of such information is required by or necessary in connection with any Proceedings. If the Contemplated Transactions are not consummated, each party will return or destroy as much of such information (written or electronic) as the other party may reasonably request.

Section 12.8    Notices. All notices, consents, waivers and other communications under this Agreement must be in writing (which shall include electronic mail) and will be deemed to have been duly given if delivered by hand or by nationally recognized overnight delivery service (receipt requested), mailed by first class mail with postage prepaid or sent by electronic mail if confirmed immediately thereafter by also mailing a copy of any notice, request or other communication by mail as required in this Section 12.8:

(a)    If to Purchaser, to:

Brookfield Bancshares, Inc.
9136 Washington Avenue
Brookfield, Illinois 60513
Attention: Phil Richard, Secretary
Telephone: (708) 485-2770
Electronic mail: richardp@fnbb.com

with copies to:

Barack Ferrazzano Kirschbaum & Nagelberg LLP
200 W Madison Street, Suite 3900
Chicago, Illinois 60606
Attention: Abdul R. Mitha, Esq.
Telephone: (312) 629-5171
Electronic mail: abdul.mitha@bfkn.com

(b)    If to the Company, to:

NSTS Bancorp, Inc.
700 Lewis Avenue
Waukegan, Illinois 60085
Attention: Stephen G. Lear, Chairman and CEO
Telephone: 847-336-4430
Electronic mail: slear@northshoretrust.com

with copies to:

Vedder Price P.C.
222 N LaSalle Street
Chicago, Illinois 60601
Attention: Daniel C. McKay, II, Esq.

James W. Morrissey, Esq.

Telephone: (312) 609-7762
Electronic mail: dmckay@vedder.com

jmorrissey@vedder.com

or to such other Person or place as any party shall furnish to the other parties hereto in writing. Except as otherwise provided herein, all such notices, consents, waivers and other communications shall be effective: (a) if delivered by hand, when delivered; (b) if mailed in the manner provided in this Section 12.8, five (5) Business Days after deposit with the U.S. Postal Service; (c) if delivered by overnight express delivery service, on the next Business Day after deposit with such service; and (d) if by electronic mail, upon the earlier of actual confirmation of receipt or the next Business Day, in either case if also confirmed by mail in the manner provided in this Section 12.8.

Section 12.9    Entire Agreement. This Agreement and any documents executed by the parties pursuant to this Agreement and referred to herein constitute a complete and exclusive statement of the entire understanding and agreement of the parties hereto with respect to the subject matter and supersede all other prior agreements and understandings, written or oral, relating to such subject matter between the parties.

Section 12.10    Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement unless the consummation of the Contemplated Transactions is adversely affected thereby.

Section 12.11    Further Assurances. The parties agree to: (a) furnish upon request to each other such further information; (b) execute and deliver to each other such other documents; and (c) do such other acts and things; in each case, as any party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

Section 12.12    Counterparts; Facsimile/PDF Signatures. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed and accepted by facsimile or portable data file (PDF) signature and any such signature shall be of the same force and effect as an original signature.

[THIS SPACE LEFT INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

PURCHASER: BROOKFIELD BANCSHARES, INC.		COMPANY: NSTS BANCORP, INC.

By:	/s/ Phil Richard	By:	/s/ Stephen G. Lear
Name: Phil Richard Title: Secretary			Name: Stephen G. Lear Title: Chairman and Chief Executive Officer

MERGER SUB: BRKD MERGER SUB INC.

By:	/s/ Phil Richard
Name: Phil Richard Title: President and Chief Executive Officer

ANNEX B

VOTING AND SUPPORT AGREEMENT

THIS VOTING AND SUPPORT AGREEMENT (this “Agreement”) is entered into as of [●], 2026, by and among BROOKFIELD BANCSHARES, INC., a Delaware corporation (“Purchaser”), and those directors and/or officers of NSTS BANCORP, INC., a Delaware corporation (the “Company”) whose names appear on the signature page of this Agreement and who own or control the voting of any shares of common stock of the Company (such stockholders collectively referred to in this Agreement as the “Principal Stockholders,” and individually as a “Principal Stockholder”).

Recitals

A.    As of the date hereof, each Principal Stockholder is the owner or controls the vote of certain shares of the Company’s common stock, $0.01 par value per share (“Company Common Stock”).

B.    Purchaser is contemplating the acquisition of the Company by means of a merger (the “Merger”) of a wholly-owned subsidiary of Purchaser with and into the Company, all pursuant to an Agreement and Plan of Merger, dated as of [●], 2026 (the “Merger Agreement”), by and among Purchaser, the Company and [●], a Delaware corporation and wholly-owned subsidiary of Purchaser.

C.     As a condition and inducement for Purchaser to enter into the Merger Agreement, each Principal Stockholder is entering into this Agreement.

D.     Each Principal Stockholder believes it is in his or her best interest as well as the best interest of the Company for Purchaser and the Company to consummate the Merger.

Agreements

In consideration of the foregoing premises, which are incorporated herein by this reference, and the covenants and agreements of the parties herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

Section 1.    Definitions; Construction. All terms that are capitalized and used herein (and are not otherwise specifically defined herein) shall be used in this Agreement as defined in the Merger Agreement. The parties hereby incorporate by this reference the principles of construction set forth in Section 1.2 of the Merger Agreement.

Section 2.     Representations and Warranties. Each Principal Stockholder, as to himself or herself and not jointly, represents and warrants that as of the date hereof, he or she:

(a)    owns beneficially and of record each of his or her shares of Company Common Stock as is set forth opposite such Principal Stockholder’s name on the signature page attached hereto;

(b)    has the sole, or joint with any other Principal Stockholder, voting power with respect to such shares of Company Common Stock; and

(c)    has all necessary power and authority to enter into this Agreement and further represents and warrants that this Agreement is the legal, valid and binding agreement of such Principal Stockholder, and is enforceable against such Principal Stockholder in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other Legal Requirements affecting creditors’ rights generally and subject to general principles of equity.

Section 3.    Voting Agreement. Each Principal Stockholder hereby agrees that at any meeting of the Company’s stockholders however called, including the Company Stockholders’ Meeting, and in any action by written consent of the Company Stockholders, such Principal Stockholder shall vote, or cause to be voted, all shares of Company Common Stock now or at any time hereafter owned or controlled by him or her at the time of such meeting of or action by written consent of the Company Stockholders:

(a)    for the approval and adoption of the Merger Agreement and in favor of the Merger and the other Contemplated Transactions as described in the Merger Agreement;

(b)    against any Acquisition Proposal involving any party other than Purchaser or an Affiliate of Purchaser; and

(c)    against any action or agreement that would reasonably be expected to result in a material breach of any covenant, representation or warranty or any other obligation of the Company under the Merger Agreement.

Additionally, each Principal Stockholder hereby agrees that such Principal Stockholder shall not enter into any agreement or understanding with any Person to vote or give instructions in any manner inconsistent with this Section 3.

Section 4.      Additional Covenants. Except as required by law, each Principal Stockholder agrees that he or she will:

(a)    not, and will not permit any of his or her Affiliates (which shall not include any other Principal Stockholder or the Company) to, sell, assign, transfer or otherwise dispose of, or permit to be sold, assigned, transferred or otherwise disposed of, any Company Common Stock owned of record or beneficially by such Principal Stockholder, whether such shares of Company Common Stock are owned of record or beneficially by such Principal Stockholder on the date of this Agreement or are subsequently acquired by any method, except: (i) for transfers by will or by operation of law (in which case this Agreement shall bind the transferee); (ii) a transfer for estate and tax planning purposes, subject in each case to the transferee agreeing in writing to be bound by the terms of this Agreement; (iii) with the prior written consent of Purchaser (which consent shall not be unreasonably withheld), for any sales, assignments, transfers or other dispositions necessitated by hardship; (iv) net settlement of a Principal Stockholder’s Company Stock Option to pay the exercise price thereof and satisfy any tax withholding obligations; (v) withholding of the Company Common Stock in connection with vesting of any Company Restricted Stock to satisfy tax withholding obligations; and (vi) as Purchaser may otherwise agree in writing;

(b)    not vote or execute any action by written consent to rescind or amend in any manner any prior vote or action by written consent to approve or adopt the Merger Agreement or any of the other Contemplated Transactions except in compliance with Section 3;

(c)    use his or her best efforts to cause any necessary meeting of the Company Stockholders to be duly called and held, or any necessary consent of the Company Stockholders to be obtained, for the purpose of approving or adopting the Merger Agreement and the Contemplated Transactions;

(d)    cause any of his or her Affiliates to cooperate fully with Purchaser in connection with the Merger Agreement and the Contemplated Transactions; and

(e)    execute and deliver such additional instruments and documents and take such further action as may be reasonably necessary to effectuate and comply with his or her respective obligations under this Agreement.

Section 5.    No Economic Benefit. Nothing contained in this Agreement shall be deemed to vest in Purchaser any direct or indirect ownership or incidence of ownership of or with respect to any of the Company Common Stock. All rights, ownership and economic benefits of and relating to the Company Common Stock shall remain and belong to the applicable stockholder and Purchaser shall have no power or authority to direct any stockholder in the voting of any of the Company Common Stock or the performance by any stockholder of its duties or responsibilities as a stockholder of the Company, except as otherwise provided herein. For the avoidance of doubt, this is a voting and support agreement only, and is not to be interpreted as a written consent to the Merger or as granting Purchaser a proxy to vote the Company Common Stock subject to this Agreement.

Section 6.    Termination. Notwithstanding any other provision of this Agreement, this Agreement shall automatically terminate on the earlier of: (a) the date of termination of the Merger Agreement as set forth in Article 11 thereof, as such termination provisions may be amended by Purchaser and the Company from time to time; (b) the date of the Company Stockholder Approval; (c) the date, if any, on which the Company publicly discloses that the board of directors of the Company has withdrawn, modified or changed its recommendation to the Company Stockholders that the Company Stockholders approve the Merger Agreement, in each case because the board of directors of the Company has determined in good faith that the exercise of its fiduciary duties to the Company Stockholders under applicable Legal Requirements, as advised by its counsel, so requires; or (d) [●], 2027.

Section 7.   Amendment and Modification. This Agreement may be amended, modified or supplemented at any time by the written approval of such amendment, modification or supplement by the Company, Purchaser and each of the Principal Stockholders.

Section 8.    Entire Agreement. This Agreement evidences the entire agreement among the parties hereto with respect to the matters provided for herein and there are no agreements, representations or warranties with respect to the matters provided for herein other than those set forth herein and in the Merger Agreement and any written agreements related thereto. Except for the Merger Agreement, this Agreement supersedes any agreements among any of the Company, its stockholders or Purchaser concerning the acquisition, disposition or control of any Company Common Stock.

Section 9.    Absence of Control. Subject to any specific provisions of this Agreement, it is the intent of the parties to this Agreement that Purchaser by reason of this Agreement shall not be deemed (until consummation of the Contemplated Transactions) to control, directly or indirectly, the Company and shall not exercise, or be deemed to exercise, directly or indirectly, a controlling influence over the management or policies of the Company.

Section 10.    Informed Action. Each Principal Stockholder acknowledges that he or she has had an opportunity to be advised by counsel of his or her choosing with regard to this Agreement and the transactions and consequences contemplated hereby. Each Principal Stockholder further acknowledges that he or she has received a copy of the Merger Agreement and is familiar with its terms.

Section 11.    Severability. The parties agree that if any provision of this Agreement shall under any circumstances be deemed invalid or inoperative, this Agreement shall be construed with the invalid or inoperative provisions deleted and the rights and obligations of the parties shall be construed and enforced accordingly.

Section 12.    Counterparts; PDF Signatures. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed and accepted by portable data file (pdf) signature and any such signature shall be of the same force and effect as an original signature.

Section 13.    Governing Law. All questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal laws of the State of Illinois applicable to agreements made and wholly to be performed in such state without regard to conflicts of laws. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts located in Cook County, Illinois solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transaction contemplated hereby, and hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said court or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such court, and the parties hereto irrevocably agree that all claims with respect to such action, suit or proceeding shall be heard and determined in such court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and agree that mailing of process or other papers in connection with any such action, suit or proceeding in a manner as may be permitted by applicable law shall be valid and sufficient service thereof.

Section 14.    Successors; Assignment. This Agreement shall be binding upon and inure to the benefit of the Company and Purchaser, and their successors and permitted assigns, and the Principal Stockholders and their respective spouses, executors, personal representatives, administrators, heirs, legatees, guardians and other legal representatives. This Agreement shall survive the death or incapacity of any Principal Stockholder. This Agreement may be assigned only by Purchaser, and then only to an Affiliate of Purchaser.

Section 15.    Directors’ Duties. The parties hereto acknowledge that each Principal Stockholder is entering into this Agreement solely in his or her capacity as a stockholder of the Company and, notwithstanding anything to the contrary in this Agreement, nothing in this Agreement is intended or shall be construed to (a) require any Principal Stockholder, in his or her capacity as a director and/or officer of the Company and/or the Bank, as applicable, to act or fail to act in accordance with his or her fiduciary duties in such director and/or officer capacity or (b) prohibit or otherwise impair the right or ability of any Principal Stockholder to exercise his or her fiduciary duties in his or her capacity as a director or officer of the Company, in each case, in accordance with the terms of the Merger Agreement. Furthermore, no Principal Stockholder makes any agreement or understanding herein in his or her capacity as a director and/or officer of the Company and/or the Bank. For the avoidance of doubt, nothing in this Section shall in any way limit, modify or abrogate any of the obligations of the Principal Stockholders hereunder to vote the shares of Company Common Stock owned by him or her in accordance with the terms of the Agreement and not to transfer any shares except as permitted by this Agreement.

Section 16.    WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY OR DISPUTE THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS OF THIS SECTION.

[Remainder of Page Intentionally Left Blank]

[Signature Page Follows]

In Witness Whereof, the parties hereto have executed this Agreement individually, or have caused this Agreement to be executed by its officer, on the day and year first written above.

PURCHASER: BROOKFIELD BANCSHARES, INC.

By:
Name: Phil Richard
Title: Secretary

[Signature Page to Voting and Support Agreement]

Principal Stockholders	Shares Owned

Name: Emily E. Ansani

Name: Apolonio Arenas

Name: Thomas M. Ivantic

Name: Stephen G. Lear

Name: Thomas J. Kneesel

Name: John S. Pucin

Name: Rodney J. True

Name: Carissa H. Schoolcraft

Name: Amy L. Avakian

[Signature Page of Voting and Support Agreement Continued]

annex c

May 8, 2026

Board of Directors

NSTS Bancorp, Inc.

700 South Lewis Avenue

Waukegan, IL 60085

Attn. Board of Directors

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the shareholders of NSTS Bancorp, Inc. (the “Company”) of the Per Share Merger Consideration (as defined below) to be received by such holders in the proposed merger (the “Merger”) of the Company with and into Brookfield Bancshares, Inc. (the “Buyer”) pursuant to the Agreement and Plan of Merger to be dated on, or about, May 5, 2026 (the “Agreement”). Capitalized terms used herein without definition have the meanings assigned to them in the Agreement.

The aggregate consideration to be paid in the Merger (the “Merger Consideration”) shall be an amount equal to $73,662,000 in cash, which amount shall be sufficient to pay (i) the Per Share Merger Consideration for each share of Company Common Stock issued and outstanding at Closing (inclusive of the aggregate amount of Restricted Stock Payments to be made to holders of Company Restricted Stock), and (ii) the aggregate amount of all Option Payments to be made to holders of Company Stock Options. In the event that the pre-tax amount of Company Transaction Expenses is greater than $4,500,000, then the Merger Consideration shall be reduced by an amount that is equal to such difference. There shall be no adjustment to Merger Consideration in the event that the pre-tax amount of Company Transaction Expenses is less than or equal to $4,500,000.

Per Share Merger Consideration shall mean an amount equal to the quotient of (i) the Merger Consideration minus the aggregate amount of all Option Payments to be made to holders of Company Stock Options, divided by (ii) the number of shares of Company Common Stock issued and outstanding as of the Effective Time (which for the sake of clarity shall exclude the number of shares of Company Common Stock underlying the Company Stock Options), all as set forth on the Payout Spreadsheet.

Olsen Palmer LLC is an investment banking firm that has acted as financial advisor to the Company in connection with the Merger. Olsen Palmer LLC, as part of its investment banking services, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. We will receive a fee for our services pursuant to the terms of our engagement with the Company, a substantial portion of which is contingent upon consummation of the Merger. We will also receive a fee for rendering this opinion. The Company has also agreed to indemnify us against certain liabilities arising out of our engagement.

1015 15th Street, NW │ Suite 350│ Washington, D.C. 20005

202.808.3306 │ www.olsenpalmer.com

Board of Directors

NSTS Bancorp, Inc.

May 8, 2026

Olsen Palmer LLC has not provided investment banking or financial advisory services to the Company or the Buyer during the two-year period prior to the date hereof, except to the Company with respect to the Merger. Olsen Palmer LLC may provide investment banking, financial advisory and other financial services to the Company and/or the Buyer in the future, for which Olsen Palmer LLC may receive compensation.

In connection with this opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have reviewed:

(i)	a draft version of the Agreement dated May 5, 2026;
(ii)	certain financial statements and other historical financial information of the Company and the Buyer that we deemed relevant;
(iii)	internal financial projections for the Company for the years ending December 31, 2026 through 2031 as prepared and provided to Olsen Palmer LLC by the Company (the “Projections”);
(iv)	a comparison of certain financial information for the Company with institutions that we deemed relevant for which information is publicly available;
(v)	the financial terms of certain recent business combinations in the commercial banking industry that we deemed relevant for which information is publicly available;
(vi)	the current market environment generally and the banking industry in particular;
(vii)

a certificate addressed to us from senior management of the Company which contains, among other things, representations regarding the accuracy of the information, data and other materials (financial or otherwise) provided to, or discussed with, us by or on behalf of the Company, and

(viii)	such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant.

We also discussed with certain members of senior management of the Company and its representatives the business, financial condition, results of operations and prospects of the Company.

Board of Directors

NSTS Bancorp, Inc.

May 8, 2026

In performing our review, and for purposes of rendering our opinion, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by the Company or the Buyer or their representatives or that was otherwise reviewed by us and have assumed, without independent verification, such accuracy and completeness of all such information. We have further relied on the assurances of the management of the Company that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. In addition, management of the Company has advised us, and we have assumed, that the Projections reviewed by us have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgements of such management as to the future financial results and condition of the Company and the other matters covered thereby, and we express no opinion with respect to such projections or the assumptions on which they are based. We have relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to us that would be material to our analyses or this opinion, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading. We did not make an independent evaluation or appraisal of any assets, the collateral securing any assets or the liabilities (contingent or otherwise) of the Company or any of its subsidiaries and no such evaluation or appraisal was provided to us. We render no opinion or evaluation on the collectability of any assets or the future performance of any loans of the Company. We did not make an independent evaluation of the adequacy of the allowance for loan and lease losses of the Company, or the combined entity after the Merger and we have not reviewed any individual credit files relating to the Buyer or the Company. We have assumed, with your consent, that the allowance for loan losses for both the Buyer and the Company is adequate to cover such losses. We are not experts in the evaluation of allowances for loan and lease losses and have not independently verified such allowances or reviewed or examined any individual loan or credit files. We have assumed, with your consent, that the respective allowances for loan and lease losses set forth in the financial statements of the Buyer and the Company are adequate to cover such losses and comply fully with applicable law, regulatory policy and sound banking practices as of the date of such financial statements.

We have assumed in all respects material to our analysis that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to the Agreement and all related agreements will perform, in all material respects, all of the covenants required to be performed by such party thereunder, that the conditions precedent in the Agreement will be satisfied without waiver and that the Merger will be consummated and is lawful. We have also assumed that in the course of obtaining any necessary regulatory approvals for the consummation of the Merger, no conditions will be imposed that will have a material adverse effect on the combined entity or contemplated benefits of the Merger. In addition, we have relied upon and assumed, without independent verification, that the final form of the Agreement will not differ in any respect from the version of the Agreement identified above. Finally, with your consent, we have relied upon the advice the Company has received from its legal, accounting, regulatory and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement, and we have assumed that all such advice was correct.

Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect our opinion. We are under no obligation to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We are not expressing any opinion as to what the value of the Company Common Stock actually will be when exchanged or issued, respectively, pursuant to the Merger or the price or range of prices at which the Company Common Stock may be purchased or sold, or otherwise be transferable, at any time.

Board of Directors

NSTS Bancorp, Inc.

May 8, 2026

Our opinion is directed solely to the Board of Directors of the Company (the “Board”) (solely in its capacity as such) in connection with its consideration of the Merger and may not be relied upon by any other person or entity (including, without limitation, security holders, creditors or other constituencies of the Company) or used for any other purpose without our prior written consent. This Opinion does not constitute a recommendation to the Board or to any shareholder of either the Company or the Buyer as to how any such member of such board or any shareholder should vote at any meeting called to consider and vote upon the Merger, enter into a voting agreement, or otherwise act. We express no opinion as to the fairness of the Per Share Merger Consideration to the creditors or other constituencies of the Company. Our opinion is directed only to the fairness, from a financial point of view, of the Per Share Merger Consideration to the shareholders of the Company and does not address the underlying business decision of the Company to engage in the Merger or the relative merits of the Merger as compared to any other alternative business strategies that might exist for the Company. This opinion should not be construed as creating any fiduciary duty on the part of Olsen Palmer LLC to any party or person. This opinion may not be disclosed, reproduced, disseminated, quoted, summarized or referred to at any time, in any manner or for any purpose, or used for any other purposes, without Olsen Palmer LLC’s prior written consent. This Opinion was not reviewed or issued by a fairness opinion committee of Olsen Palmer LLC. We have not been requested to opine as to, and this Opinion does not express an opinion as to or otherwise address, among other things: (i) the fairness of any portion or aspect of the Merger to any one class or group of the Company’s or any other party’s security holders or other constituents vis-à-vis any other class or group of the Company’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders or other constituents), or (ii) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Merger, any class of such persons or any other party, relative to the Per Share Merger Consideration or otherwise.

Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that, as of the date hereof, the Per Share Merger Consideration to be received by the shareholders of the Company for all of the issued and outstanding shares of Company Common Stock in the Merger pursuant to the Agreement is fair, from a financial point of view, to such holders.

Very truly yours,

Olsen Palmer LLC

ANNEX D

Section 262 of the Delaware General Corporation Law

(a)    Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger, consolidation, conversion, transfer, domestication or continuance nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository; the words “beneficial owner” mean a person who is the beneficial owner of shares of stock held either in voting trust or by a nominee on behalf of such person; and the word “person” means any individual, corporation, partnership, unincorporated association or other entity.

(b)    Appraisal rights shall be available for the shares of any class or series of stock of a constituent, converting, transferring, domesticating or continuing corporation in a merger, consolidation, conversion, transfer, domestication or continuance to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263, § 264, § 266 or § 390 of this title (other than, in each case and solely with respect to a converted or domesticated corporation, a merger, consolidation, conversion, transfer, domestication or continuance authorized pursuant to and in accordance with the provisions of § 265 or § 388 of this title):

(1)    Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders, or at the record date fixed to determine the stockholders entitled to consent pursuant to § 228 of this title, to act upon the agreement of merger or consolidation or the resolution providing for the conversion, transfer, domestication or continuance (or, in the case of a merger pursuant to § 251(h) of this title, as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2)    Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent, converting, transferring, domesticating or continuing corporation if the holders thereof are required by the terms of an agreement of merger or consolidation, or by the terms of a resolution providing for conversion, transfer, domestication or continuance, pursuant to § 251, § 252, § 254, § 255, § 256, § 257, § 258, § 263, § 264, § 266 or § 390 of this title to accept for such stock anything except:

(a)    Shares of stock of the corporation surviving or resulting from such merger or consolidation, or of the converted entity or the entity resulting from a transfer, domestication or continuance if such entity is a corporation as a result of the conversion, transfer, domestication or continuance, or depository receipts in respect thereof;

(b)    Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger, consolidation, conversion, transfer, domestication or continuance will be either listed on a national securities exchange or held of record by more than 2,000 holders;

(c)     Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

(d)    Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3)    In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4)    [Repealed.]

(c)    Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation, the sale of all or substantially all of the assets of the corporation or a conversion effected pursuant to § 266 of this title or a transfer, domestication or continuance effected pursuant to § 390 of this title. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d)    Appraisal rights shall be perfected as follows:

(1)    If a proposed merger, consolidation, conversion, transfer, domestication or continuance for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations or the converting, transferring, domesticating or continuing corporation, and shall include in such notice either a copy of this section (and, if 1 of the constituent corporations or the converting corporation is a nonstock corporation, a copy of § 114 of this title) or information directing the stockholders to a publicly available electronic resource at which this section (and, § 114 of this title, if applicable) may be accessed without subscription or cost. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger, consolidation, conversion, transfer, domestication or continuance, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger, consolidation, conversion, transfer, domestication or continuance shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger, consolidation, conversion, transfer, domestication or continuance, the surviving, resulting or converted entity shall notify each stockholder of each constituent or converting, transferring, domesticating or continuing corporation who has complied with this subsection and has not voted in favor of or consented to the merger, consolidation, conversion, transfer, domestication or continuance, and any beneficial owner who has demanded appraisal under paragraph (d)(3) of this section, of the date that the merger, consolidation or conversion has become effective; or

(2)    If the merger, consolidation, conversion, transfer, domestication or continuance was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent, converting, transferring, domesticating or continuing corporation before the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, or the surviving, resulting or converted entity within 10 days after such effective date, shall notify each stockholder of any class or series of stock of such constituent, converting, transferring, domesticating or continuing corporation who is entitled to appraisal rights of the approval of the merger, consolidation, conversion, transfer, domestication or continuance and that appraisal rights are available for any or all shares of such class or series of stock of such constituent, converting, transferring, domesticating or continuing corporation, and shall include in such notice either a copy of this section (and, if 1 of the constituent corporations or the converting, transferring, domesticating or continuing corporation is a nonstock corporation, a copy of § 114 of this title) or information directing the stockholders to a publicly available electronic resource at which this section (and § 114 of this title, if applicable) may be accessed without subscription or cost. Such notice may, and, if given on or after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, shall, also notify such stockholders of the effective date of the merger, consolidation, conversion, transfer, domestication or continuance. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving, resulting or converted entity the appraisal of such holder’s shares; provided that a demand may be delivered to such entity by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs such entity of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, either (i) each such constituent corporation or the converting, transferring, domesticating or continuing corporation shall send a second notice before the effective date of the merger, consolidation, conversion, transfer, domestication or continuance notifying each of the holders of any class or series of stock of such constituent, converting, transferring, domesticating or continuing corporation that are entitled to appraisal rights of the effective date of the merger, consolidation, conversion, transfer, domestication or continuance or (ii) the surviving, resulting or converted entity shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection and any beneficial owner who has demanded appraisal under paragraph (d)(3) of this section. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation or entity that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation or the converting, transferring, domesticating or continuing corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(3)    Notwithstanding subsection (a) of this section (but subject to this paragraph (d)(3)), a beneficial owner may, in such person’s name, demand in writing an appraisal of such beneficial owner’s shares in accordance with either paragraph (d)(1) or (2) of this section, as applicable; provided that (i) such beneficial owner continuously owns such shares through the effective date of the merger, consolidation, conversion, transfer, domestication or continuance and otherwise satisfies the requirements applicable to a stockholder under the first sentence of subsection (a) of this section and (ii) the demand made by such beneficial owner reasonably identifies the holder of record of the shares for which the demand is made, is accompanied by documentary evidence of such beneficial owner’s beneficial ownership of stock and a statement that such documentary evidence is a true and correct copy of what it purports to be, and provides an address at which such beneficial owner consents to receive notices given by the surviving, resulting or converted entity hereunder and to be set forth on the verified list required by subsection (f) of this section.

(e)    Within 120 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, the surviving, resulting or converted entity, or any person who has complied with subsections (a) and (d) of this section and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, any person entitled to appraisal rights who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger, consolidation, conversion, transfer, domestication or continuance. Within 120 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, any person who has complied with the requirements of subsections (a) and (d) of this section, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the surviving, resulting or converted entity a statement setting forth the aggregate number of shares not voted in favor of the merger, consolidation, conversion, transfer, domestication or continuance (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2) of this title)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of stockholders or beneficial owners holding or owning such shares (provided that, where a beneficial owner makes a demand pursuant to paragraph (d)(3) of this section, the record holder of such shares shall not be considered a separate stockholder holding such shares for purposes of such aggregate number). Such statement shall be given to the person within 10 days after such person’s request for such a statement is received by the surviving, resulting or converted entity or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section, whichever is later.

(f)    Upon the filing of any such petition by any person other than the surviving, resulting or converted entity, service of a copy thereof shall be made upon such entity, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all persons who have demanded appraisal for their shares and with whom agreements as to the value of their shares have not been reached by such entity. If the petition shall be filed by the surviving, resulting or converted entity, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving, resulting or converted entity and to the persons shown on the list at the addresses therein stated. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving, resulting or converted entity.

(g)    At the hearing on such petition, the Court shall determine the persons who have complied with this section and who have become entitled to appraisal rights. The Court may require the persons who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any person fails to comply with such direction, the Court may dismiss the proceedings as to such person. If immediately before the merger, consolidation, conversion, transfer, domestication or continuance the shares of the class or series of stock of the constituent, converting, transferring, domesticating or continuing corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger, consolidation, conversion, transfer, domestication or continuance for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h)    After the Court determines the persons entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger, consolidation, conversion, transfer, domestication or continuance, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger, consolidation, conversion, transfer, domestication or continuance through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger, consolidation or conversion and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving, resulting or converted entity may pay to each person entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving, resulting or converted entity or by any person entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the persons entitled to an appraisal. Any person whose name appears on the list filed by the surviving, resulting or converted entity pursuant to subsection (f) of this section may participate fully in all proceedings until it is finally determined that such person is not entitled to appraisal rights under this section.

(i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving, resulting or converted entity to the persons entitled thereto. Payment shall be so made to each such person upon such terms and conditions as the Court may order. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving, resulting or converted entity be an entity of this State or of any state.

(j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a person whose name appears on the list filed by the surviving, resulting or converted entity pursuant to subsection (f) of this section who participated in the proceeding and incurred expenses in connection therewith, the Court may order all or a portion of such expenses, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal not dismissed pursuant to subsection (k) of this section or subject to such an award pursuant to a reservation of jurisdiction under subsection (k) of this section.

(k)    Subject to the remainder of this subsection, from and after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, no person who has demanded appraisal rights with respect to some or all of such person’s shares as provided in subsection (d) of this section shall be entitled to vote such shares for any purpose or to receive payment of dividends or other distributions on such shares (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger, consolidation, conversion, transfer, domestication or continuance). If a person who has made a demand for an appraisal in accordance with this section shall deliver to the surviving, resulting or converted entity a written withdrawal of such person’s demand for an appraisal in respect of some or all of such person’s shares in accordance with subsection (e) of this section, either within 60 days after such effective date or thereafter with the written approval of the corporation, then the right of such person to an appraisal of the shares subject to the withdrawal shall cease. Notwithstanding the foregoing, an appraisal proceeding in the Court of Chancery shall not be dismissed as to any person without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just, including without limitation, a reservation of jurisdiction for any application to the Court made under subsection (j) of this section; provided, however that this provision shall not affect the right of any person who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger, consolidation, conversion, transfer, domestication or continuance within 60 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, as set forth in subsection (e) of this section. If a petition for an appraisal is not filed within the time provided in subsection (e) of this section, the right to appraisal with respect to all shares shall cease.

(l)    The shares or other equity interests of the surviving, resulting or converted entity to which the shares of stock subject to appraisal under this section would have otherwise converted but for an appraisal demand made in accordance with this section shall have the status of authorized but not outstanding shares of stock or other equity interests of the surviving, resulting or converted entity, unless and until the person that has demanded appraisal is no longer entitled to appraisal pursuant to this section.

NSTS BANCORP, INC.

SPECIAL MEETING OF STOCKHOLDERS

_______________, 2026

THIS REVOCABLE PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints, Stephen G. Lear and Carissa H. Schoolcraft and each or either of them as proxies, with full power of substitution, to represent and to vote all the shares of common stock of NSTS Bancorp, Inc. (the "Company"), which the undersigned would be entitled to vote, at the Company's Special Meeting of Stockholders to be held on _______, 2026, and at any adjournments thereof, subject to the directions indicated on this Proxy Card.

THIS PROXY, IF PROPERLY SIGNED AND DATED, WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED IT WILL BE VOTED "FOR" PROPOSALS 1 and 2.

Should the undersigned be present and elect to vote at the Special Meeting or at any adjournment thereof, and after notifying the Company's Corporate Secretary at the Special Meeting of the undersigned's decision to revoke this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect. This proxy may also be revoked by sending written notice to the Company's Corporate Secretary at the address set forth in the Notice of Special Meeting, by voting via the Internet at a later time or by submitting a signed, later-dated proxy prior to a vote being taken on a proposal at the Special Meeting.

The undersigned acknowledges receipt from the Company, prior to the execution of this proxy, of the Notice of Special Meeting and the Proxy Statement for the Special Meeting.

Please complete, sign and date this proxy and return it promptly in the enclosed envelope.

The Board of Directors unanimously recommends a vote "FOR" proposals 1 and 2.

☐ FOR ☐ AGAINST ☐ ABSTAIN

☐ FOR ☐ AGAINST ☐ ABSTAIN

Date: ________________________

____
Signature of Stockholder

____
Signature of Stockholder

NOTE: Please sign exactly as your name appears on this proxy. When signing as attorney, executor, administrator, trustee or guardian, please give full title. If shares are held jointly, each holder should sign but the signature of only one holder is required.

☐ I agree to receive all future communications related to these holdings electronically via the email address provided below. I understand I am able to change this selection at any time in the future.

EMAIL ADDRESS: ____

Voting Instructions

You may vote your proxy in the following ways:

- Via Internet:
  - Login to https://annualgeneralmeetings.com/nstssp2026/
  - Enter your control number (12 digit number located below)

- Via Mail:

  Pacific Stock Transfer Company
  c/o Proxy Department
  6725 Via Austi Parkway, Suite 300
  Las Vegas, Nevada 89119

CONTROL NUMBER

You may vote by Internet 24 hours a day, 7 days a week. Internet voting is available through 11:59 p.m., Central Time, on __________, 2026.

Your Internet vote authorizes the named proxies to vote in the same manner as if you marked, signed and returned your proxy card.